UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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NxStage Medical, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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September 22, 2017

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of NxStage Medical, Inc., which we refer to as NxStage, to be held on Friday, October 27, 2017, at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199, at 10:00 a.m., local time, which we refer to as the special meeting.

On August 7, 2017, NxStage entered into an Agreement and Plan of Merger with Fresenius Medical Care Holdings, Inc., which we refer to as Fresenius, and Broadway Renal Services, Inc., a wholly-owned subsidiary of Fresenius, which we refer to as Merger Sub. We refer to the Agreement and Plan of Merger, as it may be amended from time to time, as the merger agreement. Pursuant to the merger agreement and in accordance with the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL, Merger Sub will be merged with and into NxStage, with NxStage surviving the merger as a wholly-owned subsidiary of Fresenius. At the special meeting you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If the merger is completed, each holder of shares of NxStage common stock, par value $0.001 per share, issued and outstanding immediately prior to such time (other than shares of NxStage common stock owned by (i) NxStage, (ii) Fresenius, Merger Sub or any wholly-owned subsidiary of Fresenius, or (iii) stockholders who properly exercise and perfect their respective demands for appraisal of such shares and have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL) will be entitled to receive, with respect to each such share of NxStage common stock, $30.00 in cash, without interest. The $30.00 per share cash consideration represents a premium of (1) approximately 30% to NxStage’s closing share price on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement and (2) approximately 18% over NxStage’s volume weighted average trading price for the 180-day period ended August 4, 2017.

We are soliciting proxies from our stockholders for use at the special meeting or any postponement or adjournment thereof to consider and vote upon proposals to: (i) adopt the merger agreement, (ii) to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, and (iii) to approve an adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to adopt the merger agreement at the special meeting. We urge all stockholders to read the accompanying proxy statement and the documents included with the accompanying proxy statement carefully and in their entirety.

The NxStage board of directors, after considering the reasons more fully described in the accompanying proxy statement, has unanimously (i) determined that the merger agreement and the merger are fair to and in the best interests of NxStage’s stockholders, (ii) approved and declared advisable the merger agreement and the merger in accordance with the DGCL, and (iii) resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement.

The NxStage board of directors recommends that NxStage stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

The affirmative vote of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon is required to approve the proposal to adopt the merger agreement. The approval and adoption of such proposal is necessary to complete the merger. The affirmative vote of at least a majority of the votes cast at the special meeting is required to approve the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger. The affirmative vote of at least a majority of the votes cast at the special meeting is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

Your vote is very important.    Whether or not you plan to attend the special meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special meeting or any adjournment or postponement thereof. Any proxy may be revoked by providing written notice to the Secretary of NxStage at 350 Merrimack St., Lawrence, MA 01843, delivering a duly executed proxy bearing a later date or voting in person at the special meeting or any adjournment or postponement thereof.

If your shares of NxStage common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee, as applicable, will not be permitted to vote your shares without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares by following the procedures provided by your bank, brokerage firm or other nominee. You also will not be able to vote your shares in person at the special meeting or any adjournment or postponement thereof unless you obtain a legal proxy form from your broker, bank or other nominee, naming you as proxy.

The accompanying proxy statement provides you with detailed information about the special meeting and the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully.

If you have any questions or need assistance voting your shares, please call Georgeson LLC, our proxy solicitor, at 888-658-5755 or by emailing NxStage@Georgeson.com.

Thank you in advance for your cooperation and continued support.

Sincerely,

Jeffrey H. Burbank

Chief Executive Officer

Dated: September 22, 2017

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this letter or the accompanying proxy statement, including the merger, or determined if the information contained in this letter or the accompanying proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated September 22, 2017 and, together with the enclosed form of proxy card, is first being mailed to NxStage stockholders on or about September 22, 2017.

NXSTAGE MEDICAL, INC.

350 Merrimack St.

Lawrence, MA 01843

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on October 27, 2017

Notice is hereby given that a special meeting of stockholders of NxStage Medical, Inc., a Delaware corporation, which we refer to as NxStage, will be held on Friday, October 27, 2017, at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199, at 10:00 a.m., local time, which we refer to as the special meeting, for the following purposes:

•	Proposal 1: To adopt the Agreement and Plan of Merger, dated August 7, 2017, as it may be amended from time to time, by and among NxStage, Fresenius Medical Care Holdings, Inc., a New York corporation, which we refer to as Fresenius, and Broadway Renal Services, Inc., a Delaware corporation and wholly-owned subsidiary of Fresenius, which we refer to as Merger Sub, pursuant to which Merger Sub would merge with and into NxStage;

•	Proposal 2: To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, as described in the accompanying proxy statement; and

•	Proposal 3: To approve an adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special meeting.

The approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon. The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger requires the affirmative vote of at least a majority of the votes cast at the special meeting. The approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting. The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the outcome of the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by NxStage to its named executive officers in connection with the merger, but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposals. If you hold your shares in “street name,” the failure to instruct your broker, bank or other nominee on how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the outcome of the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to NxStage’s named executive officers in connection with the merger, but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposals. Abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, but will not have any effect on the adjournment proposal or the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable by NxStage to its named executive officers in connection with the merger but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposals.

Only NxStage stockholders of record at the close of business on September 20, 2017, the record date, are entitled to notice of, and to vote at, the special meeting and any postponement or adjournment thereof.

Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to complete, date, sign and return the enclosed proxy card in the accompanying prepaid reply envelope, or submit your voting instructions by telephone or through the Internet. We ask that you do so as promptly as possible to ensure that your shares may be represented and voted at the special meeting.

You may revoke a submitted proxy by providing written notice to the Secretary of NxStage at 350 Merrimack St., Lawrence, MA 01843, delivering a duly executed proxy bearing a later date or voting in person at the special meeting or any adjournment or postponement thereof.

The NxStage board of directors, after considering the reasons more fully described in the accompanying proxy statement, has unanimously (i) determined that the merger agreement and the merger are fair to and in the best interests of NxStage’s stockholders, (ii) approved and declared advisable the merger agreement and the merger in accordance with the DGCL, and (iii) resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement.

NxStage stockholders who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares of NxStage common stock if they deliver a demand for appraisal before the vote is taken on the merger agreement and comply with all applicable requirements of Section 262 of the DGCL, which is summarized herein and reproduced in its entirety in Annex C to the accompanying proxy statement.

We encourage you to read the accompanying proxy statement, including all documents incorporated by reference into the accompanying proxy statement, and annexes to the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of NxStage common stock, please contact our proxy solicitor:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll Free: 888-658-5755

Email: NxStage@Georgeson.com

The NxStage board of directors recommends that NxStage stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Dated: September 22, 2017

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of Broadway Renal Services, Inc. with and into NxStage Medical, Inc., with NxStage Medical, Inc. surviving as a wholly-owned subsidiary of Fresenius Medical Care Holdings, Inc., and may not contain all of the information that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement, including the merger agreement attached as Annex A, and the documents we incorporate by reference in this proxy statement. You may obtain the documents and information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 97.

Except as otherwise specifically noted in this proxy statement or as context otherwise requires, “NxStage,” “we,” “our,” “us” and similar words in this proxy statement refer to NxStage Medical, Inc. including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to Fresenius Medical Care Holdings, Inc. as Fresenius and Broadway Renal Services, Inc. as Merger Sub. In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated as of August 7, 2017, as it may be amended from time to time, among NxStage, Fresenius and Merger Sub, as the merger agreement.

Parties Involved in the Merger (Page 19)

NxStage Medical, Inc., a Delaware corporation, is a leading medical technology company, headquartered in Lawrence, Massachusetts, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with end-stage renal disease.

Shares of NxStage common stock are currently listed on the Nasdaq Global Select Market (NXTM). Upon completion of the merger, NxStage will be a wholly-owned subsidiary of Fresenius.

Fresenius Medical Care Holdings, Inc., a New York corporation, is a premier health care company focused on providing the highest quality care to people with renal and other chronic conditions. Through its industry-leading network of dialysis facilities, outpatient cardiac and vascular labs, and urgent care centers, as well as the United States’ largest practice of hospitalist and post-acute providers, Fresenius provides coordinated health care services at pivotal care points for hundreds of thousands of chronically ill patients. As the world’s largest fully vertically integrated renal company, it offers specialty pharmacy and laboratory services, and manufactures and distributes the most comprehensive line of dialysis equipment, disposable products, and renal pharmaceuticals.

Broadway Renal Services, Inc., a Delaware corporation and wholly-owned subsidiary of Fresenius, was formed by Fresenius for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

Certain Effects of the Merger on NxStage (Page 24)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into NxStage, with NxStage continuing as the surviving company and a wholly-owned subsidiary of Fresenius. Throughout this proxy statement, we use the term surviving company to refer to NxStage as the surviving company following the merger. If the merger is completed, you will not own any shares of the surviving company.

The time at which the merger will become effective, which we refer to as the effective time of the merger, will occur upon the date and time of filing of the certificate of merger with the Secretary of State of the State of Delaware, or such later date and time as is agreed to in writing by NxStage and Fresenius and specified in the certificate of merger.

Effect on NxStage if the Merger is Not Completed (Page 24)

If the merger agreement is not adopted by NxStage stockholders, or if the merger is not completed for any other reason, NxStage stockholders will not receive the per share merger consideration (defined below) for the shares of NxStage common stock, par value $0.001 per share, that they hold. Instead, NxStage will remain a public company, shares of NxStage common stock will continue to be listed and traded on Nasdaq and registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and we will continue to file periodic reports with the Securities and Exchange Commission. Under specified circumstances, NxStage may be required to pay Fresenius a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee.” Under specified circumstances, Fresenius may be required to pay NxStage a reverse termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Reverse Termination Fee.”

The Merger Consideration (Page 24)

In the merger, each issued and outstanding shares of NxStage common stock (other than shares of NxStage common stock owned by (i) NxStage, or (ii) Fresenius, Merger Sub or any wholly-owned subsidiary of Fresenius, or (iii) stockholders who properly exercise and perfect their respective demands for appraisal of such shares and have neither effectively withdrawn nor lost their rights to such appraisal under the General Corporation Law of the State of Delaware, as amended, which we refer to as the DGCL; collectively we refer to all such shares in this proxy statement as excluded shares) will be converted automatically into the right to receive $30.00 in cash, without interest, which amount we refer to as the per share merger consideration, and, without any action by the holders of such shares of NxStage common stock, such shares of NxStage common stock will cease to be outstanding, will be canceled and will cease to exist, and each holder of a certificate formerly representing shares of NxStage common stock or person entered as the owner in book-entry in respect of shares immediately prior to the effective time, will cease to have any rights with respect thereto other than the right to receive the per share merger consideration. As described further in “The Merger Agreement — Exchange and Payment Procedures” beginning on page 60, at or prior to the effective time of the merger, Fresenius will deposit or cause to be deposited sufficient funds to pay the aggregate per share merger consideration with a designated paying agent. Following completion of the merger, once a NxStage stockholder has provided the paying agent with his or her share certificates or book-entry shares, as applicable, and the other items specified by the paying agent, the paying agent will promptly pay the stockholder the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you no longer will have any rights as a NxStage stockholder as a result of the merger (except that stockholders who properly exercise appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under “The Merger Agreement — Exchange and Payment Procedures —Dissenting Shares” beginning on page 62).

The Special Meeting (Page 20)

Date, Time and Place

The special meeting of our stockholders to vote on the proposal to adopt the merger agreement, among other matters, will be held on Friday, October 27, 2017, at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199, at 10:00 a.m., local time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of NxStage common stock at the close of business on September 20, 2017, the record date for the special meeting. You will have one vote at the special meeting for each share of NxStage common stock you owned at the close of business on the record date.

Purpose

At the special meeting, we will ask our stockholders of record on the record date to vote on proposals to: (i) adopt the merger agreement, (ii) approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, as described in this proxy statement and (iii) approve an adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to adopt the merger agreement at the special meeting.

Quorum

As of the record date, there were approximately 66,197,767 shares of NxStage common stock issued and outstanding and entitled to vote at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The presence in person or represented by proxy, of the holders of at least a majority of the shares of NxStage common stock issued and outstanding as of the record date and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting. As a result, at least 33,098,884 shares of NxStage common stock must be represented in person or by proxy at the special meeting to have a quorum.

Required Vote

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon. The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger requires the affirmative vote of at least a majority of the votes cast at the special meeting. The approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to approve adoption of the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting.

Share Ownership of Our Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,486,976 shares of NxStage common stock (excluding any shares of NxStage common stock that would be delivered upon exercise or conversion of equity-based awards), representing approximately 2.2% of the outstanding shares of NxStage common stock. Our directors and executive officers have informed us that they currently intend to vote all of their shares of NxStage common stock (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve on a non-binding, advisory basis, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, as described in this proxy statement, and (iii) “FOR” the proposal to approve an adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to approve the proposal to adopt the merger agreement at the special meeting.

Recommendation of the NxStage Board of Directors and Reasons for the Merger (Page 33)

The board of directors of NxStage, after considering various reasons described in the section entitled “The Merger — Recommendation of the NxStage Board of Directors and Reasons for the Merger” beginning on page 33, has (1) determined that the merger agreement and the merger are fair to and in the best interests of NxStage’s stockholders, (2) approved and declared advisable the merger agreement and the merger in accordance with the DGCL, and (3) resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement. Accordingly, the NxStage board of directors recommends that NxStage stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement at the special meeting.

Opinion of Piper Jaffray & Co. (Page 38)

In connection with the merger, NxStage’s financial advisor, Piper Jaffray & Co., delivered to the NxStage board of directors a written opinion, dated August 5, 2017, as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received by holders of shares of NxStage common stock. The full text of the written opinion, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Piper Jaffray provided its opinion to the NxStage board of directors for the benefit and use of the NxStage board of directors in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view. Piper Jaffray’s opinion does not address any other aspect of the merger, and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to NxStage or in which NxStage might engage or as to the underlying business decision of NxStage to proceed with or effect the merger. Neither Piper Jaffray’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement is intended to be, and they do not constitute, a recommendation to any holders of NxStage common stock as to how such holders should vote or act with respect to the merger or any other matter.

Financing of the Merger (Page 54)

Fresenius expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. The obligations of Fresenius and Merger Sub under the merger agreement are not conditioned upon their ability to obtain financing.

Interests of Certain Directors and Executive Officers of NxStage (Page 49)

When considering the recommendation of the NxStage board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, your interests as a stockholder. The NxStage board of directors was aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by NxStage stockholders. As described in more detail below, these interests may include, for one or more of our directors and executive officers:

•	Accelerated vesting of NxStage equity awards in connection with, or prior to, the merger, and the settlement of such awards in exchange for cash in the amounts included in this proxy statement;

•	Deemed performance of the outstanding NxStage performance share awards granted in 2017 at maximum performance levels;

•	Potential payment of annual cash bonuses for 2017 at target levels, regardless of actual performance, and potential payment of annual cash bonuses for 2018, in the aggregate, at up to 110% of aggregate 2017 bonuses;

•	Payment of enhanced severance upon certain qualifying terminations of employment;

•	Potential payment of an additional amount in respect of taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, including taxes in respect of such additional amount;

•	Payment of retention bonuses; and

•	Continued indemnification and directors’ and officers’ liability insurance to be provided by the surviving company.

If the proposal to adopt the merger agreement is approved by our stockholders and the merger occurs, under the terms of the merger agreement, any NxStage common stock held by our directors and executive officers will be treated in the same manner as issued and outstanding NxStage common stock held by all other NxStage stockholders entitled to receive the per share merger consideration.

See the section of this proxy statement titled “The Merger — Interests of Certain Directors and Executive Officers of NxStage” for a more detailed discussion of the interests of NxStage’s directors and executive officers in the merger.

Treatment of NxStage Equity Awards (Page 59)

Each NxStage stock option, restricted stock unit, restricted share and performance share that is outstanding and unvested as of immediately prior to the effective time of the merger will vest in full. In addition, the outstanding NxStage performance share awards granted in 2017 shall be deemed earned at maximum performance levels, subject to the holder’s continued employment through the applicable determination date of the award. At the effective time of the merger, each NxStage outstanding stock option, restricted stock unit and performance share (based on achievement of applicable performance conditions at maximum levels as described above) will be canceled in exchange for a cash payment equal to (i) the number of shares of NxStage stock subject to such award, multiplied by (ii) the per share merger consideration of $30.00, less, in the case of a stock option, the per share exercise price of such stock option. Restricted shares will be treated like all other shares of common stock outstanding at the time of the merger, as described under “— Certain Effects of the Merger on NxStage” above. Payments in respect of NxStage equity awards will be reduced by applicable tax withholding.

Treatment of NxStage ESPP (Page 60)

Any outstanding offering period under the NxStage 2005 Employee Stock Purchase Plan, which we refer to as the ESPP, will be terminated immediately prior to the effective time of the merger and each outstanding and unexercised option thereunder will be canceled in exchange for a cash payment equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of (A) the per share merger consideration of $30.00, less (B) the option price per share, subject to applicable tax withholding. The ESPP will terminate as of, and contingent upon, the effective time of the merger and any remaining balances in any participant’s account under the ESPP will be returned to the participant. The merger agreement also requires the NxStage board of directors to adopt resolutions providing that no new offering period under the ESPP commences after the date the merger agreement was signed (August 7, 2017), and the current offering period ends on December 31, 2017, so if the merger occurs after that date there will not be any outstanding options under the ESPP at the effective time of the merger.

Appraisal Rights (Page 91)

If the merger agreement is adopted by NxStage stockholders and the merger is completed, stockholders who do not vote in favor of the adoption of the merger agreement and who properly exercise and perfect demands for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that such holders of NxStage common stock will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of NxStage common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The appraisal process is complex.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares.

To exercise appraisal rights, a stockholder must submit a written demand for appraisal to NxStage before the vote is taken on the proposal to adopt the merger agreement, must not submit a blank proxy or otherwise vote in favor of the proposal to adopt the merger agreement and must continue to hold the shares of NxStage common stock of record through the effective time of the merger. Failure to follow the procedures specified under the DGCL may result in the loss or waiver of appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. If you hold your shares of NxStage common stock through a broker, bank or other nominee, and you wish to exercise appraisal rights, you should consult with your broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such broker, bank or nominee. See “The Merger Agreement — Exchange and Payment Procedures — Dissenting Shares” for a more detailed description of the appraisal rights available to NxStage stockholders.

U.S. Federal Income Tax Consequences of the Merger (Page 54)

The receipt of cash for shares of NxStage common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined under “The Merger — U.S. Federal Income Tax Consequences of the Merger”) in exchange for a U.S. holder’s shares of NxStage common stock pursuant to the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. holder receives pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of NxStage common stock surrendered pursuant to the merger. A Non-U.S. holder (as defined under “The Merger — U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of NxStage common stock for cash pursuant to the merger unless such Non-U.S. holder has certain connections to the United States. Stockholders should refer to the discussion in the section entitled “The Merger — U.S. Federal Income Tax Consequences of the Merger” and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals for the Merger (Page 56)

The merger agreement generally requires each party to use its reasonable best efforts to take all actions necessary to obtain all consents and clearances required under any antitrust law, except that Fresenius is not required (i) to litigate against a governmental entity or (ii) to divest or to take any other actions with respect to any assets or business of Fresenius or any of its subsidiaries or NxStage, other than with respect to limited categories of NxStage assets. The merger cannot be completed until the applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, has expired, the applicable approvals under the competition laws of Germany have been obtained, and any waiting period entered into with antitrust authorities has terminated.

Fresenius and NxStage filed notifications of the proposed merger with the Federal Trade Commission and the Department of Justice under the HSR Act on September 18, 2017 and September 15, 2017, respectively.

The German Act Against Restraints of Competition of 1958, which we refer to as the German ARC, imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditioned upon the clearance by the Bundeskartellamt, the German antitrust authority. Clearance can be granted explicitly or is also considered granted if, after the Bundeskartellamt has been notified of a proposed transaction, the applicable waiting periods expire without any decision by the Bundeskartellamt. Fresenius expects to notify the Bundeskartellamt of the proposed transaction by the end of September 2017.

No Solicitation (Page 69)

Except as otherwise provided in the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, NxStage will not directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate the submission of any competing acquisition proposal;

•	participate in any negotiations regarding, or furnish to any person any nonpublic information relating to NxStage or any of its subsidiaries in connection with any competing acquisition proposal or any proposal or offer that would reasonably be expected to lead to a competing acquisition proposal;

•	engage in discussions with any person with respect to any competing acquisition proposal or any proposal or offer that would reasonably be expected to lead to a competing acquisition proposal;

•	approve or recommend or propose publicly to approve or recommend any competing acquisition proposal;

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Fresenius, or fail to make or include in the proxy statement when required by the merger agreement, the recommendation of NxStage’s board of directors to NxStage’s stockholders in favor of the proposal to adopt the merger agreement; or

•	enter into any letter of intent or any agreement or commitment providing for any competing acquisition proposal.

At any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, in the event that NxStage receives a written competing acquisition proposal from any third party that did not result from a material breach of the no solicitation provision of the merger agreement, and, if the NxStage board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that (a) such competing acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (b) the failure to do so would be inconsistent with the fiduciary duties of the NxStage board of directors to NxStage’s stockholders under applicable law, then NxStage and its representatives may:

•	furnish, pursuant to (but only pursuant to) an acceptable confidentiality agreement, information (including non-public information) with respect to NxStage and its subsidiaries to the third party that has made such competing acquisition proposal; and

•	engage in or otherwise participate in discussions or negotiations with the third party that has made such competing acquisition proposal. See “The Merger Agreement — No Solicitation.”

Adverse Recommendation Change (Page 70)

Under the merger agreement, generally, the NxStage board of directors may not:

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Fresenius, the NxStage board of directors’ recommendation that the holders of NxStage common stock vote “FOR” the proposal to adopt the merger agreement;

•	fail to make or include in this proxy statement when required by the merger agreement, the NxStage board of directors’ recommendation that the holders of NxStage common stock vote “FOR” the proposal to adopt the merger agreement; or

•	approve or recommend, propose publicly to approve or recommend any competing acquisition proposal to the NxStage stockholders.

Subject to certain notice obligations to Fresenius and certain obligations to discuss and negotiate in good faith any revisions proposed by Fresenius to the merger agreement in response to such notice, at any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, the NxStage board of directors may:

•	enter into an acquisition agreement related to a superior proposal if NxStage receives a competing acquisition proposal that the NxStage board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to NxStage stockholders under applicable law and after consultation with its outside financial advisors and outside legal counsel, that such competing acquisition proposal would continue to constitute a superior proposal even if changes proposed by Fresenius in response to such notice were given effect; or

•	make an adverse recommendation change in response to an event occurring after the date of the merger agreement that was not known to or reasonably foreseeable by the NxStage board of directors as of the date of the merger agreement if the NxStage board of directors determines in good faith after consultation with its outside legal counsel that the failure to effect an adverse recommendation change would be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law and that failure to effect an adverse recommendation change would continue to be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law even if changes proposed by Fresenius in response to such notice were given effect.

Conditions to Closing of the Merger (Page 77)

The respective obligations of NxStage, Fresenius and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including (i) the adoption of the merger agreement by NxStage stockholders, (ii) the absence of any governmental order or law preventing the merger or making the consummation of the merger illegal, (iii) receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act, clearance under the German ARC, and termination of any waiting period entered into with antitrust authorities, and (iv) other customary closing conditions. See “The Merger Agreement — Conditions to Closing of the Merger.”

Termination of the Merger Agreement (Page 78)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the proposal to adopt the merger agreement by the NxStage stockholders, in the following ways:

•	By mutual written consent of NxStage and Fresenius.

•	By either NxStage or Fresenius:

–	If any governmental entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or making consummation of the merger illegal;

–	If the merger has not been consummated by August 7, 2018, which we refer to as the end date, which end date may be extended in certain circumstances by up to 180 days if necessary to obtain required antitrust approvals; or

–	If NxStage’s stockholders fail to approve the proposal to adopt the merger agreement, at the special meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken.

•	By NxStage:

–	Prior to obtaining NxStage stockholder approval, to accept a superior proposal and enter into a definitive agreement relating to such superior proposal promptly following such termination, subject to NxStage’s obligation to pay to Fresenius a termination fee under the merger agreement; or

–	Any time prior to closing, if (i) Fresenius commits a material breach of any of its covenants or (ii) there is an inaccuracy in Fresenius’s or Merger Sub’s representations and warranties that would reasonably be expected to prevent or materially delay consummation of the merger or performance of Fresenius’s or Merger Sub’s material obligations under the merger agreement, in each case which is not, or is not capable of being, cured within 30 calendar days following Fresenius’s receipt of written notice of such breach or inaccuracy.

•	By Fresenius:

–	Upon the NxStage board of directors effecting a change of its recommendation, failing to publicly reaffirm its recommendation in response to a competing proposal, or entering into a competing acquisition agreement; provided that Fresenius must exercise its termination right by the earlier of (x) the 20th business day following the triggering event and (y) the business day prior to the special meeting;

–	Upon a willful breach by NxStage of its no solicitation obligations; provided that Fresenius must exercise its termination right by the earlier of (x) the 20th business day following the triggering event and (y) the business day prior to the special meeting; or

–	If (i) NxStage commits a material breach of any of its covenants or (ii) there is an inaccuracy in NxStage’s representations and warranties that would reasonably be expected to prevent or materially delay consummation of the merger or performance of NxStage’s material obligations under the merger agreement, in each case which is not, or is not capable of being, cured within 30 calendar days following Fresenius’s receipt of written notice of such breach or inaccuracy.

Termination Fee & Reverse Termination Fee (Page 9)

Under the merger agreement, NxStage may be required to pay to Fresenius a termination fee of $60 million if the merger agreement is terminated under certain specified circumstances. In no event will NxStage be required to pay the termination fee more than once. In the event that Fresenius receives the termination fee, such payment will be the sole and exclusive monetary remedy of Fresenius and Merger Sub under the merger agreement and in connection with the transactions contemplated by the merger agreement, except in the event of any losses or damages incurred or suffered by Fresenius, Merger Sub or any of their affiliates as a result of a breach of the merger agreement involving fraud or willful breach by NxStage or its affiliates.

Under the merger agreement, Fresenius may be required to pay to NxStage a reverse termination fee of $100 million if the merger agreement is terminated under certain specified circumstances. In no event will Fresenius be required to pay the termination fee more than once. In the event that NxStage receives the reverse termination fee, such payment will be the sole and exclusive monetary remedy of NxStage under the merger agreement and in connection with the transactions contemplated by the merger agreement, except in the event of any losses or damages incurred or suffered by NxStage or any of its affiliates as a result of a breach of the merger agreement involving fraud or willful breach by Fresenius or Merger Sub or their affiliates.

Notwithstanding the foregoing, nothing in the merger agreement shall limit any rights, obligations or remedies that any party may have under the confidentiality agreement entered into by Fresenius and NxStage for matters arising before or after the termination of the merger agreement.

Market Prices and Dividend Data (Page 9)

The closing price of shares of NxStage common stock listed on Nasdaq on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $23.14 per share of NxStage common stock. If the merger is completed, for each share of NxStage common stock you own you will be entitled to receive $30.00 in cash, without interest, less any applicable withholding or transfer taxes. The per share merger consideration of $30.00 per share of NxStage common stock represents a premium of (i) approximately 30% to NxStage’s closing share price on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (ii) approximately 18% over NxStage’s volume weighted average trading price for the 180-day period ended August 4, 2017.

On September 20, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for shares of NxStage common stock on Nasdaq was $27.69 per share of NxStage common stock. You are encouraged to obtain current market quotations for shares of NxStage common stock in connection with voting your shares of NxStage common stock.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, we may not declare or pay any cash dividend or other distribution on our shares of NxStage common stock without Fresenius’s written consent.

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to a NxStage stockholder. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 97.

Q.	What is the proposed transaction and what effects will it have on NxStage?

A.	The proposed transaction is the acquisition of NxStage by Fresenius pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by NxStage stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into NxStage, with NxStage being the surviving company. As a result of the merger, NxStage will become a wholly-owned subsidiary of Fresenius and will no longer be a publicly held company, and you, as a holder of shares of NxStage common stock, will no longer have any interest in the future earnings or growth of NxStage. In addition, following the merger, shares of NxStage common stock will be delisted from Nasdaq and deregistered under the Exchange Act, and NxStage will no longer file periodic reports with the SEC on account of shares of NxStage common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, for each share of NxStage common stock that you own (unless you have properly exercised, and not withdrawn a demand for (or lost your rights to) appraisal rights under the DGCL) you will be entitled to receive $30.00 in cash, without interest, less any applicable withholding or transfer taxes. Please do NOT return your share certificate(s) with your proxy.

Q.	How does the per share merger consideration compare to the market price of shares of NxStage common stock on the last trading day prior to announcement of the execution of the merger agreement?

A.	The per share merger consideration represents an approximately 30% premium to NxStage’s closing share price on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, an approximately 18% premium to the volume-weighted average price for the 180-day period ended August 4, 2017, and an approximately 19% premium to the volume-weighted average price for the 1-year period ended August 4, 2017.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on proposals (i) to adopt the merger agreement, which provides for the acquisition of NxStage by Fresenius, (ii) to approve a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for NxStage’s named executive officers in connection with the merger and (iii) to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	How does the NxStage board of directors recommend that I vote?

A.	The NxStage board of directors recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of the necessary closing conditions, we currently expect the closing of the merger to occur in 2018.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by NxStage stockholders or if the merger is not completed for any other reason, NxStage stockholders will not receive any payment for their shares of NxStage common stock in connection with the merger. Instead, NxStage will remain an independent public company and shares of NxStage common stock will continue to be listed and traded on Nasdaq. Under specified circumstances, NxStage may be required to pay Fresenius a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee” beginning on page 80. Under specified circumstances, Fresenius may be required to pay NxStage a reverse termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Reverse Termination Fee” beginning on page 81.

Q.	What conditions must be satisfied to complete the merger?

A.	The respective obligations of NxStage, Fresenius and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain conditions, including (i) the adoption of the merger agreement by NxStage stockholders, (ii) the absence of any governmental order or law preventing the merger or making the consummation of the merger illegal, (iii) receipt of regulatory approvals, including the expiration or termination of the applicable waiting periods (and any extension thereof) under the HSR Act, clearance under the German ARC, and termination of any waiting period entered into with antitrust authorities, and (iv) other customary closing conditions.

Q.	What are the material U.S. federal income tax consequences of the merger?

A.	The receipt of cash for shares of NxStage common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined under “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) in exchange for such U.S. holder’s shares of NxStage common stock pursuant to the merger generally will result in the recognition of gain or loss in an amount measured by the difference between the cash such U.S. holder receives pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares of NxStage common stock surrendered pursuant to the merger. A Non-U.S. holder (as defined under “The Merger — U.S. Federal Income Tax Consequences of the Merger” beginning on page 54) generally will not be subject to U.S. federal income tax with respect to the exchange of shares of NxStage common stock for cash pursuant to the merger unless such Non-U.S. holder has certain connections to the United States.

Stockholders should refer to the discussion in the section entitled “The Merger — U.S. Federal Income Tax Consequences of the Merger,” beginning on page 54 and consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you owned shares of NxStage common stock as of the record date for the determination of stockholders entitled to vote at the special meeting. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of NxStage common stock with respect to such matters

Q.	When and where is the special meeting?

A.	The special meeting of NxStage stockholders will be held at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199 on Friday, October 27, 2017 at 10:00 a.m., local time.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for NxStage’s named executive officers in connection with the merger?

A.	Under the Exchange Act and SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to NxStage’s named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if NxStage’s stockholders do not approve the golden parachute compensation?

A.	Approval of the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger is not a condition to completion of the merger. The vote is an advisory vote and will not be binding on NxStage or the surviving company in the merger. Because the merger-related compensation to be paid to the named executive officers in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual obligations applicable thereto).

Q.	What vote is required for NxStage’s stockholders to approve the proposal to adopt the merger agreement?

A.	Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon.

Q.	What vote is required for NxStage’s stockholders to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for NxStage’s named executive officers in connection with the merger?

A.	The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger requires the affirmative vote of at least a majority of the votes cast at the special meeting.

Q.	What vote is required for NxStage’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement?

A.	The approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to approve adoption of the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting.

Q.	Do any of NxStage’s directors or executive officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the NxStage board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. The NxStage board of directors was aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by NxStage stockholders. See “The Merger — Interests of Certain Directors and Executive Officers of NxStage” beginning on page 49 and “Proposal 2: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” beginning on page 84.

Q.	What is the difference between holding shares of NxStage common stock as a stockholder of record and as a beneficial owner?

A.

If on September 20, 2017, your shares of NxStage common stock were registered directly in your name with our transfer agent, then you are a stockholder “of record.” If you are a stockholder of record, you may vote in person at the special meeting, or submit a proxy by mail or over the Internet. Whether or not you plan to attend the special meeting, we urge you to submit your proxy to ensure your vote is counted. You may still attend the special meeting and vote in person if you have already submitted a proxy. Voting in person will revoke your proxy.

If on September 20, 2017, your shares of NxStage common stock were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then your shares of NxStage common stock are held in “street name” and you are the beneficial owner of the shares of NxStage common stock. If you are a beneficial owner of shares of NxStage common stock registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may submit your proxy over the Internet, as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	If my shares of NxStage common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of NxStage common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of NxStage common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of NxStage common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the proposals to be considered at the special meeting, and, as a result, absent specific instructions from the beneficial owner of such shares of NxStage common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of NxStage common stock on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of NxStage common stock, your shares of NxStage common stock will not be voted, which we refer to as broker non-votes.

Q.	Who can vote at the special meeting?

A.	Only stockholders of record at the close of business on September 20, 2017, the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. On the record date, 66,197,767 shares of NxStage common stock were issued and outstanding, each of which is entitled to one vote upon each of the matters to be presented at the meeting.

If you are a beneficial owner of shares of NxStage common stock registered in the name of your broker, bank, or other nominee, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please complete and mail that proxy card to ensure that your vote is counted. Alternatively, you may submit a proxy over the Internet, as instructed by your broker or bank. To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other nominee. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request such a proxy form.

Q.	How many votes do I have?

A.	Each holder of shares of NxStage common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of NxStage common stock that such holder owned as of the record date of September 20, 2017. As of the close of business on the record date, there were 66,197,767 shares of NxStage common stock outstanding and entitled to vote, held by 42 holders of record.

Q.	What is the quorum requirement?

A.	Under the Second Amended and Restated By-Laws of NxStage, which we refer to as the by-laws, the presence in person or represented by proxy, of the holders of at least a majority of the issued and outstanding shares of NxStage common stock as of the record date and entitled to vote at the special meeting will constitute a quorum for purposes of the special meeting.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of NxStage common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there.

•	Over the Internet. Go to the website www.investorvote.com/NXTM and, using the vote control number printed on your proxy card, access your account and submit a proxy for your shares. You must specify how you want your shares voted or your Internet proxy cannot be completed. Your shares will be voted according to your instructions.

•	By Telephone. Call 1-800-652-VOTE (8683) from the United States and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your voting instructions at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

•	In Writing. You can submit your proxy by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The control number provided on your proxy card is designed to verify your identity when submitting a proxy by telephone or Internet. The Internet and telephone voting facilities for the submission of proxies for stockholders of record will close at 11:59 p.m., Eastern Time on October 26, 2017.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Q.	What effect do abstentions and “broker non-votes” have on the proposals?

A.	Abstentions will be counted toward the presence of a quorum at the special meeting, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting. Abstentions and “broker non-votes” will not be considered votes cast on any proposal brought before the special meeting. Because the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the proposal to adopt the merger agreement, the failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and any abstention or “broker non-vote” with respect to such proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Because the vote required to approve (i) the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (ii) the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement is, in each case, the affirmative vote of at least a majority of the votes cast at the special meeting, an abstention or a “broker non-vote” with respect to such proposals will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposals.

Q.	How can I change or revoke my proxy?

A.	If you own shares of NxStage common stock in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

•	sending a written statement to that effect to the Secretary of NxStage at 350 Merrimack Street, Lawrence, MA 01843, which must be received by us by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special meeting;

•	submitting a properly signed proxy card or voting instruction form dated a later date;

•	submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

•	attending the meeting in person and voting your shares of NxStage common stock.

If you hold shares of NxStage common stock in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke or change your previously provided voting instructions.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of NxStage common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of NxStage common stock is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of NxStage common stock voted?

A.	Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card will vote your shares of NxStage common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of NxStage common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you own shares of NxStage common stock that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares of NxStage common stock to be voted, the shares of NxStage common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for NxStage’s named executive officers in connection with the merger and “FOR” approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are an insufficient number of votes in favor of adopting the merger agreement.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares of NxStage common stock are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares of NxStage common stock shown on each proxy card that you receive in order for all of your shares of NxStage common stock to be voted at the meeting.

Q.	What happens if I sell my shares of NxStage common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of NxStage common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares of NxStage common stock and each of you notifies NxStage in writing of such special arrangements, you will retain your right to vote such shares of NxStage common stock at the special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares of NxStage common stock.

Q.	What happens if I sell my shares of NxStage common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares of NxStage common stock after the special meeting but before the effective time of the merger, you will have transferred the right to receive the per share merger consideration to the person to whom you transfer your shares of NxStage common stock. In order to receive the per share merger consideration, you must hold your shares of NxStage common stock through the completion of the merger.

Q.	Who is paying for this proxy solicitation?

A.	NxStage has engaged Georgeson LLC, which we refer to as Georgeson, to assist in the solicitation of proxies for the special meeting. NxStage estimates that it will pay Georgeson a fee of $12,500. NxStage has agreed to reimburse Georgeson for certain fees and expenses and will also indemnify Georgeson and its members, officers, directors, employees, agents and affiliates against any and all claims, costs, damages, liabilities, judgments and expenses, including fees, costs and expenses of counsel retained by Georgeson that directly relate to or arise out of Georgeson’s performance of the services.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please promptly submit your proxy to ensure that your shares of NxStage common stock are represented at the special meeting. If you hold your shares of NxStage common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of NxStage common stock voted at the special meeting in one of three ways: (i) over the Internet, by going to the website www.investorvote.com/NXTM and, using the vote control number printed on your proxy card, accessing your account and submitting a proxy for your shares, (ii) by telephone, by calling 1-800-652-VOTE (8683) from the United States and Canada and following the instructions on your enclosed proxy card, or (iii) in writing by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope accompanying your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my share certificates now?

A.	No. If the proposal to adopt the merger agreement is approved, after the completion of the merger, you will be sent a letter of transmittal describing how you may exchange your shares of NxStage common stock for the per share merger consideration. If your shares of NxStage common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of NxStage common stock in exchange for the per share merger consideration. Please do NOT return your share certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under Section 262 of the DGCL instead of receiving the per share merger consideration for my shares of NxStage common stock?

A.

Yes. If the merger agreement is adopted by NxStage’s stockholders and the merger is completed, stockholders who do not vote (whether in person or by proxy) in favor of the adoption of the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL. This means that such holders of NxStage common stock will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of NxStage common stock, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in further detail in this proxy statement, and Section 262 of the DGCL regarding appraisal rights is reproduced and attached as Annex C to this proxy statement. See “The Merger Agreement — Exchange and Payment Procedures — Dissenting Shares” beginning on page 62.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of NxStage common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson, our proxy solicitor, by calling toll-free at 888-658-5755, or by e-mailing NxStage@Georgeson.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements other than statements of historical facts included in this proxy statement regarding our strategies, prospects, financial condition, costs, plans and objectives are forward-looking statements. When used in this proxy statement, the words “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate”, “potential”, “continue”, “predict”, “may”, “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filing on Form 10-Q and subsequent periodic and interim reports, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

•	the expected timing and likelihood of completion of the proposed merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require us to pay a termination fee;

•	the possibility that NxStage’s stockholders may not approve the proposal to adopt the merger agreement;

•	the risk that the parties may not be able to satisfy the conditions to the closing of the merger, including required regulatory approvals, in a timely manner or at all;

•	the failure of the merger to close for any other reason;

•	risks related to disruption of management time from ongoing business operations due to the proposed merger;

•	limitations placed on our ability to operate the business by the merger agreement;

•	the outcome of any legal proceedings instituted against NxStage and/or others relating to the merger agreement and the merger;

•	the risk that any announcements relating to the proposed merger could have adverse effects on the market price of shares of NxStage common stock;

•	the risk that the proposed merger and its announcement could have an adverse effect on the ability of NxStage to retain and hire key personnel and maintain relationships with its suppliers, licensees, partners and customers, and on its operating results and businesses generally;

•	the potential impact on Fresenius’s status as a key customer of NxStage if the merger is not consummated; and

•	the fact that NxStage’s stockholders would forego the opportunity to realize the potential long-term value of the successful execution of NxStage’s current strategy as an independent company.

These forward-looking statements are also qualified by, and should be read together with, the “Cautionary Note Regarding Forward Looking Statements,” the “Risk Factors” and the other statements in our most recent report on Form 10-Q and subsequent periodic and interim report filings, in each case as filed with the SEC and available at www.sec.gov (see “Where You Can Find More Information” beginning on page 97). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. NxStage stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

PARTIES INVOLVED IN THE MERGER

NxStage Medical, Inc., a Delaware corporation, is a leading medical technology company, headquartered in Lawrence, Massachusetts, that develops, manufactures and markets innovative products for the treatment of end-stage renal disease and acute kidney failure. NxStage has also established a small number of dialysis clinics committed to the development of innovative care delivery models for patients with end-stage renal disease.

Shares of NxStage common stock are currently listed on the Nasdaq Global Select Market (NXTM). Upon completion of the merger, NxStage will be a wholly-owned subsidiary of Fresenius.

Fresenius Medical Care Holdings, Inc., a New York corporation, is a premier health care company focused on providing the highest quality care to people with renal and other chronic conditions. Through its industry-leading network of dialysis facilities, outpatient cardiac and vascular labs, and urgent care centers, as well as the United States’ largest practice of hospitalist and post-acute providers, Fresenius provides coordinated health care services at pivotal care points for hundreds of thousands of chronically ill patients. As the world’s largest fully vertically integrated renal company, it offers specialty pharmacy and laboratory services, and manufactures and distributes the most comprehensive line of dialysis equipment, disposable products, and renal pharmaceuticals.

Broadway Renal Services, Inc., a Delaware corporation and wholly-owned subsidiary of Fresenius, was formed by Fresenius for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will cease to exist.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the NxStage board of directors for use at the special meeting or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on Friday, October 27, 2017, at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199, at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the record date to vote on proposals to (i) adopt the merger agreement, (ii) approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on September 20, 2017, are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof.

As of the record date, there were approximately 66,197,767 shares of NxStage common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The presence in person or represented by proxy, of the holders of at least a majority of the issued and outstanding shares of NxStage common stock as of the record date and entitled to vote at the meeting will constitute a quorum for purposes of the special meeting. As a result, 33,098,884 shares of NxStage common stock must be represented by proxy or in person and entitled to vote at the special meeting to have a quorum.

In the event that a quorum is not present at the special meeting, it is expected that the meeting would be adjourned or postponed to a later date to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon. The approval and adoption of such proposal is necessary to complete the merger.

Abstentions will be counted toward the presence of a quorum at the special meeting, but “broker non-votes” will not be counted toward the presence of a quorum at the special meeting. Abstentions and “broker non-votes” will not be considered votes cast on any proposal brought before the special meeting. Because the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock is required to approve the proposal to adopt the merger agreement, the failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement, and any abstention or “broker non-vote” with respect to such proposal will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The approval of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger requires the affirmative vote of at least a majority of the votes cast at the special meeting.

Abstentions from voting by a NxStage stockholder, the failure of any NxStage stockholder to submit a vote and, if applicable, “broker non-votes” will not be considered votes cast in respect of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger. Such proposal requires the affirmative vote of at least a majority of the votes cast at the special meeting, and so abstentions and “broker non-votes” will not have the effect of a vote “FOR” or “AGAINST” the proposal, but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposal. Brokers, banks and other nominees do not have discretionary authority to vote on the proposal absent instructions from the beneficial owner. While the NxStage board of directors intends to consider the vote resulting from this proposal, the vote is advisory only and therefore not binding on NxStage or Fresenius and, if the merger is approved by NxStage stockholders and consummated, and the other relevant conditions relating to payment are met, the compensation will be payable even if the proposal is not approved.

The approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement requires the affirmative vote of at least a majority of the votes cast at the special meeting.

Abstentions from voting by a NxStage stockholder, the failure of any NxStage stockholder to submit a vote and, if applicable, “broker non-votes” will not be considered votes cast in respect of the proposal to adjourn the special meeting, and so will not have the effect of a vote “FOR” or “AGAINST” the proposal, but will reduce the number of votes cast and therefore increase the relative influence of those stockholders voting with respect to such proposal.

Since none of the proposals to be considered at the special meeting is considered routine, brokers, banks and other nominees will not have discretionary authority to vote on any of the proposals without instructions from the beneficial owner.

Shares Held by NxStage’s Directors and Executive Officers

As of the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 1,486,976 shares of NxStage common stock (excluding any shares of NxStage common stock that would be delivered upon exercise or conversion of equity-based awards), which represented approximately 2.2% of issued and outstanding shares of NxStage common stock on that date. The directors and executive officers have informed NxStage that they currently intend to vote all of their shares of NxStage common stock (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

Voting of Proxies

Except as provided below, holders of shares of NxStage common stock have one vote for each share of NxStage common stock held by them and are entitled to vote on all the proposals voted on at the special meeting or any postponement or adjournment thereof.

If your shares of NxStage common stock are registered in your name with our transfer agent, Computershare Investor Services, you may cause your shares to be voted by returning a signed proxy card, or you may vote in person at the special meeting. Additionally, you may submit electronically over the Internet or by phone a proxy authorizing the voting of your shares of NxStage common stock by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of NxStage common stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares of NxStage common stock are registered in your name, you are encouraged to submit a proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares of NxStage common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement. No proxy that is specifically marked against the proposal to adopt the merger agreement will be voted in favor of the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, unless it is specifically marked “FOR” the approval of such proposal, and will be treated as an abstention unless it is specifically marked “AGAINST” the approval of such proposal.

If your shares of NxStage common stock are held in “street name” by your bank, broker or other nominee, you should instruct your bank, broker or other nominee how to vote your shares using the instructions provided by your bank, broker or other nominee.

If you fail to submit a proxy or to vote in person at the special meeting and you are a record holder, your shares will not be counted for purposes of quorum or as votes cast at the special meeting. If your shares of NxStage common stock are held in “street name” and you do not provide your bank, broker or other nominee with voting instructions, your shares will be treated as “broker non-votes” as described below. If you choose to vote in person at the special meeting and your shares of NxStage common stock are held in “street name,” you must first obtain a legal proxy form from your broker, bank or other nominee and bring such executed form with you to the meeting.

Revocability of Proxies

You may revoke a submitted proxy by (i) sending a written statement to that effect to the Secretary of NxStage at 350 Merrimack Street, Lawrence, MA 01843, which must be received by us by 5:00 p.m., Eastern Time on the business day immediately prior to the date of the special meeting; (ii) submitting a properly signed proxy card or voting instruction form dated a later date; (iii) submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or (iv) attending the meeting in person and voting your shares of NxStage common stock.

If your shares of NxStage common stock are held in “street name” by your bank, broker or other nominee, please follow the instructions provided by your bank, broker or other nominee as to how to revoke your previously provided voting instructions.

NxStage Board of Directors’ Recommendation

The NxStage board of directors, after considering various reasons described in the section entitled “The Merger — Recommendation of the NxStage Board of Directors and Reasons for the Merger” beginning on page 33, has (1) determined that the merger, on the terms and subject to the conditions set forth in the merger agreement, is in the best interests of NxStage and its stockholders, (2) approved and declared advisable the merger agreement and the merger in accordance with the DGCL and (3) resolved that the proposal to adopt the merger agreement be submitted to NxStage’s stockholders for their consideration at the special meeting. Accordingly, the NxStage board of directors recommends that NxStage stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, and (iii) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by NxStage. We have retained Georgeson, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $12,500 plus expenses. We have agreed to indemnify Georgeson against losses arising out of its provision of such services on our behalf. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the proposal to adopt the merger agreement, we anticipate that the merger will be consummated in 2018.

Householding of Special Meeting Materials

We may send a single copy of this proxy statement to any household at which two or more stockholders reside in accordance with SEC rules, unless we have received contrary instructions. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to: Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, MA 01843, or contact our Investor Relations department at (978) 687-4700 or through the Investor Relations section of our website at www.nxstage.com. We will promptly deliver upon written request a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of this proxy statement was delivered. Stockholders who currently receive multiple copies of this proxy statement at their addresses and would like to request “householding” of their communications should contact their broker.

Assistance

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of NxStage common stock, or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson, our proxy solicitor, by calling toll-free at 888-658-5755, or by e-mailing NxStage@Georgeson.com.

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Certain Effects of the Merger on NxStage

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into NxStage, with NxStage continuing as the surviving company and a wholly-owned subsidiary of Fresenius. NxStage expects to de-list shares of NxStage common stock from Nasdaq and de-register them under the Exchange Act as soon as reasonably practicable following the effective time of the merger, and thereafter we would no longer be a publicly traded company or file periodic reports with the SEC. If the merger is consummated, you will not own any shares of the capital stock of the surviving company.

The time at which the merger will become effective will occur upon the date and time of filing of the certificate of merger with the Secretary of State, or such later date and time as is agreed in writing by NxStage and Fresenius and specified in the certificate of merger.

Effect on NxStage if the Merger is Not Completed

If the merger agreement is not adopted by NxStage stockholders, or if the merger is not completed for any other reason, NxStage stockholders will not receive any payment for their shares of NxStage common stock. Instead, NxStage will remain a public company, the shares of NxStage common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC.

Furthermore, if the merger is not consummated, and depending on the circumstances that would have caused the merger not to be consummated, it is likely that the price of shares of NxStage common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of shares of NxStage common stock would return to the price at which they trade as of the date of this proxy statement.

Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of NxStage common stock. If the merger is not consummated, the NxStage board of directors will continue to evaluate and review NxStage’s business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the merger agreement is not adopted by NxStage stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to NxStage will be offered or that NxStage’s business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, NxStage may be required to pay Fresenius a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Termination Fee” beginning on page 80. Under specified circumstances, Fresenius may be required to pay NxStage a reverse termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Termination of the Merger Agreement — Reverse Termination Fee” beginning on page 81.

Merger Consideration

Pursuant to the merger, each issued and outstanding share of NxStage common stock (other than excluded shares) will be converted automatically into the right to the per share merger consideration and, without any action by the holders of such shares, will cease to be outstanding, be canceled and cease to exist, and each holder of a certificate formerly representing any shares of NxStage common stock or person entered as the owner in book-entry in respect of a share immediately prior to the effective time, will cease to have any rights with respect thereto other than the right to receive the per share merger consideration.

After the merger is completed, under the terms of the merger agreement, you will have the right to receive the per share merger consideration, but you no longer will have any rights as a NxStage stockholder as a result of the merger (except that stockholders who properly exercise their right of appraisal will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under “The Merger Agreement — Dissenting Shares” beginning on page 62).

Background of the Merger

The NxStage board of directors and management regularly review NxStage’s operations, financial condition and performance, capital structure, and strategic plans. As part of these reviews, the NxStage board of directors has periodically evaluated strategic opportunities to maximize stockholder value, including acquisitions, dispositions and other financial and strategic alternatives. NxStage management has also discussed such opportunities with third parties from time to time, including with certain strategic partners and potential acquirors.

NxStage and Fresenius have a long-standing commercial relationship, and Fresenius is one of NxStage’s largest customers. During the course of their commercial relationship, NxStage and Fresenius have discussed various strategic options. At the end of 2016 and into 2017, NxStage and Fresenius were negotiating an extension of their existing product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies, as well as a potential joint venture involving NxStage’s dialysis clinic business. In the course of the negotiations, Jeffrey Burbank, Chief Executive Officer of NxStage, had periodic discussions with William Valle, Chief Executive Officer of Fresenius.

On January 26, 2017, the NxStage board of directors held a regularly scheduled, in-person meeting attended by representatives from Piper Jaffray, a financial advisor with extensive experience in the medical device industry and mergers and acquisitions transactions and familiarity with NxStage. At the request of the NxStage board of directors and as a follow-up to the board’s annual strategy meeting in 2016, a representative of Piper Jaffray presented materials to the board regarding recent strategic transactions among publicly traded medical device companies.

During the week of February 6, Mr. Burbank and Mr. Valle arranged an in-person meeting for February 13 to discuss the parties’ product purchase agreement and the potential joint venture involving NxStage’s dialysis clinic business.

On February 13, 2017, Mr. Burbank and Mr. Valle held an in-person meeting at Mr. Valle’s office to discuss the key terms of the parties’ product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies. During the meeting, Mr. Valle expressed Fresenius’ potential interest in a broader strategic relationship but did not propose specific terms of such arrangement.

On February 17, 2017, the NxStage board of directors met and discussed Mr. Burbank’s February 13 meeting with Mr. Valle and Mr. Valle’s statement that Fresenius may have interest in a broader strategic relationship with NxStage. The NxStage board of directors asked questions and, after discussing potential next steps, authorized Mr. Burbank to continue his dialog with Mr. Valle. Between February 17 and May 31, Mr. Burbank and Mr. Valle spoke periodically about the parties’ product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies but did not discuss a potential merger transaction.

On April 27, 2017, the NxStage board of directors held a regularly scheduled, in-person meeting attended by members of NxStage management and a representative of Ropes & Gray LLP, which we refer to as Ropes & Gray, NxStage’s outside legal counsel. At the request of the NxStage board of directors, a representative of Ropes & Gray described the legal, corporate governance and other key issues that would be raised in the event NxStage received an offer to acquire the company.

During the week of May 22, 2017, Mr. Valle contacted Mr. Burbank to schedule a meeting but did not propose an agenda.

On May 31, 2017, Mr. Burbank attended a meeting with Rice Powell, Chairman and Chief Executive Officer of the Management Board of Fresenius’s parent company, and Mr. Valle. During the meeting, Messrs. Powell and Valle expressed Fresenius’s potential interest in acquiring NxStage but did not propose a purchase price. They also told Mr. Burbank that Fresenius would provide a draft non-disclosure agreement and a written, non-binding indication of interest following the meeting. Mr. Burbank stated that he would update the NxStage board of directors about this meeting, and that the NxStage board of directors would evaluate Fresenius’s indication of interest promptly after receiving it.

On June 1, 2017, Fresenius delivered a proposed non-disclosure agreement to NxStage, which contemplated a 75-day exclusivity period and a one-year standstill period that would terminate in the event NxStage entered into a definitive agreement providing for a change of control of NxStage or if the NxStage board of directors recommended acceptance of a third-party tender offer to NxStage stockholders. Between June 1 and June 19, 2017, NxStage and Fresenius management, together with representatives of Ropes & Gray and Robinson Bradshaw & Hinson, PC, which we refer to as Robinson Bradshaw, outside legal counsel to Fresenius, exchanged multiple drafts of a non-disclosure agreement and negotiated the key terms, including the standstill period.

On June 2, 2017, the NxStage board of directors held a meeting attended by members of NxStage management. Mr. Burbank summarized the key topics discussed at his May 31 meeting with Messrs. Powell and Valle, including that in anticipation of submitting a non-binding indication of interest with respect to the acquisition of NxStage, Fresenius had engaged a financial advisor and begun due diligence, and that Fresenius intended to present a formal indication of interest regarding a potential transaction soon. Mr. Burbank shared that Fresenius’s stated rationale for seeking a transaction with NxStage at this time included Fresenius’s belief in the benefits of home hemodialysis, which it believes is currently under-penetrated among patients, as well as Fresenius’s excitement regarding NxStage’s critical care technology. Mr. Burbank responded to questions from the directors regarding the meeting and then led a discussion concerning the key risks and opportunities related to a potential transaction, including that the Fresenius representatives had stated that Fresenius may seek alternatives to insourcing home hemodialysis equipment and supplies from NxStage if a transaction did not occur. The directors discussed that assertion by the Fresenius representatives, as the loss of Fresenius as a customer would adversely impact NxStage’s revenue and growth. The directors also discussed the potential reaction to a transaction from NxStage’s other customers and the impact of information leaks on NxStage employees and customers. Mr. Burbank then noted the potential to accelerate certain of NxStage’s pipeline programs if a transaction were to occur, the potential for greater penetration of home hemodialysis at Fresenius clinics as well as other customers domestically and worldwide, as well as how the proposed transaction would remove the risks faced by NxStage as a standalone company and NxStage’s ability to meet its long-term objectives, on a risk-adjusted basis. Mr. Burbank noted that NxStage’s negotiations to obtain a long-term product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies with Fresenius had been unsuccessful to date, and the parties’ current agreement is renewable on a month-to-month basis and can be terminated by either party on 30 days’ notice. In addition, Mr. Burbank discussed the uncertainties and risks faced by NxStage and NxStage’s ability to meet its long-term objectives and deliver value to its stockholders as a standalone business. The directors also discussed general market, regulatory and political uncertainties and how these could impact NxStage’s future stock price. Mr. Burbank noted that NxStage’s financial performance for the second quarter of 2017 was unlikely to meet market expectations, and that NxStage may need to lower guidance for the full year. Winnie Swan, Senior Vice President, General Counsel and Corporate Secretary of NxStage, then described the terms of the draft non-disclosure agreement delivered by Fresenius on June 1, including the request for an exclusivity period. Following discussion, the directors determined that it would be premature to enter into exclusive negotiations at this time. The directors and management discussed next steps, and the NxStage board of directors authorized Mr. Burbank to continue his dialog with Mr. Valle. The directors also discussed the merits of engaging Piper Jaffray as NxStage’s financial advisor in connection with the potential transaction given Piper Jaffray’s understanding of NxStage’s business and their expertise in medical devices, in particular, and mergers and acquisitions, in general. The NxStage board of directors directed management to work towards formally engaging Piper Jaffray as NxStage’s financial advisor and to work with Piper Jaffray to evaluate and respond to the anticipated indication of interest from Fresenius.

On June 13, 2017, Mr. Valle delivered a non-binding indication of interest, which we refer to as the June 13 Letter, to Mr. Burbank proposing that Fresenius acquire NxStage for an all-cash purchase price of between $27.00 and $29.00 per share without a financing condition, which represented a premium of between approximately 15% and 24% to the closing price of NxStage’s stock on June 12, 2017. The June 13 Letter also reiterated Fresenius’s expectation that NxStage would agree to negotiate exclusively with Fresenius for 75 days.

On June 14, 2017, the NxStage board of directors held a meeting attended by Ms. Swan. During the meeting, Ms. Swan summarized the terms proposed in the June 13 Letter, which had been circulated prior to the meeting, and Ms. Swan and Mr. Burbank discussed recent interactions between representatives of NxStage and Fresenius and the valuation of NxStage reflected in the June 13 Letter. The directors asked questions about, and discussed, Fresenius’s proposal and the parties’ interactions, as well as the most effective methods for engaging with Fresenius and maximizing the potential transaction value. Following the discussion, the NxStage board of directors determined that, while NxStage was not currently for sale, management should inform the NxStage board of directors of potential alternatives to NxStage’s existing strategic plan, including a potential strategic transaction with Fresenius, and authorized the NxStage management team and its advisors to continue negotiating a potential transaction with Fresenius. The NxStage board of directors also established a special transaction committee, which we refer to as the Transaction Committee, comprised of Mr. Burbank and three independent directors — Robert Funari, Earl Lewis and Reid Perper — to oversee the evaluation of potential strategic transactions and report on developments to the full board. The NxStage board of directors delegated authority to the Transaction Committee to approve the terms of an engagement with a financial advisor; to determine whether to contact additional parties regarding a potential strategic transaction with NxStage; to approve a non-disclosure agreement, including any standstill or exclusivity arrangements, between NxStage and any third parties; and to take other actions in connection with potential strategic transactions.

On June 14, 2017, following the meeting of the full NxStage board of directors, the members of the Transaction Committee held an initial meeting attended by Ms. Swan. Mr. Burbank addressed some considerations related to Fresenius’s proposal, including that Fresenius management had indicated that it might pursue alternatives to insourcing home hemodialysis equipment and supplies from NxStage if a transaction did not occur, which would have an adverse impact on NxStage’s revenue and growth as well as that second quarter 2017 financial performance was unlikely to meet market expectations, and that NxStage may need to lower guidance for the full year. Mr. Burbank and the other members of the Transaction Committee also discussed potential customer sentiment concerning a strategic transaction between Fresenius and NxStage, the benefits of establishing a new, long-term commercial relationship with Fresenius, and management’s preparations for potential due diligence.

On June 15, 2017, the Transaction Committee held a meeting attended by members of the NxStage management team and representatives from Piper Jaffray and Ropes & Gray. During the meeting, Mr. Burbank again summarized recent interactions with Fresenius, including the receipt by NxStage of the June 13 Letter and Fresenius’s request for a 75-day exclusivity period, as well as the status of the commercial arrangements between NxStage and Fresenius. The Transaction Committee discussed potential responses to the June 13 Letter with the goal of increasing Fresenius’s proposed price per share and agreeing on revised terms for the parties’ product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies. Following the discussion, the Transaction Committee directed members of the NxStage management team to enter into a non-disclosure agreement with Fresenius that included a one-year standstill period but not include any exclusivity period. The Transaction Committee also directed NxStage management and its advisors to contact their Fresenius counterparts to discuss increasing the price per share, NxStage’s requested extension of Fresenius’s product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies, and the diligence process and, following the execution of a non-disclosure agreement, to provide Fresenius with information that would assist Fresenius’s valuation of the business and support an increase of the proposed purchase price. The Transaction Committee then discussed with representatives from Piper Jaffray the possibility of contacting third parties to assess their interest in pursuing an alternative strategic transaction with NxStage, including the timing, risks and benefits, and probability of success of such outreach. The Transaction Committee also solicited input from Mr. Burbank based on his prior interactions with third parties. Following this discussion, the Transaction Committee determined that, based in part on discussions with Mr. Burbank and representatives of Piper Jaffray regarding the potential risks and benefits of contacting third parties, NxStage and representatives of Piper Jaffray should not reach out to other third parties regarding potential alternative transactions at that time.

On June 16, 2017, NxStage delivered to Fresenius a revised proposed non-disclosure agreement that did not provide for an exclusivity period.

On June 17, 2017, Mr. Burbank met with Mr. Powell to discuss next steps in negotiating a potential strategic transaction between NxStage and Fresenius. Mr. Burbank explained that the NxStage board of directors would require Fresenius to increase the purchase price above that proposed in the June 13 Letter. Mr. Burbank also proposed that following the execution of a non-disclosure agreement, NxStage would share and present certain non-public information about the business in order to support a proposed price per share above the $27.00 to $29.00 range presented in the June 13 Letter.

Later on June 17, 2017, representatives from Bank of America Merrill Lynch, which we refer to as BofA Merrill Lynch, Fresenius’s financial advisor, and Piper Jaffray discussed issues related to the potential transaction, including the purchase price proposed by Fresenius in the June 13 Letter, the need to protect the existing commercial arrangements between NxStage and Fresenius, and Fresenius’s due diligence requirements.

On June 18, 2017, Mr. Burbank had a call with Mr. Valle to discuss the potential transaction with Fresenius, including Fresenius’s due diligence requirements, the protection of the existing commercial relationship between Fresenius and NxStage, the importance of providing for deal certainty in any definitive documentation, and the need for Fresenius to increase the purchase price above that proposed in the June 13 Letter.

On June 19, 2017, NxStage and Fresenius executed a non-disclosure agreement that included a one-year standstill but no exclusivity period. NxStage and Fresenius subsequently amended the non-disclosure agreement to permit specific Fresenius employees and advisors to receive competitively sensitive information regarding certain NxStage products, intellectual property, manufacturing facilities and operations, regulatory matters and financial information, subject to specific restrictions on use of such information.

Also on June 19, 2017, the Transaction Committee held a meeting attended by members of NxStage management and representatives from Piper Jaffray and Ropes & Gray. During the meeting, Mr. Burbank and representatives from Piper Jaffray summarized recent developments in the interactions with Fresenius, including their recent meetings and calls with Fresenius management and representatives of BofA Merrill Lynch, respectively, noting that, consistent with the Transaction Committee’s prior guidance, they emphasized NxStage’s focus on Fresenius increasing its proposed purchase price, achieving deal certainty, and protecting the parties’ commercial relationship. Mr. Burbank also noted that Fresenius’s management expressed its unwillingness to establish terms for a new long-term commercial agreement with NxStage for the purchase of equipment and supplies intended for use in home hemodialysis therapies but may engage on new parameters for the parties’ existing commercial agreement. The Transaction Committee and other meeting participants then discussed potential strategies to negotiate favorable terms for the parties’ existing commercial agreement for the purchase of equipment and supplies intended for use in home hemodialysis therapies and next steps with respect to the potential strategic transaction, including the NxStage management team’s preparation for a management meeting with Fresenius.

On June 21, 2017, members of the NxStage management team made a presentation about NxStage’s business to members of the Fresenius management team. The presentation included certain financial projections prepared by the NxStage management team in the ordinary course in connection with its long-range planning activities and other non-public information about NxStage’s products and operations. Following the meeting, Fresenius delivered additional due diligence requests to NxStage, and members of NxStage management and its representatives provided responses on a rolling basis.

Between June 22, 2017 and June 27, 2017, representatives from Piper Jaffray and BofA Merrill Lynch participated in several calls to discuss potential transaction terms, diligence requests and responses, and the negotiation process and timeline. Mr. Burbank and Mr. Valle also discussed the June 21 management meeting and Fresenius’s intent to deliver a revised indication of interest.

On June 28, 2017, the Transaction Committee held a meeting attended by members of NxStage management and representatives from Piper Jaffray and Ropes & Gray. Mr. Burbank described the June 21 management meeting and the ongoing diligence process, provided an update regarding the negotiation of amended pricing for the parties’ existing commercial agreement for the purchase of equipment and supplies intended for use in home hemodialysis therapies, and summarized potential next steps in the negotiations. Mr. Burbank reported that he and representatives from Piper Jaffray had communicated to Fresenius and BofA Merrill Lynch, respectively, that the per share price proposed in the June 13 Letter was too low and that, following the June 21 management meeting, Mr. Valle had expressed Fresenius’s intent to deliver a revised indication of interest proposing a $30.00 per share purchase price, but that no further increases should be expected. Representatives of Piper Jaffray informed the Transaction Committee that BofA Merrill Lynch had indicated that Fresenius was willing to increase its proposed purchase price only if NxStage agreed to negotiate exclusively with Fresenius for a period of time. The members of the Transaction Committee discussed potential responses to the renewed request for exclusivity and asked questions about the status of the process with Fresenius. The members also discussed with representatives of Ropes & Gray and Piper Jaffray various considerations for determining whether to pursue a possible sale of NxStage rather than continuing as a stand-alone organization. Representatives of Piper Jaffray then presented a preliminary financial analysis regarding the proposed transaction and the valuation of NxStage, describing the assumptions underlying the analysis, noting the valuation implications of the different assumptions, and explaining the methodologies Piper Jaffray had employed to assess NxStage’s financial value as a stand-alone organization. Such financial analysis was based on certain non-public, unaudited and prospective financial information prepared by NxStage management based on NxStage’s long-range financial plan. The members of the Transaction Committee asked questions regarding the financial analysis and discussed the strategic rationale for Fresenius to pursue the transaction and the potential synergies it could achieve. The members of the Transaction Committee and NxStage management also discussed the uncertainty and risks faced by NxStage and NxStage’s ability, on a risk-adjusted basis, to meet its long-term objectives and to deliver value to its stockholders as a standalone business. The members of the Transaction Committee weighed the certainty of the price per share offered by Fresenius compared to the uncertainty that trading prices for shares of NxStage common stock would approach the per share merger consideration in the foreseeable future, including after considering not just risks unique to NxStage and its long-range plan but also uncertainties in the market, regulatory and political landscape. Mr. Burbank highlighted the risks associated with NxStage failing to complete a transaction and having its business relationship with Fresenius deteriorate. He also discussed his expectations for NxStage’s financial performance in the second quarter of 2017, noting that NxStage may need to reduce year-end guidance on its upcoming earnings call due to lower than anticipated revenues and higher than expected losses. Mr. Burbank noted how the performance and revised guidance could adversely impact NxStage’s stock price and Fresenius’s willingness to enter into a definitive agreement on the terms discussed to date. Mr. Burbank and representatives of Piper Jaffray then discussed potential alternative strategic transactions for NxStage and identified certain third parties with a potential strategic rationale and potentially sufficient financial resources to complete a strategic transaction with NxStage. Mr. Burbank and representatives of Piper Jaffray shared their perspectives, based on their experience in the medical device industry and past discussions with third parties, including the potential bidders identified by Piper Jaffray as having a potential strategic rationale and potential financial capacity to complete a strategic transaction with NxStage, of the low likelihood that a strategic party would make a proposal for a per share price that was competitive with what Fresenius had proposed, and the low likelihood that financial buyers would be interested in an acquisition at such a valuation. The Transaction Committee then directed Piper Jaffray to present its financial analysis to the full NxStage board of directors and NxStage management to continue to negotiate a potential transaction with Fresenius.

On June 29, 2017, Fresenius delivered a revised non-binding indication of interest to NxStage, which we refer to as the June 29 Letter. The June 29 Letter included Fresenius’s proposal to acquire NxStage for an all-cash purchase price of $30.00 per share, but noted that its proposal was contingent upon NxStage negotiating exclusively with Fresenius for 45 days. The increased proposed purchase price represented a premium of approximately 18% to the closing price of NxStage’s stock on June 28, 2017.

On June 30, 2017, the NxStage board of directors held a meeting attended by members of NxStage management and representatives of Piper Jaffray and Ropes & Gray. Mr. Burbank summarized the terms of the June 29 Letter, which had been circulated in advance of the meeting, and recent interactions with Fresenius, including Fresenius’s renewed request for exclusivity. A representative of Ropes & Gray described the directors’ fiduciary duties in the context of a potential strategic transaction and responded to related questions from the directors. The directors and advisors also discussed potential conflicts of interest, and the Board agreed that it was aware of no relationships or other potential conflicts of any of the directors or the advisors that would undermine their independence. Mr. Burbank then led a discussion among the participants at the meeting about key open issues reflected in the June 29 Letter, as well as other issues that had been discussed by the Transaction Committee, including the price per share, the risk allocation between the parties related to regulatory approvals, and the commercial arrangement between NxStage and Fresenius. Piper Jaffray then presented a preliminary financial analysis regarding the proposed transaction and the valuation of NxStage, and the members of the NxStage board of directors asked questions and discussed the financial analysis. The members of the NxStage board of directors and management discussed with representatives of Piper Jaffray and Ropes & Gray Fresenius’s request to negotiate exclusively, including the risks and benefits of agreeing not to contact third parties and likelihood that any third parties would have interest in a strategic transaction and the financial capacity to pay at least $30.00 per share. Members of NxStage management and representatives of Piper Jaffray shared their views that, based on recent interactions with the third parties that were the most likely to be interested in acquiring NxStage at a premium price and their experience in the industry, no other party was likely to submit a proposal that provided for a purchase price of $30.00 per share or higher. Following the discussion, the NxStage board of directors, including the members of the Transaction Committee, determined, based on their knowledge of the industry and Fresenius, discussions with management of NxStage, representatives of Piper Jaffray and Ropes & Gray, and the circumstances existing at the time, that NxStage should not reach out to additional parties to conduct a market check. The NxStage board of directors also authorized NxStage management to propose to Fresenius that NxStage would negotiate exclusively with Fresenius until July 24, 2017, provided that the purchase price would be at least $31.00 per share, the termination fee payable by NxStage in certain circumstances would be at or below 3%, and Fresenius would agree to take all actions necessary to obtain regulatory clearance or, if Fresenius would not agree to such a commitment, NxStage would receive a reverse termination fee from Fresenius equal to at least 5% of NxStage’s enterprise value in the event that necessary regulatory approvals were not obtained.

On June 30, 2017, following the meeting of the NxStage board of directors, Mr. Burbank delivered to Mr. Valle a draft exclusivity agreement, which we refer to as the June 30 Exclusivity Proposal. The draft provided that NxStage would negotiate exclusively with Fresenius through July 24, 2017, so long as any definitive transaction documentation entered into by NxStage and Fresenius would include (i) an all-cash purchase price of at least $31.00 per share, (ii) a maximum termination fee payable by NxStage not to exceed 2% of NxStage’s enterprise value, and (iii) a commitment by Fresenius to take any actions necessary to obtain regulatory clearance for the transaction.

On July 2, 2017, Robinson Bradshaw returned to NxStage a revised draft exclusivity agreement, which we refer to as the July 2 Exclusivity Proposal, which proposed (i) an exclusivity period through July 31, 2017, (ii) an all-cash purchase price of $30.00 per share, (iii) an agreement by NxStage to a customary no-shop provision, (iv) a maximum termination fee payable by NxStage of 4% of its enterprise value, and (v) no commitment by Fresenius to take any actions necessary to obtain regulatory clearance for the transaction.

On July 3, 2017, representatives of Piper Jaffray had a call with members of Fresenius management and representatives of BofA Merrill Lynch to discuss the terms of the July 2 Exclusivity Proposal. Following the call, Karen Gledhill, Senior Vice President and General Counsel of Fresenius, delivered to Ms. Swan a revised draft exclusivity agreement, which we refer to as the July 3 Exclusivity Proposal, which proposed an exclusivity period through July 24, 2017, with an extension through July 31 if NxStage did not meet certain diligence milestones. The July 3 Exclusivity Proposal also lowered the proposed termination fee payable by NxStage to 2.5% of its enterprise value, but did not include any commitment by Fresenius regarding regulatory clearance, which continued to be discussed between representatives of NxStage and Fresenius, including the possibility of introducing a reverse break-up fee if regulatory approvals were not obtained.

On July 4, 2017, the NxStage board of directors held a meeting attended by members of NxStage management and representatives of Piper Jaffray and Ropes & Gray. Mr. Burbank summarized the status of negotiations regarding the exclusivity letter, which had been circulated in advance of the meeting, and identified the key open items in the agreement, including the per share price, the length of exclusivity, the size of the termination fee payable by NxStage, the efforts Fresenius would commit to take to obtain regulatory approvals, and the size of a potential reverse break-up fee. Mr. Burbank noted that Fresenius had indicated that it would not continue diligence until these key terms were resolved. Mr. Burbank also noted that Fresenius had agreed to a 1.5% price increase under the parties’ existing product purchase agreement for equipment and supplies intended for use in home hemodialysis therapies, effective April 1, 2017, but stated that he did not believe Fresenius would negotiate a favorable long-term commercial agreement at this time. The members of the NxStage board of directors expressed their support for the terms of the proposed revised commercial agreement with Fresenius and asked questions regarding the various provisions in the iterations of the exclusivity letter and other interactions with Fresenius and the participants discussed potential responses. Following discussion about the existing risks to the business, alternative strategic options, and the possibility that third parties could make, and NxStage could pursue, superior proposals after the signing of a definitive agreement, the NxStage board of directors authorized NxStage management to continue negotiating the exclusivity letter, provided guidance about the terms the board would be willing to accept, including a price range of $30.00 to $31.00 per share, a termination fee of up to 3% of NxStage’s enterprise value, and a reverse termination fee of 5% or more of NxStage’s enterprise value if Fresenius would not agree to take all actions necessary to obtain regulatory approvals. The NxStage board of directors also authorized NxStage management to execute an exclusivity agreement provided that the key terms were resolved within the ranges the board had deemed acceptable.

On July 5, 2017, Ms. Swan called Ms. Gledhill to discuss key issues in the proposed exclusivity agreement. Following their conversation, Ms. Swan delivered a revised draft of the proposed exclusivity agreement to Ms. Gledhill, which modified the July 3 Exclusivity Proposal to provide for a proposed exclusivity period through July 31, 2017 and that any definitive transaction documentation entered into by NxStage and Fresenius would include (i) an all-cash purchase price of between $30.00 to $31.00 per share, (ii) a termination fee payable by NxStage of not more than 3% of its enterprise value, (iii) a commitment by Fresenius to take any actions necessary to obtain regulatory clearance for the proposed transaction, and (iv) a reverse termination fee of not less than 5% of NxStage’s enterprise value payable by Fresenius if any regulatory authority did not approve the proposed transaction.

Later on July 5, 2017, representatives of BofA Merrill Lynch delivered to representatives of Piper Jaffray a further revised version of the proposed exclusivity agreement, which provided that (i) Fresenius would only be required to take actions with respect to specified assets to obtain regulatory clearance for the transaction and (ii) the outside date for regulatory approval of the transaction would be 12 months from the signing of definitive transaction documentation, subject to extension, at Fresenius’s option, for up to 180 days to obtain antitrust approvals.

On July 7, 2017, following additional discussions among the parties and their advisors, NxStage and Fresenius executed an exclusivity agreement, which we refer to as the Exclusivity Agreement, which provided for an exclusivity period through July 31, 2017 and that any definitive transaction documentation entered into by NxStage and Fresenius would include (i) an all-cash purchase price of between $30.00 to $31.00 per share, (ii) a customary no-shop provision, (iii) a termination fee of 3% of NxStage’s enterprise value payable by NxStage in certain circumstances, (iv) a commitment by Fresenius to divest specified assets if necessary to obtain regulatory clearance for the transaction, and (v) a reverse termination fee of 5% of NxStage’s enterprise value payable by Fresenius if regulatory approval is not received prior to an outside date that is 12 months from the signing of definitive transaction documentation, subject to extension, at Fresenius’s option, for up to 180 days to obtain antitrust approvals.

On July 9, 2017, NxStage granted Fresenius access to a data room that included non-public information about its business and continued to provide additional non-public information about the business as requested by Fresenius. Additionally, between July 8 and July 25, members of NxStage and Fresenius management and their advisors held a number of diligence meetings and facility tours during which NxStage management provided non-public information about products, products under development, intellectual property, regulatory matters, reimbursement, manufacturing facilities and operations, and finances.

On July 11, 2017, representatives of Robinson Bradshaw delivered a draft merger agreement to Ropes & Gray.

On July 14, 2017, the NxStage board of directors held a meeting attended by Ms. Swan. Mr. Burbank described the key terms of an engagement letter for Piper Jaffray that had been circulated in advance of the meeting. The directors asked questions about the engagement letter and, following discussions, authorized NxStage management to enter into the engagement letter. Mr. Burbank then updated the directors about the final terms of the Exclusivity Agreement, and he and Ms. Swan described Fresenius’s diligence to date. Ms. Swan noted that an initial draft of the merger agreement had been received and was under review by Ropes & Gray, but did not discuss its proposed terms. The directors asked questions and discussed negotiating strategy and next steps in the negotiations.

Later on July 14, 2017, NxStage entered into an engagement letter with Piper Jaffray to provide financial advisory services in support of the NxStage board of directors’ evaluation of potential strategic transactions, in light of Piper Jaffray’s knowledge and expertise with respect to NxStage, the medical device industry, and mergers and acquisitions transactions.

On July 19, 2017, representatives of Ropes & Gray returned a revised draft of the merger agreement to Robinson Bradshaw. The draft identified certain key open items related to deal certainty, including the levels of effort required to obtain regulatory approvals and the material adverse effect definition, the circumstances in which a termination or reverse termination fee would be payable by the applicable party, and the circumstances in which the NxStage board of directors would be permitted to change its recommendation to NxStage stockholders regarding adoption of a final merger agreement with Fresenius. Between July 19 and August 5, 2017, representatives of NxStage and Fresenius exchanged further drafts and negotiated the terms of the proposed merger agreement.

On July 26, 2017, members of NxStage and Fresenius management and representatives from the legal advisors to each party held an in-person meeting to negotiate open issues in the proposed merger agreement. Also on July 26, 2017, Brian Silva, Chief Human Resources Officer, Senior Vice President, Administration, of Fresenius, notified Darren Scandone, Senior Vice President, Human Resources of NxStage, via telephone call that Fresenius expected Mr. Burbank and Joseph Turk, Jr., President of NxStage, to amend their current employment agreements to include certain non-compete provisions before any merger agreement was signed.

On July 26, 2017, the compensation committee of the NxStage board of directors held an in-person meeting attended by members of NxStage management and representatives of Ropes & Gray to discuss certain terms in the merger agreement related to NxStage employee benefits and executive compensation. A representative from Ropes & Gray summarized the status of the merger agreement negotiations and the key opens issues relating to compensation and employee benefits, including the nature of restrictions on NxStage’s ability to grant equity awards and cash bonuses, and to make certain hiring or firing decisions without Fresenius’s consent between signing the merger agreement and closing the transaction. The compensation committee of the NxStage board of directors then discussed the proposed terms and provided guidance regarding the negotiation of the open items.

On July 27, 2017, the NxStage board of directors held an in-person meeting attended by members of NxStage management and representatives of Piper Jaffray and Ropes & Gray. Mr. Burbank noted that Fresenius’s supervisory board had expressed its intention to approve an acquisition of NxStage, pending its satisfaction of the final negotiations and limited remaining diligence. A representative from Ropes & Gray reviewed the directors’ fiduciary duties and summarized the status of negotiations of the draft merger agreement and key open issues, including the definition of material adverse effect and the jurisdictions in which antitrust approval would be required before closing, the circumstances in which the NxStage board of directors could change its recommendation to stockholders, and the circumstances in which a termination fee would be payable by NxStage. Mr. Burbank and the representative from Ropes & Gray led a discussion among the directors about the potential timeline to finalize the merger agreement and announce a transaction. Representatives of Piper Jaffray then reviewed Piper Jaffray’s preliminary financial analysis of the proposed per share merger consideration. The members of the NxStage board of directors asked questions about the terms of the merger agreement, the financial analysis and the status of the transaction, and the participants discussed strategies for completing negotiations. The NxStage board of directors provided guidance on certain open items in the merger agreement, noting that Mr. Burbank should continue seeking a purchase price of $31.00 per share but permitting him to accept $30.00 per share if necessary, and authorized NxStage management to continue negotiating with Fresenius, including extending the exclusivity period under the Exclusivity Agreement by one week if negotiations had not concluded by July 31, 2017.

Between July 27, 2017 and August 4, 2017, Mr. Burbank had several conversations with Mr. Valle and Brian Gauger, Chief Development Officer of Fresenius, about open issues in the draft merger agreement, including the per share purchase price. At the conclusion of these discussions, the parties agreed to all merger agreement terms, including the $30.00 price per share, pending each of their boards’ approvals.

On July 31, 2017, NxStage and Fresenius executed an amendment to the Exclusivity Agreement extending the exclusivity period to August 7, 2017.

On August 3, 2017, NxStage delivered to Fresenius draft amendments to the employment agreements of Messrs. Burbank and Turk that included a non-competition provision consistent with Fresenius’s request on July 26. The non-competition restrictions would survive for 12 months following termination of their respective employment, and which provided for an increase in the amount of severance payments prior to a change of control and, in the case of Mr. Turk, following a change of control. The parties to the agreements negotiated the terms of the amendments between August 3 and August 6.

On August 3, 2017, Fresenius also delivered to Messrs. Burbank, Turk and Dennis Treu, Vice President and Senior Member, Technical Staff at NxStage, draft retention agreements that would become effective following the consummation of the merger and provided for certain bonuses and severance compensation in exchange for agreeing to remain an employee of, and not to compete against, the surviving company for specified periods. The parties to the agreements negotiated the terms of the retention agreements on August 5 and August 6.

On August 5, 2017, the compensation committee of the NxStage board of directors held a telephonic meeting attended by Ms. Swan, Matthew Towse, Chief Financial Officer of NxStage, and Aras Lapinskas, Vice President and Associate General Counsel of NxStage, and representatives of Piper Jaffray and Ropes & Gray. Messrs. Burbank and Turk recused themselves from the meeting. Ms. Swan summarized the key terms of the proposed amendments to the employment agreements of Messrs. Burbank and Turk and the retention agreements proposed by Fresenius for certain executives, noting that NxStage would not be a party to such retention agreements. A representative of Ropes & Gray then reviewed the proposed terms of the merger agreement and the changes to the merger agreement since the July 26 meeting of the compensation committee. After discussing the terms and asking questions about the negotiation process, the compensation committee of the NxStage board of directors approved the compensation and benefits matters described in the merger agreement and the amendments to the employment agreements of Messrs. Burbank and Turk.

On August 5, 2017, immediately following the compensation committee meeting, the NxStage board of directors held a telephonic meeting at which members of NxStage management and representatives of Piper Jaffray and Ropes & Gray were present. A representative of Ropes & Gray reviewed the proposed terms of the merger agreement and the changes to the merger agreement since the July 27 meeting of the NxStage board of directors, and the representatives of Ropes & Gray summarized the directors’ fiduciary duties with respect to the potential transaction. Representatives of Piper Jaffray then reviewed with the NxStage board of directors their financial analysis of the per share merger consideration and delivered to the NxStage board of directors an oral opinion, which was confirmed by delivery of a written opinion dated August 5, 2017, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the $30.00 per share merger consideration, was fair, from a financial point of view, to holders of shares of NxStage common stock. After further discussion, the NxStage board of directors unanimously determined that the merger agreement and the merger described therein were fair to and in the best interests of NxStage’s stockholders, approved and declared advisable the merger agreement and the merger, and resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement.

Early in the morning on August 7, 2017, NxStage and Fresenius executed the merger agreement.

During the morning on August 7, 2017, NxStage and Fresenius issued a joint press release announcing the entry into the merger agreement.

Recommendation of the NxStage Board of Directors and Reasons for the Merger

The NxStage board of directors recommends that NxStage stockholders vote (i) “FOR” the proposal to adopt the merger agreement, (ii) “FOR” the proposal to approve, by a non-binding, advisory vote, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger and (iii) “FOR” the proposal to adjourn the special meeting of NxStage stockholders, if necessary, to solicit additional proxies if, at the time of the special meeting, there are insufficient votes to adopt the merger agreement.

At a meeting held on August 5, 2017, the NxStage board of directors unanimously (i) determined that the merger agreement and the merger are fair to and in the best interests of NxStage’s stockholders, (ii) approved and declared advisable the merger agreement and the merger in accordance with the DGCL, and (iii) resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement.

In reaching its recommendation that NxStage stockholders vote for the proposal to adopt the merger agreement, the NxStage board of directors consulted with NxStage management, Piper Jaffray, and Ropes & Gray and considered a number of reasons, including the following non-exhaustive list of reasons (not included in any relative order of importance) that the NxStage board of directors believes support its determination and recommendation:

•	Business and Financial Condition of NxStage. The NxStage board of directors considered NxStage’s current and historical financial condition, results of operations, business, competitive position, properties, assets and prospects, as well as NxStage’s long-range plan. The NxStage board of directors weighed the certainty of realizing a compelling value for shares of NxStage’s common stock in the merger compared to the uncertainty that trading values would approach the per share merger consideration in the foreseeable future and the risk and uncertainty associated with NxStage and its business. The NxStage board of directors also believed that the acquisition of NxStage by Fresenius for $30.00 per NxStage share in cash was more favorable to NxStage’s stockholders than the risk-adjusted value of remaining an independent public company, because of, among other things, the uncertainty in the market, regulatory and political landscape. The NxStage board of directors also considered that NxStage’s significant commercial relationship with Fresenius increased concerns that a failed transaction could lead to a deterioration in the parties’ commercial relationship and a decrease in Fresenius’s orders from NxStage or lead Fresenius to consider an alternative source for home hemodialysis equipment and supplies, which could have a material negative impact NxStage’s future revenue growth, particularly with respect to sales of products intended for use in home hemodialysis therapies.

•	Implied Premium. The NxStage board of directors considered that the per share merger consideration represented an approximately 47% premium to its 52-week low on May 9, 2017 and 3% discount to NxStage’s 52-week high on May 2, 2017. In addition, the NxStage board of directors considered that the per share merger consideration represented an approximately 18% premium to the volume-weighted average trading price for the 180-day trading period leading up to August 4, 2017, the last trading day before NxStage entered into the merger agreement, an approximately 19% premium to the volume-weighted average trading price for the one-year trading period leading up to August 4, 2017, and an approximately 30% premium over NxStage’s closing share price on August 4, 2017. The NxStage board of directors considered that, in its view, it had obtained Fresenius’s best and final offer and that, as of the date of the merger agreement, the per share merger consideration represented the highest per share merger consideration reasonably obtainable.

•	Per Share Merger Consideration. The NxStage board of directors considered the fact that 100% of the merger consideration will be payable in cash at the closing of the merger, which provides NxStage stockholders with immediate liquidity and a high degree of certainty of value.

•	Negotiation Process and Procedural Fairness. The NxStage board of directors considered the enhancements that NxStage and its advisors were able to obtain as a result of robust arm’s-length negotiations with Fresenius, including the increase in the offer price proposed by Fresenius from the time of its initial proposal to the end of the negotiations, a lower termination fee than initially proposed by Fresenius, and the ability of NxStage to terminate the merger agreement to accept a superior proposal.

•	Potentially Interested Counterparties. The NxStage board of directors considered in its judgment, after discussing with Piper Jaffray and senior management of NxStage, and with the benefit of the investor and industry expertise of the members of the NxStage board of directors, (i) that no other party was likely to have interest in and the ability to complete a transaction with NxStage on the financial terms proposed by Fresenius, and (ii) should any such potential counterparty be interested in pursuing a transaction on more favorable terms, such counterparty would be able to pursue such an offer for NxStage, and the NxStage board of directors would be able to respond to and accept such an offer, pursuant to the terms of the merger agreement.

•	Strategic Alternatives. The NxStage board of directors considered, after discussions with Piper Jaffray, possible alternatives to the merger, including the execution of senior management’s standalone plan and the risks associated with this alternative. The NxStage board of directors determined not to pursue strategic alternatives in light of its belief that the merger is more favorable to NxStage’s stockholders than such alternatives. The NxStage board of directors also considered its belief that the value offered to holders of shares of NxStage common stock in the merger was more favorable to holders of NxStage common stock than the risk-adjusted value of remaining an independent public company.

•	Certain Management Projections. The NxStage board of directors considered certain prospective forecasts for NxStage prepared by senior management of NxStage, which reflect an application of various commercial assumptions of NxStage’s senior management. For further discussion, see the section entitled “— Certain Financial Forecasts” beginning on page 47.

•	Piper Jaffray’s Fairness Opinion and Related Analyses. The NxStage board of directors considered the opinion of Piper Jaffray, dated August 5, 2017, to the NxStage board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the per share merger consideration to be received pursuant to the merger by holders of shares of NxStage common stock, based upon and subject to the various assumptions and limitations set forth therein and as more fully described below in the section entitled “Opinion of Piper Jaffray & Co.” beginning on page 38.

•	Likelihood of Completion. The NxStage board of directors considered the likelihood that the merger would be completed based on, among other things (not listed in any relative order of importance):

–	the fact that the conditions to the closing of the merger are specific and limited in scope;

–	the business reputation and capabilities of Fresenius, and the NxStage board of directors’ conclusion that Fresenius is willing to devote the resources necessary to close the merger in an expeditious manner;

–	Fresenius’s financial condition and ability to complete the transaction without requiring additional financing;

–	Fresenius’s obligation under the merger agreement to use its reasonable best efforts to obtain the regulatory approvals necessary to consummate the transaction; and

–	NxStage’s ability, under certain circumstances specified in the merger agreement, to seek specific performance to prevent breaches of the merger agreement by Fresenius and/or Merger Sub and to enforce the terms of the merger agreement.

•	Other Terms of the Merger Agreement. The NxStage board of directors considered other terms of the merger agreement, which are more fully described in the section entitled “The Merger Agreement” beginning on page 58. Certain provisions of the merger agreement that the NxStage board of directors considered important included:

–	Ability to Respond to Unsolicited Acquisition Proposals. At any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, in the event that NxStage receives a written acquisition proposal from any third party that did not result from a material breach of the no solicitation provision of the merger agreement, and if the NxStage board of directors determines in good faith, after consultation with financial advisors and outside legal counsel, that (a) such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (b) the failure to do so would be inconsistent with the fiduciary duties of the NxStage board of directors to NxStage’s stockholders under applicable law, then NxStage and its representatives may:

–	furnish, pursuant to (but only pursuant to) an acceptable confidentiality agreement, information (including non-public information) with respect to NxStage and its subsidiaries to the third party that has made such proposal; and

–	engage in or otherwise participate in discussions or negotiations with the third party that has made such proposal.

–	Change of Recommendation. Subject to certain notice obligations to Fresenius and certain obligations to discuss and negotiate in good faith any revisions proposed by Fresenius to the merger agreement in response to such notice, at any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, the NxStage board of directors may:

–	enter into an acquisition agreement related to a superior proposal if the NxStage board of directors determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to NxStage stockholders under applicable law and, after consultation with its outside financial advisors and outside legal counsel, that such superior proposal would continue to constitute a superior proposal even if changes proposed by Fresenius in response to such notice were given effect; or

–	make an adverse recommendation change in response to an event occurring after the date of the merger agreement that was not known to or reasonably foreseeable by the NxStage board of directors as of the date of the merger agreement if the NxStage board of directors determines in good faith after consultation with its outside legal counsel that the failure to effect an adverse recommendation change would be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law and that failure to effect an adverse recommendation change would continue to be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law even if changes proposed by Fresenius in response to such notice were given effect.

–	Material Adverse Effect. The number and type of matters that are specifically excluded from being considered in determining whether a material adverse effect has occurred, as well as the fact that after August 7, 2018, nothing shall constitute a material adverse effect on NxStage unless due to a material breach of the merger agreement by NxStage.

–	End Date. The end date under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger, while minimizing the length of time during which NxStage would be required to operate subject to the restrictions on interim operations set forth in the merger agreement.

–	Cooperation. The merger agreement requires Fresenius to use its reasonable best efforts to consummate the merger, and sets forth agreed actions with respect to Fresenius’s obligations to obtain requisite approvals to consummate the merger.

–	Appraisal Rights. NxStage stockholders have a right to demand appraisal of their shares of NxStage common stock and receive payment of the “fair value” of such shares of NxStage common stock pursuant to Section 262 of the DGCL in lieu of the per share merger consideration if they comply with Section 262 of the DGCL. Additionally, the merger agreement does not include any closing conditions related to the exercise of appraisal rights by NxStage stockholders.

–	Stockholder Approval. Holders of at least a majority of outstanding shares of NxStage’s common stock must vote in favor of a proposal to adopt the merger agreement.

–	Reverse Termination Fee. Fresenius will be required to pay a reverse termination fee to NxStage of $100 million if NxStage or Fresenius terminate the merger agreement:

–	if the end date and any applicable extension has passed and approval under applicable antitrust laws remains the only unsatisfied closing condition; or

–	if a court or other governmental entity issues a final, nonappealable order or takes any other action that permanently prohibits the merger from taking place or makes the consummation of the merger otherwise illegal and approval under applicable antitrust laws remains the only unsatisfied closing condition.

The NxStage board of directors also considered a variety of potentially negative reasons in its deliberations concerning the merger agreement and the merger, including the following (not included in any relative order of importance):

•	No Ongoing Equity Interest in NxStage. The merger would preclude NxStage’s stockholders from having the opportunity to directly participate in the future performance of NxStage’s assets and any potential future appreciation of the value of shares of NxStage common stock.

•	Transaction Process. After reviewing the pros and cons of doing so, having been advised that no other party was likely to have interest in and the ability to complete a transaction with NxStage on the financial terms proposed by Fresenius, and weighing Fresenius’s insistence upon having an exclusive negotiation period, the NxStage board of directors, in its business judgment, decided not to solicit inquiries from third parties concerning potential interest in acquiring NxStage before entering into the merger agreement.

•	Inability to Solicit Other Takeover Proposals. The merger agreement includes a covenant prohibiting NxStage from directly or indirectly soliciting, seeking, initiating, encouraging, facilitating, or taking actions that would lead to other potential acquisition proposals. The NxStage board of directors also considered the fact that the right afforded to Fresenius under the merger agreement to re-negotiate the merger agreement in light of acquisition proposals that the NxStage board of directors determines in good faith, after consultation with financial advisors and outside legal counsel, are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, NxStage.

•	NxStage Termination Fee. The NxStage board of directors considered the fact that NxStage may be required to pay a termination fee if the merger agreement is terminated under certain circumstances, including to accept a superior proposal, and that the amount of the termination fee is comparable to termination fees in transactions of a similar size, was reasonable, would not likely deter competing bids and would not likely be required to be paid unless NxStage entered into a more favorable transaction. The NxStage board of directors also recognized that the provisions in the merger agreement relating to these fees were insisted upon by Fresenius as a condition to entering into the merger agreement.

•	Effect of Announcement. The NxStage board of directors considered the effect of the public announcement of the transaction on NxStage’s operations, including its relationships with customers, distributors, vendors, and employees, as well as its ability to attract and retain key personnel while the proposed transaction is pending and the possibility of any suit, action or proceeding in respect of the merger agreement or the transactions contemplated thereby.

•	Interim Operating Covenants. The NxStage board of directors considered that the merger agreement imposes restrictions on the conduct of NxStage’s business prior to the consummation of the merger, requiring NxStage to use its commercially reasonable efforts to conduct its business in the ordinary course, and that may limit NxStage from taking specified actions, subject to specific limitations.

•	Risks the Merger May Not Be Completed. The NxStage board of directors considered the fact that all conditions to the parties’ obligations to consummate the merger may not be satisfied. The NxStage board of directors also considered the risks and costs to NxStage if the merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on vendors, distributors, customers, partners, licensees and others that do business with NxStage, the negative impact a failed transaction could have on NxStage’s commercial relationship with Fresenius and, therefore, NxStage’s future revenues, including by leading Fresenius to consider an alternative source for home hemodialysis equipment and supplies, and the potential effect on the trading price of the NxStage common stock.

•	Transaction Costs. The NxStage board of directors considered the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of NxStage’s business.

•	Potential Conflicts of Interest. The NxStage board of directors considered the potential conflict of interest created by the fact that certain of NxStage’s executive officers and directors may have financial interests in the transactions contemplated by the merger agreement, including the merger, that may be different from or in addition to those of other NxStage stockholders, as more fully described in the section entitled “— Interests of Certain Directors and Executive Officers of NxStage” beginning on page 49.

•	Regulatory Approval. The NxStage board of directors considered the risks associated with the potential need to make antitrust filings, and obtain antitrust consents and approvals, in the United States and Germany.

•	Tax Treatment. The NxStage board of directors considered the fact that receipt of the per share merger consideration generally would be taxable to NxStage’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The NxStage board of directors believed that, overall, the potential benefits of the merger to NxStage stockholders outweighed the risks, and that the merger represented the most attractive alternative for NxStage stockholders.

The foregoing discussion of reasons considered by the NxStage board of directors in connection with the merger is not intended to be exhaustive, but summarized the material reasons considered. In light of the variety of reasons considered in connection with its evaluation of the merger, the NxStage board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Moreover, each member of the NxStage board of directors applied his or her own personal business judgment to the process and may have given different weight to different reasons. The NxStage board of directors did not undertake to make any specific determination as to whether any reason, or any particular aspect of any reason, supported or did not support their ultimate determination and recommendation.

Opinion of Piper Jaffray & Co.

NxStage retained Piper Jaffray to act as financial advisor to the NxStage board of directors, and, if requested, to render to the NxStage board of directors an opinion as to the fairness, from a financial point of view, of the merger consideration of $30.00 in cash per share to be received by the holders of shares of NxStage common stock, other than (i) NxStage or any wholly-owned subsidiary of NxStage, or (ii) Fresenius, Merger Sub or any wholly-owned subsidiary of Fresenius, or (iii) stockholders who properly exercise and perfect their respective demands for appraisal of shares of NxStage common stock and have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL.

The full text of the Piper Jaffray written opinion dated August 5, 2017, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Piper Jaffray in rendering its opinion, is attached as Annex B. Stockholders are urged to, and should, carefully read the Piper Jaffray opinion in its entirety and this summary is qualified in its entirety by reference to the written opinion. The Piper Jaffray opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration of $30.00 in cash per share to be received by the holders of shares of NxStage common stock (other than (i) NxStage or any wholly-owned subsidiary of NxStage, (ii) Fresenius, Merger Sub or any wholly-owned subsidiary of Fresenius, or (iii) stockholders who properly exercise and perfect their respective demands for appraisal of shares of NxStage common stock and have neither effectively withdrawn nor lost their rights to such appraisal under the DGCL) in the merger. Piper Jaffray’s opinion was directed to the NxStage board of directors in connection with its consideration of the merger and was not intended to be, and does not constitute, a recommendation to any holders of shares of NxStage common stock as to how such holders should vote or act with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Piper Jaffray, among other things:

•	reviewed and analyzed the financial terms of a draft dated August 5, 2017 of the merger agreement;

•	reviewed and analyzed certain financial and other data with respect to NxStage that was publicly available;

•	reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of NxStage that were publicly available, as well as those that were furnished to Piper Jaffray by NxStage;

•	conducted discussions with members of senior management and representatives of NxStage concerning the immediately preceding matters described above, as well as NxStage’s business and prospects before and after giving effect to the merger;

•	reviewed the current and historical reported prices and trading activity of shares of NxStage common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to NxStage;

•	compared the financial performance of NxStage with that of certain other publicly-traded companies that Piper Jaffray deemed relevant;

•	reviewed the financial terms, to the extent publicly available, of certain business combination transactions that Piper Jaffray deemed relevant; and

•	conducted a discounted cash flow analysis on NxStage based on projections that were prepared by NxStage management.

In addition, Piper Jaffray conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material financial analyses performed by Piper Jaffray in connection with the preparation of its fairness opinion, which analyses were reviewed with the NxStage board of directors at a meeting held on August 5, 2017.

This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of these analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray or the NxStage board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 4, 2017, and is not necessarily indicative of current market conditions.

For purposes of its analyses, and unless the context indicates otherwise, Piper Jaffray calculated (i) NxStage’s implied equity value based on diluted shares of common stock and common stock equivalents outstanding, including options, restricted stock units and performance shares calculated using the treasury stock method, and (ii) enterprise value, which we refer to as EV, to be implied equity value, plus debt (including capital lease obligations and noncontrolling interests), which in the case of NxStage was approximately $14 million, as of June 30, 2017, less cash and cash equivalents, which, in the case of NxStage, was approximately $63 million, as of June 30, 2017.

Historical Trading Analysis

Piper Jaffray reviewed the historical closing prices and trading volumes for shares of NxStage common stock over the one-year period ended August 4, 2017, in order to provide background information on the prices at which shares of NxStage common stock has historically traded. The following table summarizes some of these historical closing prices as well as the premium that the merger consideration reflects as compared to the referenced closing prices:

	Closing Price per Share	Premium
Price on August 4, 2017	$23.14	30%
1 day prior price (August 3, 2017)	$23.13	30%
1 week prior price (July 28, 2017)	$23.65	27%
4 weeks prior price (July 7, 2017)	$25.06	20%
52-week high (May 2, 2017)	$30.80	(3)%
Merger Consideration	$30.00	0%

Piper Jaffray also noted that the volume-weighted average trading price for the 180-day period ended August 4, 2017 was $25.51, the volume-weighted average trading price for the one-year period ended August 4, 2017 was $25.15, and the 52-week low was $20.45 on May 9, 2017.

Selected Public Companies Analysis

Piper Jaffray reviewed projected financial data of NxStage for the years ending December 31, 2017 and December 31, 2018, and compared such data to corresponding historical balance sheet data and consensus Wall Street research forecasts for public companies in the medical technology industry that Piper Jaffray believed were comparable to NxStage’s financial profile. For the purpose of such comparison, Piper Jaffray selected public companies that it considered to be medical technology companies with revenue for the last twelve month period for which financial information was publicly available, which we refer to as LTM, between $100 million and $1 billion, and projected revenue growth between 10% and 20% in calendar year 2017 and calendar year 2018.

Based on these criteria, Piper Jaffray selected the following seven companies:

•	AtriCure, Inc.

•	Cantel Medical Corporation

•	Cardiovascular Systems, Inc.

•	Cutera, Inc.

•	Inogen, Inc.

•	Insulet Corporation

•	K2M Group Holdings, Inc.

For the selected public companies analysis, Piper Jaffray compared calendar year, which we refer to as calendar year or CY, projected 2017 and 2018 implied EV/revenue, EV/gross profit and EV/earnings before interest, taxes, depreciation and amortization, as adjusted to add back stock-based compensation and non-recurring adjustments, which we refer to as Adjusted EBITDA, multiples for NxStage based on the merger consideration on the one hand, to the corresponding implied EV multiples for the selected public companies derived from their closing prices per share on August 4, 2017 and their cash and debt outstanding amounts as indicated in public filings as of such date on the other hand. Projected CY 2017 and CY 2018 revenue, gross profit and Adjusted EBITDA for NxStage were based on estimates provided by NxStage management. Projected CY 2017 and CY 2018 revenue, gross profit and Adjusted EBITDA for the selected public companies were based on Wall Street consensus estimates. Piper Jaffray determined that EV/Adjusted EBITDA multiples were not meaningful to its valuation analysis, and therefore omitted them, if they were negative or greater than 40.0x.

The analysis indicated the following multiples for the selected public companies:

	EV to Revenue		EV to Gross Profit		EV to Adjusted EBITDA(1)
Company	CY 2017	CY 2018	CY 2017	CY 2018	CY 2017	CY 2018
AtriCure, Inc.	4.7x	4.1x	6.5x	5.7x	NM	NM
Cantel Medical Corporation	4.0x	3.6x	8.4x	7.4x	20.1x	17.2x
Cardiovascular Systems, Inc.	4.7x	4.1x	5.8x	5.0x	NM	NM
Cutera, Inc.	2.4x	2.1x	2.9x	2.6x	30.1x	21.9x
Inogen, Inc.	8.2x	7.0x	17.0x	14.4x	39.9x	33.4x
Insulet Corporation	7.2x	6.2x	12.1x	10.2x	NM	NM
K2M Group Holdings, Inc.	4.1x	3.6x	6.2x	5.4x	NM	NM

(1)	“NM” refers to multiples determined to be non-meaningful for the reasons discussed above.

Selected Medical Technology Public Companies
	NxStage(1)	High	75th%	Mean	Median	25th%	Low
EV to projected CY 2017 revenue	4.8x	8.2x	5.9x	5.0x	4.7x	4.0x	2.4x
EV to projected CY 2018 revenue	4.1x	7.0x	5.2x	4.4x	4.1x	3.6x	2.1x
EV to projected CY 2017 gross profit	11.3x	17.0x	10.2x	8.4x	6.5x	6.0x	2.9x
EV to projected CY 2018 gross profit	9.0x	14.4x	8.8x	7.3x	5.7x	5.2x	2.6x
EV to projected CY 2017 Adjusted EBITDA	55.2x	39.9x	35.0x	30.0x	30.1x	25.1x	20.1x
EV to projected CY 2018 Adjusted EBITDA	31.1x	33.4x	27.7x	24.2x	21.9x	19.6x	17.2x

(1)	Based on the merger consideration of $30.00 per share.

Based on this analysis, Piper Jaffray noted that, with respect to NxStage, the EV/revenue multiples fell between the mean and median range of implied EV/revenue multiples for the selected public companies, the EV/gross profit multiples fell between the “High” and the 75th percentile range of implied EV/gross profit multiples for the selected public companies, the EV/CY 2017 Adjusted EBITDA multiple exceeded the “High” of the implied EV/CY 2017 Adjusted EBITDA multiple for the selected public companies, and the EV/CY 2018 Adjusted EBITDA multiple fell between the “High” and the 75th percentile range of the implied EV/CY 2018 Adjusted EBITDA multiples for the selected public companies. In addition, Piper Jaffray observed that the range of implied per share values for common stock based on the mean and median for each analysis yielded the following, as compared to the merger consideration:

Implied Per Share Value of NxStage Common Stock
CY 2017 revenue	$28.99-$31.10
CY 2018 revenue	$29.49-$31.79
CY 2017 gross profit	$18.06-$22.79
CY 2018 gross profit	$19.45-$24.41
CY 2017 Adjusted EBITDA	$16.99-$17.05
CY 2018 Adjusted EBITDA	$21.60-$23.69
Merger consideration	$30.00

Selected M&A Transaction Analysis

Piper Jaffray reviewed merger and acquisition, which we refer to as M&A, transactions involving target companies in the medical technology industry that Piper Jaffray believed were comparable to NxStage’s financial profile. Piper Jaffray selected transactions that were announced after January 1, 2010 for which it believed the targets to have been primarily medical technology companies with LTM revenue between $100 million and $1 billion, and projected revenue growth for the 12 month period immediately following the LTM period, which we refer to as FTM, between 10% and 20%.

Based on these criteria, Piper Jaffray selected the following 11 transactions:

Target	Acquiror	Date of Transaction Announcement
Spectranetics Corporation	Philips Medical Systems	June 28, 2017
Vention Medical Advanced Technologies	Nordson Medical	February 20, 2017
ZELTIQ Aesthetics Inc.	Allergan plc	February 13, 2017
Vascular Solutions, Inc.	Teleflex Incorporated	December 2, 2016
LDR Holding Corporation	Zimmer Biomet Holdings, Inc.	June 7, 2016
Given Imaging Ltd.	Covidien plc	December 8, 2013
Conceptus, Inc.	Bayer Healthcare LLC	April 29, 2013
ZOLL Medical Corporation	Asahi Kasei Corporation	March 12, 2012
SonoSite, Inc.	FujiFilm Holdings	December 15, 2011
AGA Medical Holdings Inc.	St. Jude Medical Inc.	October 18, 2010
ev3 Inc.	Covidien plc	June 1, 2010

For the selected M&A transactions analysis, Piper Jaffray compared implied EV/LTM revenue, EV/LTM gross profit and EV/LTM Adjusted EBITDA multiples for NxStage, based on the merger consideration, to the corresponding multiples for each selected transaction, as well as NxStage’s implied multiples of EV/FTM revenue, EV/FTM gross profit and EV/LTM Adjusted EBITDA multiples, based on the merger consideration, to the corresponding multiples for each selected transaction. LTM revenues, LTM gross profit and LTM Adjusted EBITDA for NxStage were based on preliminary historical financial data for the 12 months ended March 31, 2017. Projected FTM revenues, FTM gross profit and FTM Adjusted EBITDA for NxStage were for the 12 months beginning after March 31, 2017 and were based on estimates of NxStage’s management. FTM revenues, FTM gross profit and FTM Adjusted EBITDA for the selected transactions were based on selected Wall Street research. Piper Jaffray determined that EV/Adjusted EBITDA transaction multiples were not meaningful, and therefore omitted them, if they were negative or greater than 40.0x.

The analysis indicated the following multiples for the selected transactions:

Target	Acquiror	EV / LTM Revenue	EV / FTM Revenue	EV / LTM Gross Profit(1)	EV / FTM Gross Profit(1)	EV / LTM Adj. EBITDA(2)	EV / FTM Adj. EBITDA(1)(2)
Spectranetics Corporation	Philips Medical Systems	7.8x	7.1x	10.4x	9.5x	NM	NM
Vention Medical Advanced Technologies	Nordson Medical	4.7x	4.2x	NA	NA	14.7x	NA
ZELTIQ Aesthetics Inc.	Allergan plc	6.8x	5.8x	9.6x	8.2x	NM	NM
Vascular Solutions, Inc.	Teleflex Incorporated	6.2x	5.5x	9.5x	8.3x	NM	NA
LDR Holding Corporation	Zimmer Biomet Holdings, Inc.	6.1x	5.3x	7.4x	6.3x	NM	NM
Given Imaging Ltd.	Covidien plc	4.8x	4.2x	6.2x	5.4x	29.8x	20.1x
Conceptus, Inc.	Bayer Healthcare LLC	7.9x	6.8x	9.4x	8.1x	31.9x	28.5x
ZOLL Medical Corporation	Asahi Kasei Corporation	3.9x	3.4x	6.8x	5.8x	25.0x	NA
SonoSite, Inc.	FujiFilm Holdings	3.2x	2.8x	4.6x	3.9x	24.2x	NA
AGA Medical Holdings Inc.	St. Jude Medical Inc.	6.0x	5.2x	7.0x	6.0x	24.1x	17.3x
ev3 Inc.	Covidien plc	5.4x	4.6x	7.2x	6.1x	25.4x	19.0x

(1)	“NA” refers to multiples that were not publically available.

(2)	“NM” refers to multiples determined to be non-meaningful for the reasons discussed above.

Selected Medical Technology M&A Transactions
	NxStage(1)	High	75th%	Mean	Median	25th%	Low
EV to LTM revenue	5.4x	7.9x	6.5x	5.7x	6.0x	4.7x	3.2x
EV to FTM revenue	4.7x	7.1x	5.6x	5.0x	5.2x	4.2x	2.8x
EV to LTM gross profit	12.8x	10.4x	9.5x	7.8x	7.3x	6.8x	4.6x
EV to FTM gross profit	10.6x	9.5x	8.2x	6.8x	6.2x	5.8x	3.9x
EV to LTM Adjusted EBITDA	81.5x	31.9x	27.6x	25.0x	25.0x	24.2x	14.7x
EV to FTM Adjusted EBITDA	45.3x	28.5x	22.2x	21.2x	19.6x	18.6x	17.3x

(1)	Based on the merger consideration of $30.00 per share.

Based on this analysis, Piper Jaffray noted that, with respect to NxStage, the EV/revenue multiples fell between the mean 25th percentile and the mean range of implied EVs for the selected M&A transactions, the EV/gross profit multiples exceeded the “High” of the implied EVs for the selected M&A transactions, and the EV/Adjusted EBITDA multiples exceeded the “High” of the implied EVs for the selected M&A transactions. In addition, Piper Jaffray observed that the range of implied per share values for common stock based on the mean and median for each analysis, yielded the following, as compared to the merger consideration:

Implied Per Share Value of NxStage Common Stock
LTM revenue	$31.78-$33.52
FTM revenue	$32.00-$33.21
LTM gross profit	$17.71-$18.85
FTM gross profit	$18.27-$19.72
LTM Adjusted EBITDA	$9.97-$9.98
FTM Adjusted EBITDA	$13.73-$14.82
Merger consideration	$30.00

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected completed or pending M&A transactions to determine the premiums paid in such transactions over recent trading prices of the target companies prior to announcement of the transaction. Piper Jaffray selected transactions for which Piper Jaffray considered the target to be a US listed public medical technology company, and applied, among others, the following criteria:

•	M&A transactions between public target and acquirer;

•	transactions announced since January 1, 2006;

•	enterprise value of target greater than $500 million and less than $5 billion; and

•	excludes transactions for which the consideration was 100% equity.

Based on these criteria, Piper Jaffray selected 44 transactions, and the table below shows a comparison of premiums paid in the selected transactions over certain time periods to the premium that would be paid to the holders of common stock based on the merger consideration of $30.00 per share.

The analysis indicated the following premiums:

			Selected Transactions
	NxStage(1)		High	75th%	Mean	Median	25th%	Low
Premium 1 day prior (to announcement of merger)	30	%(2)	149%	34%	32%	26%	16%	(1)%
Premium 1 week prior (to announcement of merger)	27	%(3)	219%	34%	34%	27%	19%	3%
Premium 4 weeks prior (to announcement of merger)	20	%(4)	301%	43%	43%	33%	26%	9%
Premium to 52 week high	(3	)%(5)	59%	22%	7%	10%	(2)%	(38)%

(1)	Based on the merger consideration of $30.00.

(2)	Based on the closing price per share of $23.13 on August 3, 2017.

(3)	Based on the closing price per share of $23.65 on July 28, 2017.

(4)	Based on the closing price per share of $25.06 on July 7, 2017.

(5)	Based on the high price per share of $30.80 on May 2, 2017.

The premiums paid analysis showed that the premiums over the market prices for one day and one week prior to the announcement of the merger for common stock implied by the merger consideration fell between the mean and median range of premiums paid in the selected transactions for the corresponding periods. The premiums paid analysis also showed that the premiums over the market prices for four weeks prior to the announcement of the merger and the 52-week closing high for common stock implied by the merger consideration fell between the “Low” and the 25th percentile range of premiums paid in the selected transactions for the corresponding periods. In addition, Piper Jaffray observed that the range of implied per share values for NxStage common stock, based on the mean and median for each analysis yielded the following, as compared to the merger consideration.

Implied Per Share Value of NxStage Common Stock
Premium 1 day prior (to announcement of merger)	$29.16-$30.47
Premium 1 week prior (to announcement of merger)	$29.99-$31.72
Premium 4 weeks prior (to announcement of merger)	$33.40-$35.90
Premium 52 week high	$33.07-$33.97
Merger consideration	$30.00

Discounted Cash Flows Analysis

Using a discounted cash flows analysis, Piper Jaffray calculated an estimated range of theoretical EVs for NxStage based on the net present value of (i) projected unlevered free cash flows from June 30, 2017 to December 31, 2026 and (ii) a projected terminal value at December 31, 2026 based upon perpetuity growth rates ranging from 3.0% to 4.0%, discounted back to June 30, 2017. The unlevered free cash flows for each year and terminal year value were calculated from certain non-public, unaudited and prospective financial information provided by NxStage management, which was provided to Piper Jaffray by NxStage and is described under “—Certain Financial Forecasts.” Piper Jaffray calculated the range of net present values for unlevered free cash flows for such periods based on a range of discount rates ranging from 10.5% to 12.5%, based on its estimation of NxStage’s weighted average cost of capital.

This analysis resulted in implied per share values for common stock ranging from $21.71 to $31.45. Piper Jaffray observed that the merger consideration was within the range of implied per share values derived from this analysis.

Other Information — Company Analyst Price Targets

Piper Jaffray also noted for the NxStage board of directors the following additional information that was not relied upon in rendering its opinion, but was provided for informational purposes.

Piper Jaffray reviewed selected Wall Street research equity analyst per share target prices for shares of NxStage common stock as of August 4, 2017. The range of these target prices was $27.00 to $33.00, with an average target price of $30.38.

Miscellaneous

The summary set forth above does not contain a complete description of the analyses performed by Piper Jaffray and reviewed with the NxStage board of directors, but summarizes the material analyses performed by Piper Jaffray in rendering its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray opinion. In arriving at its opinion, Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Piper Jaffray made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Piper Jaffray’s view of the actual value of common stock.

None of the selected companies or transactions used in the analyses above is directly comparable to NxStage or the merger. Accordingly, an analysis of the results of the comparisons is not purely mathematical; rather, it involves considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies and target companies in the selected transactions and other factors that could affect the public trading value or transaction value of the companies involved.

Piper Jaffray performed its analyses for purposes of providing its opinion to the NxStage board of directors. In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Piper Jaffray are based upon financial projections of future results furnished to Piper Jaffray by NxStage management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These financial projections are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Neither Piper Jaffray nor NxStage assumes responsibility if future results are materially different from projected financial results.

Piper Jaffray’s opinion was one of many factors taken into consideration by the NxStage board of directors in making the determination to approve the merger agreement. While Piper Jaffray provided advice to the NxStage board of directors during NxStage’s negotiations with Fresenius, the NxStage board of directors determined the amount of merger consideration and Piper Jaffray did not recommend any specific amount or type of merger consideration.

Piper Jaffray relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to Piper Jaffray or discussed with or reviewed by Piper Jaffray. Piper Jaffray further relied upon the assurances of the management of NxStage that the financial information provided to Piper Jaffray by the management of NxStage was prepared on a reasonable basis in accordance with industry practice, and that the management of NxStage was not aware of any information or facts that would make any information provided to Piper Jaffray incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of its opinion, Piper Jaffray assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Piper Jaffray, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of NxStage as to the expected future results of operations and financial condition of NxStage. Piper Jaffray expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Piper Jaffray relied, with consent of the NxStage board of directors, on advice of the outside counsel, and independent accountants to NxStage, and on the assumptions of the management of NxStage, as to all accounting, legal, tax and financial reporting matters with respect to NxStage and the merger agreement.

In arriving at its opinion, Piper Jaffray assumed that the executed merger agreement was in all material respects identical to the last draft reviewed by Piper Jaffray. Piper Jaffray relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the merger agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the merger will be consummated pursuant to the terms of the merger agreement without amendments thereto and (iv) all conditions to the consummation of the merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, Piper Jaffray assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that would not adversely affect NxStage or the contemplated benefits of the merger.

In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of NxStage, and Piper Jaffray was not furnished or provided with any such appraisals or valuations, nor did Piper Jaffray evaluate the solvency of NxStage under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding the liquidation value of NxStage or any other entity. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which NxStage or any of its affiliates is a party or may be subject, and at NxStage’s direction and with its consent, Piper Jaffray’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Piper Jaffray also assumed that neither NxStage nor Fresenius is party to any material pending transaction, including without limitation, any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the merger.

Piper Jaffray’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Piper Jaffray did not express any opinion as to the price at which shares of NxStage common stock may trade following announcement of the merger or at any future time. Piper Jaffray did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.

Piper Jaffray’s opinion addressed solely the fairness, from a financial point of view, to holders of common stock of the proposed merger consideration set forth in the merger agreement and did not address any other terms or agreement relating to the merger or any other terms of the merger agreement. Piper Jaffray was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect the merger, the merits of the merger relative to any alternative transaction or business strategy that may be available to NxStage, Fresenius’s ability to fund the merger consideration, or any other terms contemplated by the merger agreement or the fairness of the merger to any other class of securities, creditor or other constituency of NxStage. Furthermore, Piper Jaffray expressed no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the merger, or any class of such persons, relative to the merger consideration or with respect to the fairness of any such compensation.

Information about Piper Jaffray

As a part of its investment banking business, Piper Jaffray is regularly engaged in the valuation of businesses in the medical technology and other industries and their securities in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The NxStage board of directors selected Piper Jaffray to be its financial advisor and render its fairness opinion in connection with the merger on the basis of such experience and its familiarity with NxStage.

Piper Jaffray acted as a financial advisor to NxStage in connection with the merger and will receive a fee, currently estimated to be approximately $23 million from NxStage. Approximately 96% of such fee is contingent upon the consummation of the merger, and $1 million of such fee has been earned by Piper Jaffray for rendering its fairness opinion and is creditable against the total fee. The opinion fee was not contingent upon the consummation of the merger or the conclusions reached in Piper Jaffray’s opinion. NxStage has also agreed to indemnify Piper Jaffray against certain liabilities and reimburse Piper Jaffray for certain expenses in connection with its services. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of NxStage and Fresenius for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In the ordinary course of its business, Piper Jaffray also publishes research on the common stock of NxStage. Piper Jaffray may also, in the future, provide investment banking and financial advisory services to NxStage or Fresenius or entities that are affiliated with NxStage or Fresenius, for which Piper Jaffray would expect to receive compensation. Piper Jaffray has not acted as financial advisor to NxStage in the two years prior to the issuance of its fairness opinion, other than in connection with the merger. Piper Jaffray has not received fees or other compensation from Fresenius in the two years prior to the issuance of its fairness opinion.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s research department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations and/or publish research reports with respect to NxStage and the merger and other participants in the merger that differ from the opinions of Piper Jaffray’s investment banking personnel.

Certain	Financial Forecasts

NxStage does not, as a matter of course, publicly disclose detailed long-term projections about its future financial performance due to, among other reasons, the unpredictability of the underlying assumptions and estimates, though NxStage has in the past provided investors with annual financial guidance, which it may update from time to time during the relevant year. However, in connection with the NxStage board of directors’ evaluation of a potential transaction with Fresenius and other potential strategic alternatives, NxStage management provided the NxStage board of directors with certain non-public, unaudited and prospective financial information, which we refer to as the Management Forecast. NxStage management also provided the Management Forecast to Piper Jaffray in connection with the rendering of its fairness opinion to the NxStage board of directors and in performing the related financial analyses.

The Management Forecast was not prepared with a view to public disclosure and is included in this proxy statement only because such information was made available as described above. The Management Forecast was not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to as GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, NxStage’s independent auditor, has not examined, reviewed, compiled or otherwise applied procedures to, the Management Forecast and, accordingly, assumes no responsibility for, and expresses no opinion on, the Management Forecast. The Management Forecast included in this proxy statement has been prepared by, and is the responsibility of, NxStage management. The Management Forecast was prepared solely for internal use of the NxStage board of directors and its advisors, and is subjective in many respects.

Although a summary of the Management Forecast is presented with numerical specificity, it reflects numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Forecast was prepared, taking into account the relevant information available to management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Management Forecast not to be achieved include, but are not limited to, assumptions with respect to revenue growth, including with respect to expansion of the number of patients prescribed to receive home therapy with the NxStage System One, assumptions with respect to the purchasing patterns of significant customers, including Fresenius, reimbursement rates for dialysis therapies, including particularly for home dialysis and dialysis prescribed more than three times per week, assumptions with respect to product development timelines and regulatory approvals, including particularly when new products under development will be available for commercial introduction and sale, general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. For additional information on reasons that may cause NxStage’s future results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 18.

In addition, the Management Forecast, which is a forward-looking statement, does not take into account any circumstances or events occurring after the date that they were prepared and does not account for the consummation of the merger. As a result, there can be no assurance that the Management Forecast will be realized, and actual results may be materially better or worse than those contained in the Management Forecast. The inclusion of this information should not be regarded as an indication that the NxStage board of directors, NxStage, Piper Jaffray or any other recipient of this information considered, or now considers, the Management Forecast to be material information of NxStage or predictive of actual future results. Nor should it be construed as financial guidance, and it should not be relied upon as such. The summary of the Management Forecast is not included in this proxy statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting, or to influence any stockholder to make any investment decision with respect to the merger, including whether to seek appraisal rights with respect to NxStage common stock.

The Management Forecast should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding NxStage contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Forecast to reflect circumstances existing after the date when NxStage prepared the Management Forecast or to reflect the occurrence of future events or changes in general economic or industry conditions.

In light of the foregoing factors and the uncertainties inherent in the Management Forecast, stockholders are cautioned not to rely on the Management Forecast included in this proxy statement.

Certain of the measures included in the Management Forecast may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by NxStage may not be comparable to similarly titled amounts used by other companies.

The following table reflects selected measures from, or generated using, the Management Forecast prepared by NxStage management and, at NxStage’s direction, used by Piper Jaffray in connection with the rendering of its fairness opinion to the NxStage board of directors and in performing the related financial analyses summarized under “— Opinion of NxStage’s Financial Advisor.” Fresenius received the Management Forecast for the fiscal years ending December 31, 2017-2022 prior to signing the merger agreement.

	Six Months Ending December 31,	Fiscal Year Ending December 31,
(Dollars in millions)(1)	2017	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Revenue	$219	$415	$487	$594	$729	$852	$978	$1,115	$1,249	$1,374	$1,457
Cost of Goods Sold	124	236	265	321	389	445	502	568	631	688	724

Gross Profit	95	178	223	273	340	407	477	548	619	686	733
Total Operating Expenses	89	177	193	210	229	254	282	309	344	370	383

Operating Income	6	2	30	63	110	153	195	239	275	316	350
Income Tax Expense(2)	0	0	0	0	0	0	(65)	(84)	(96)	(111)	(123)

After-tax Operating Income	6	2	30	63	110	153	130	155	179	205	228
Adj. EBITDA(3)	24	36	65	100	148	193	237	284	323	367	404
Unlevered Free Cash Flow(4)	13	4	28	56	92	131	106	143	170	202	233
Revenue Growth	11%	13%	17%	22%	23%	17%	15%	14%	12%	10%	6%
Gross Margin	43%	43%	46%	46%	47%	48%	49%	49%	50%	50%	50%
Operating Margin	3%	0%	6%	11%	15%	18%	20%	21%	22%	23%	24%
Adj. EBITDA Margin	11%	9%	13%	17%	20%	23%	24%	25%	26%	27%	28%

(1)	Totals may not foot due to rounding.

(2)	Taxable income offset by current $371 million federal net operating losses balance from 2017-2022; 35% tax rate thereafter.

(3)	Adjusted EBITDA is calculated based on operating income adding back depreciation and amortization, stock-based compensation, and non-recurring adjustments. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity. A reconciliation of operating income to Adjusted EBITDA is provided in the following table (totals may not foot due to rounding):

	Six Months Ending December 31,	Fiscal Year Ending December 31,
(Dollars in millions)	2017	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Operating Income	$6	$2	$30	$63	$110	$153	$195	$239	$275	$316	$350
Depreciation & Amortization(5)	12	23	23	25	25	26	28	31	34	37	40
Stock-based Compensation	6	11	12	12	13	13	14	14	14	14	14
Non-recurring Adjustments	0	0	0	0	0	0	0	0	0	0	0

Adj. EBITDA	24	36	65	100	148	193	237	284	323	367	404

(4)	Unlevered free cash flow is calculated as after-tax operating income adding back depreciation and amortization and stock-based compensation, deducting capital expenditures (including additions to field equipment), and adjusting for changes in working capital and net deferred revenue and costs. Unlevered free cash flow is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flow or as a measure of liquidity. A reconciliation of after-tax operating income to unlevered free cash flow is provided in the following table (totals may not foot due to rounding):

	Six Months Ending December 31,	Fiscal Year Ending December 31,
(Dollars in millions)	2017	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
After-tax Operating Income	$6	$2	$30	$63	$110	$153	$130	$155	$179	$205	$228
Depreciation & Amortization(5)	12	23	23	25	25	26	28	31	34	37	40
Stock-based Compensation	6	11	12	12	13	13	14	14	14	14	14
Capital Expenditures	(13)	(27)	(26)	(29)	(33)	(37)	(40)	(40)	(40)	(40)	(40)
(Increase) in Working Capital	0	(7)	(12)	(19)	(24)	(18)	(21)	(14)	(13)	(12)	(8)
Change in Deferred Revenue/Costs(5)	1	2	3	4	1	(6)	(5)	(4)	(3)	(2)	0

Unlevered Free Cash Flow	13	4	28	56	92	131	106	143	170	202	233

(5)	Certain cash flow line items in the Management Forecast are classified differently when compared to NxStage’s historical financial statements. For example, amortization of deferred costs historically is included in depreciation and amortization in NxStage’s historical Statements of Cash Flow. For the Management Forecast, those amounts are included in Change in Deferred Revenue/Costs.

Interests	of Certain Directors and Executive Officers of NxStage

NxStage’s directors and executive officers may have interests in the merger that may be deemed to be different from, or in addition to, the interests of NxStage stockholders generally. The NxStage board of directors was aware of and considered these interests, among other matters, in evaluating and overseeing the negotiation of the merger agreement, in approving the merger agreement and the merger and in recommending that the merger agreement be adopted by the NxStage stockholders.

If the proposal to adopt the merger agreement is approved by our stockholders and the merger closes, under the terms of the merger agreement, any NxStage common stock held by our directors and executive officers will be treated in the same manner as issued and outstanding NxStage common stock held by all other NxStage stockholders entitled to receive the per share merger consideration.

NxStage Equity Awards

NxStage directors and executive officers hold equity and/or one or more of the following equity awards: stock options and performance shares. In connection with the merger, each NxStage equity award that is outstanding and unvested as of immediately prior to the effective time of the merger will vest in full, with any applicable performance conditions deemed achieved at maximum levels.

Stock Options

Each NxStage stock option that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of shares of NxStage stock subject to such stock option as of immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the per share merger consideration of $30.00 over the exercise price per share of such stock option.

The following table sets forth the approximate number of shares underlying NxStage stock subject to NxStage stock options and the approximate cash amounts (on a pre-tax basis) that each NxStage director and executive officer is expected to receive in respect thereof. The amounts listed in the table below are based on the number of shares of NxStage stock underlying NxStage stock options held by NxStage directors and executive officers as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, and exclude any additional grants that may be made following such date, and the per share merger consideration of $30.00 per share. Depending on when the merger occurs, certain stock options that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger.

Name	Shares Subject to Unvested NxStage Stock Options (#)	Merger Consideration Payable for Unvested NxStage Stock Options ($)	Shares Subject to Vested NxStage Stock Options (#)	Merger Consideration Payable for Vested NxStage Stock Options ($)	Total ($)(1)
Jeffrey H. Burbank	397,282	4,054,879	665,549	10,009,311	14,064,189
Joseph E. Turk, Jr.	245,053	2,425,127	211,748	2,937,501	5,362,628
Reid S. Perper	11,733	84,712	81,078	1,165,934	1,250,646
Craig W. Moore	11,733	84,712	81,078	1,165,934	1,250,646
Earl R. Lewis	11,733	84,712	62,882	867,519	952,232
Matthew W. Towse	131,720	1,342,826	138,127	1,926,033	3,268,859
Winifred L. Swan	105,779	1,079,830	135,000	2,009,984	3,089,814
Daniel A. Giannini	11,733	84,712	81,078	1,165,934	1,250,646
Robert G. Funari	11,733	84,712	88,251	1,300,284	1,384,996
Robert S. Brown(2)	33,434	407,200	30,365	342,257	749,457
Jean K. Mixer	11,733	84,712	62,882	867,519	952,231
James J. Peters	22,459	202,376	10,721	102,947	305,323
Heyward R. Donigan	20,250	157,381	5,907	44,745	202,126

(1)	Totals may not foot due to rounding.

(2)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Restricted Stock Units

Each NxStage restricted stock unit award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of shares deliverable under such restricted stock unit as of immediately prior to the effective time of the merger, multiplied by (ii) the per share merger consideration of $30.00.

NxStage executive officers and non-employee directors held no restricted stock units as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, which excludes any additional grants that may be made following such date.

Restricted Shares

Each NxStage restricted share that is outstanding as of immediately prior to the effective time of the merger will be treated in the same manner as a share of NxStage common stock, as described “— Merger Consideration” above (less applicable tax withholdings).

NxStage executive officers and non-employee directors held no restricted shares as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, which excludes any additional grants that may be made following such date.

Performance Shares

Each NxStage 2017 performance share award that is outstanding as of immediately prior to the effective time of the merger, determined based on deemed achievement of applicable performance conditions at maximum levels, will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of performance shares as of immediately prior to the effective time of the merger, multiplied by (ii) the per share merger consideration of $30.00.

The following table sets forth the number of NxStage performance shares and the cash amounts (on a pre-tax basis) that each NxStage executive officer is expected to receive in respect thereof. No NxStage performance shares are held by any NxStage non-employee director as of the date of this proxy statement and therefore the NxStage non-employee directors are not listed in the table below. The amounts listed in the table below are based on the number of unvested performance shares of NxStage stock held by NxStage executive officers as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, and exclude any additional grants that may be made following such date, deemed achievement of applicable performance conditions at maximum levels, and the per share merger consideration of $30.00 per share. Depending on when the merger occurs, certain performance shares that are now unvested and included in the table below may vest in accordance with the NxStage board of directors’ and compensation committee’s resolutions described in this proxy statement and their otherwise applicable terms or be forfeited pursuant to their terms, independent of the merger.

Name	Unvested NxStage Performance Shares (#)	Merger Consideration Payable for Unvested NxStage Performance Shares ($)
Jeffrey H. Burbank	52,392	1,571,760
Joseph E. Turk, Jr.	34,928	1,047,840
Matthew W. Towse	17,464	523,920
Winifred L. Swan	13,971	419,130
Robert S. Brown(1)	0	0

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

Potential Annual Bonus Payments

NxStage may (but is not required to) pay annual cash bonuses, including to NxStage’s executive officers, for 2017 assuming achievement of applicable performance metrics at target levels, regardless of actual performance and may pay annual cash bonuses for 2018 in the aggregate up to 110% of the aggregate 2017 annual cash bonus payments. As a result, each executive officer may receive an annual cash bonus for 2017 paid at target levels and an annual cash bonus for 2018 in an amount to be determined by NxStage, subject to the aggregate 110% limit described in the preceding sentence (with any executive officer eligible to receive an individual annual cash bonus in excess of such limit). If 2017 annual cash bonuses for each executive officer were paid at target levels and 2018 annual cash bonuses for each executive officer were paid at 110% of the 2017 levels, NxStage’s executive officers would receive the following payments in March 2018 and March 2019, respectively:

Name	2017 Annual Bonus at Target ($)	2018 Annual Cash Bonus at 110% of 2017 Annual Cash Bonus(2) ($)
Jeffrey H. Burbank	772,500	849,750
Joseph E. Turk, Jr.	309,000	339,900
Matthew W. Towse	227,910	250,701
Winifred L. Swan	177,675	195,443
Robert S. Brown(1)	0	0

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

(2)	NxStage may pay its executive officers 2018 annual cash bonuses in the aggregate up to 110% of the aggregate 2017 annual cash bonuses. The amounts in the table assume that each officer (other than Mr. Brown) will receive 110% of such officer’s 2017 annual cash bonus, which may be greater than or less than the actual 2018 annual cash bonus amount received by such officer.

Employment and Retention Arrangements

Each NxStage executive officer is party to an employment agreement with NxStage that provides for certain payments and benefits following a qualifying termination of the executive officer’s employment with NxStage. In addition, in connection with the merger, Fresenius entered into a retention and noncompete agreement with each of Messrs. Burbank and Turk that will become effective following the merger and that provides for retention payments and for certain payments and benefits following a qualifying termination of employment with NxStage or Fresenius following the effective time of the merger. As used below, the terms “change of control,” “cause” and “good reason” have the meanings set forth in the applicable employment or retention agreements.

Employment Agreements for Mr. Towse and Ms. Swan

Under their employment agreements, if NxStage terminates the employment of Mr. Towse or Ms. Swan without cause either (1) following a change of control or (2) unless NxStage can reasonably demonstrate that such termination was not in connection with such change of control, at any time during the period beginning three months prior to the public announcement by NxStage or the acquiring company of such change of control and ending on such change of control, or if Mr. Towse or Ms. Swan, as the case may be, resigns for good reason within twelve months following a change of control, he or she will be entitled to the following severance payments and benefits:

•	a lump sum severance payment equal to (1) in the case of Ms. Swan, 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year, or (2) in the case of Mr. Towse, one times his then-current base salary and the greater of one times his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage for (1) in the case of Ms. Swan, 15 months, or (2) in the case of Mr. Towse, 12 months; and

•	full vesting and acceleration of stock options and stock awards held at the time his or her employment is terminated and a period of 90 days to exercise stock options.

In addition, Ms. Swan is entitled to a gross-up amount on payments and benefits received under the employment agreement or otherwise to compensate her for any excise taxes imposed by Section 4999 of the Code, including any taxes imposed on the gross-up amount.

Employment and Retention Agreements with Messrs. Burbank and Turk

Under their current employment agreements, if NxStage terminates the employment of Mr. Burbank or Mr. Turk without cause at any time during the period beginning three months prior to the public announcement by NxStage or the acquiring company of a change of control and ending on such change of control, unless NxStage can reasonably demonstrate that such termination was not in connection with such change of control, he will be entitled to the following severance payments and benefits:

•	Severance, payable partially in installments over the 12-month period following termination of employment and partially in a lump sum, equal to (1) in the case of Mr. Burbank, 2 times his then-current base salary and the greater of 2 times his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year, or (2) in the case of Mr. Turk, 1.5 times his then-current base salary and the greater of 1.5 times his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage for (1) in the case of Mr. Burbank, 24 months, or (2) in the case of Mr. Turk, 18 months; and

•	full vesting and acceleration of stock options and stock awards held at the time his employment is terminated and a period of 90 days to exercise stock options.

In addition, Mr. Burbank and Mr. Turk are each entitled to a gross-up amount on payments and benefits received under their current employment agreements or otherwise to compensate them for any excise taxes imposed by Section 4999 of the Code, including any taxes imposed on the gross-up amount.

Fresenius required, as a condition to its signing the merger agreement, that Messrs. Burbank and Turk enter into retention and noncompete agreements with Fresenius that will become effective following the merger. Pursuant to the retention and noncompete agreements, Messrs. Burbank and Turk will be entitled to receive a retention bonus of $4,500,000 and $3,000,000, respectively, payable on the first payroll date following the third anniversary of the effective time of the merger, subject to the executive’s continued employment through such time or upon an earlier termination of employment without cause or resignation for good reason. In addition, in lieu of the severance that would have been payable under their existing employment agreements described above, in the event Mr. Burbank’s or Mr. Turk’s employment is terminated without cause or he resigns for any reason, in each case, following the effective time of the merger, he will be entitled to a lump sum severance payment equal to two times his then-current base salary and two times his target bonus for the then-current fiscal year.

For further information with respect to the arrangements between NxStage and its executive officers, see the information included under “Proposal 2: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” beginning on page 84.

Benefit Arrangements

As described under “The Merger Agreement — Employee Benefit Matters,” the merger agreement requires Fresenius or the surviving company to assume, honor and fulfill all existing employee benefit plans and agreements between NxStage or any of its subsidiaries and any current or former employee, director or consultant in accordance with their terms (other than any equity plan and the ESPP) and to provide certain commitments regarding the value of compensation and benefits for one year following the effective time of the merger to employees of NxStage or any of its subsidiaries who remain employed following the merger, including NxStage’s executive officers.

Indemnification, Exculpation and Insurance of Directors and Executive Officers

As described under “The Merger Agreement — Indemnification, Exculpation and Insurance of Directors and Executive Officers,” for not less than six years from and after the effective time of the merger, Fresenius shall cause the surviving company to indemnify and hold harmless all past and present directors and officers of NxStage and NxStage subsidiaries, against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger in connection with such persons serving as an officer or director of NxStage or any of NxStage’s subsidiaries or serving at the request of NxStage or any of NxStage’s subsidiaries as a director, officer, employee or agent of another person, to the fullest extent provided pursuant to NxStage’s certificate of incorporation and by-laws or the organizational documents of any NxStage subsidiary or any other agreement in existence on the date of the merger agreement.

Fresenius and NxStage agreed that for six years after the effective time of the merger, all rights of all past and present directors and officers of NxStage and NxStage’s subsidiaries to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger provided in NxStage’s certificate of incorporation and by-laws or the organizational documents of any NxStage subsidiary or any other agreement shall survive the merger and shall continue in full force and effect.

Fresenius shall cause the surviving company to provide, for an aggregate period of not less than six years from the effective time of the merger, NxStage’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the merger that is no less favorable than NxStage’s existing policy as of the date of the merger agreement. However, the surviving company shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of the merger agreement or, if less, the cost of a policy providing coverage on the same terms as NxStage’s existing policy as of the date of the merger agreement. At NxStage’s option, in lieu of the foregoing insurance coverage, NxStage or the surviving company may at or prior to the effective time of the merger substitute therefor a single premium tail coverage with respect to such insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of the merger agreement.

Financing	of the Merger

Fresenius expects to finance the merger through cash on hand, available lines of credit and other sources of immediately available funds. The obligations of Fresenius and Merger Sub under the merger agreement are not conditioned upon their ability to obtain financing (or upon any cooperation by NxStage in respect of any financing).

Closing	and Effective Time of the Merger

The closing of the merger is expected to take place no later than the second business day following the satisfaction or (to the extent permitted by applicable law) waiver of all the conditions precedent set forth in the merger agreement that are capable of satisfaction prior to the closing (described in the section of this proxy statement titled “The Merger Agreement — Effects of the Merger; Closing; Effective Time” beginning on page 58) unless otherwise agreed to in writing by NxStage and Fresenius.

The merger will become effective upon the date and time of filing of the certificate of merger with the Secretary of State, or such later date and time as agreed in writing by NxStage and Fresenius.

U.S.	Federal Income Tax Consequences of the Merger

The following discussion is a summary of the U.S. federal income tax consequences of the merger that are relevant to holders of shares of NxStage common stock whose shares are converted into the right to receive cash pursuant to the merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service, which we refer to as the IRS, and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of NxStage common stock as “capital assets” within the meaning of the Code (generally, property held for investment purposes). This summary does not describe any of the tax consequences arising under the laws of any state, local or foreign tax jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (e.g., state, gift or alternative minimum tax or the Medicare net investment income surtax). In addition, this summary does not address the U.S. federal income tax consequences to holders of shares who exercise appraisal rights under Section 262 of the DGCL. For purposes of this discussion, a “holder” means either a U.S. holder or a non-U.S. holder (each as defined below) or both, as the context may require.

This discussion is for general information only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances, including:

•	Holders who may be subject to special treatment under U.S. federal income tax laws, such as: financial institutions, tax-exempt organizations, S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes, insurance companies, mutual funds, dealers in stocks and securities, traders in securities that elect to use the mark-to-market method of accounting for their securities, regulated investment companies, real estate investment trusts, or certain expatriates or former long-term residents of the United States;

•	Holders holding the shares as part of a hedging, constructive sale or conversion, straddle or other risk reducing transaction;

•	Holders that received their NxStage common stock in a compensatory transaction; or

•	U.S. holders whose “functional currency” is not the U.S. dollar.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of NxStage common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the shares of NxStage common stock and partners therein should consult their tax advisors regarding the consequences of the merger.

We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. No assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of NxStage common stock who or that is for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States;

•	A corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, or any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in the Code or (ii) that has a valid election in effect under applicable Treasury Regulations promulgated under the Code to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of NxStage common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder. There are limitations on the deductibility of capital losses.

Non-U.S. holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of NxStage common stock who or that is not a U.S. holder (and excludes an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

Any gain realized by a non-U.S. holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	The gain is effectively connected with a trade or business of such non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-U.S. holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable tax treaty);

•	Such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable tax treaty); or

•	NxStage is or has been a “United States real property holding corporation” as such term is defined in the Code, which we refer to as a USRPHC, at any time within the shorter of the five-year period preceding the merger and such Non-U.S. holder’s holding period with respect to the applicable NxStage common stock, or the relevant period, and, if NxStage common stock is regularly traded on an established securities market (within the meaning of the Code), such Non-U.S. holder owns directly or is deemed to own pursuant to attribution rules more than 5% of NxStage common stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. NxStage believes that it is not, and has not been, a USRPHC at any time during the five-year period preceding the anticipated date of completion of the merger.

Backup Withholding and Information Reporting

A holder may be subject to information reporting and backup withholding with respect to the amount of cash received pursuant to the merger. Backup withholding of tax generally applies if a holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. In order to avoid backup withholding, U.S. Holders generally must complete the IRS Form W-9 that will be included in the letter of transmittal and non-U.S. holders generally must complete an appropriate IRS Form W-8 in accordance with the instructions to the appropriate form.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Regulatory	Approvals for the Merger

General

The merger agreement generally requires each party to use its reasonable best efforts to take all actions necessary to obtain all consents and clearances required under any antitrust law, except that Fresenius is not required (i) to litigate against a governmental entity or (ii) to divest or to take any other actions with respect to any assets or business of Fresenius or any of its subsidiaries or NxStage, other than, if necessary to obtain antitrust clearances, with respect to certain NxStage assets. The merger cannot be completed until the applicable waiting period (and any extension thereof) under the HSR Act, the applicable approvals under the competition laws of Germany have been obtained, and any waiting period entered into with antitrust authorities has terminated.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement.

HSR Act and U.S. Antitrust Matters

Under the HSR Act and the rules promulgated thereunder by the FTC, the merger cannot be completed until NxStage and Fresenius each file a Notification and Report Form with the Premerger Notification Office of the FTC and the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. Fresenius and NxStage filed their HSR Act notifications on September 18, 2017 and September 15, 2017, respectively, requesting early termination of the applicable waiting period.

At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

German Antitrust Matters

The German ARC imposes a pre-merger notification requirement on all transactions that qualify as concentrations and meet certain specified financial thresholds, which the merger meets. Accordingly, consummation of the merger is conditional upon the merger being cleared by the Bundeskartellamt. Clearance can be granted explicitly or is also considered granted if, after the Bundeskartellamt has been notified of a proposed transaction, the applicable waiting periods expire without any decision by the Bundeskartellamt. Fresenius expects to notify the Bundeskartellamt of the proposed transaction by the end of September 2017.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about NxStage contained in this proxy statement or in NxStage’s public reports filed with the SEC may supplement, update or modify the factual disclosures about NxStage contained in the merger agreement. Any material facts in NxStage’s public reports previously filed with the SEC that are incorporated by reference into this proxy statement that contradict the factual disclosures about NxStage contained in the representations and warranties in the merger agreement shall modify such factual disclosures. The representations, warranties and covenants made in the merger agreement by NxStage, Fresenius and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by NxStage, Fresenius and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the company disclosure schedule that NxStage provided to Fresenius in connection with the merger agreement, which we refer to as the disclosure schedule, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of NxStage, Fresenius and Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Closing; Effective Time

Merger

Subject to the terms and conditions of the merger agreement, and in accordance with the DGCL, at the effective time, (i) Merger Sub shall be merged with and into NxStage such that the separate corporate existence of Merger Sub shall thereupon cease, (ii) NxStage shall be the surviving company, and (iii) the merger shall have the effects set forth in the merger agreement and the applicable provisions of the DGCL. As a result of the merger, the surviving company shall become a wholly-owned subsidiary of Fresenius.

Closing

Subject to the satisfaction or waiver of all of the conditions precedent set forth in the merger agreement, the closing of the merger shall take place no later than the second business day after satisfaction or waiver of all of the conditions precedent set forth in the merger agreement that are capable of satisfaction prior to the closing. The date on which the closing actually occurs is referred to in the merger agreement as the closing date.

Effective Time

On the terms and subject to the conditions set forth in the merger agreement (a) NxStage and Merger Sub, on the closing date, shall file or cause to be filed a certificate of merger with the Secretary of State, in such forms as required by the relevant provisions of the DGCL and (b) NxStage, Fresenius and Merger Sub shall take any further actions that may be required by law to make the merger effective. The effective time of the merger shall occur on the date and time of filing of the certificate of merger with the Secretary of State, or such later date as is agreed to in writing by Fresenius and NxStage and specified in the certificate of merger.

Governing Documents; Directors and Officers

Certificate of Incorporation and By-Laws

At the effective time, the certificate of incorporation of NxStage shall, by virtue of the merger, be amended and restated in its entirety and shall be the certificate of incorporation for the surviving company until thereafter changed or amended by applicable law. At the effective time, the by-laws of NxStage shall be amended and restated in their entirety and shall be the by-laws of the surviving company until thereafter changed or amended by applicable law.

Directors and Officers of the Surviving Company

The directors of Merger Sub immediately prior to the effective time shall, from and after the effective time, be the directors of the surviving company, and the officers of Merger Sub immediately prior to the effective time shall, from and after the effective time, be the officers of the surviving company, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation, removal or disqualification in accordance with the DGCL, certificate of incorporation and the by-laws.

Effect on the Capital Stock, Equity Awards and the ESPP

Effect on NxStage Common Stock

As of the effective time, by virtue of the merger and without any action on the part of Fresenius, Merger Sub, NxStage or any NxStage stockholder:

•	any shares of NxStage common stock then held by NxStage (or held in NxStage’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

•	any shares of NxStage common stock then held by Fresenius, Merger Sub or any other wholly-owned subsidiary of Fresenius shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

•	except as provided above, each shares of NxStage common stock then issued and outstanding (including any restricted shares but not including any shares held by stockholders properly exercising appraisal rights) shall be converted into the right to receive a cash amount equal to $30.00, without interest thereon, subject to any withholding of taxes required by applicable law; and

•	each share of common stock, $0.001 par value per share, of Merger Sub then issued and outstanding shall be converted into one fully paid and nonassessable share of common stock of the surviving company.

Treatment of NxStage Equity Awards

Certain NxStage directors, executive officers and employees hold equity and/or one or more of the following equity awards: stock options, restricted stock units, restricted shares and performance shares. In connection with the execution of the merger agreement, the NxStage compensation committee and board of directors adopted resolutions providing that each outstanding NxStage 2017 performance share award will be deemed earned at maximum performance levels as of the applicable determination date, subject to the holder’s continued employment through such date. In connection with the merger, each NxStage equity award that is outstanding and unvested as of immediately prior to the effective time of the merger will vest in full, with any applicable performance conditions deemed achieved at maximum levels.

Stock Options

Each NxStage stock option that is outstanding and unexercised as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of shares of NxStage stock subject to such stock option as of immediately prior to the effective time of the merger, multiplied by (ii) the excess, if any, of the per share merger consideration of $30.00 over the exercise price per share of such stock option.

Restricted Stock Units

Each NxStage restricted stock unit award that is outstanding as of immediately prior to the effective time of the merger will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of shares deliverable under such restricted stock unit as of immediately prior to the effective time of the merger, multiplied by (ii) the per share merger consideration of $30.00.

Restricted Shares

Each NxStage restricted share that is outstanding as of immediately prior to the effective time of the merger will be treated in the same manner as a share, as described under “— Effect on NxStage Common Stock” above (less applicable tax withholdings).

Performance Shares

Each NxStage 2017 performance share award that is outstanding as of immediately prior to the effective time of the merger will be determined based on deemed achievement of applicable performance conditions at maximum levels and will be canceled in exchange for the right to receive an amount in cash (without interest, and less applicable tax withholdings) equal to the product of (i) the total number of the holder’s performance shares as of immediately prior to the effective time of the merger, multiplied by (ii) the per share merger consideration of $30.00.

Treatment of NxStage ESPP

Any outstanding offering period under the NxStage 2005 Employee Stock Purchase Plan, which we refer to as the ESPP, will be terminated immediately prior to the effective time of the merger and each outstanding and unexercised option thereunder will be canceled in exchange for a cash payment equal to (i) the number of shares subject to such option, multiplied by (ii) the excess, if any, of (A) the per share merger consideration of $30.00, less (B) the option price per share, subject to applicable tax withholding. The ESPP will terminate as of, and contingent upon, the effective time of the merger and any remaining balances in any participant’s account under the ESPP will be returned to the participant. The merger agreement also requires the NxStage board of directors to adopt resolutions providing that no new offering period under the ESPP commences after the date the merger agreement was signed (August 7, 2017), and the current offering period ends on December 31, 2017, so if the merger occurs after that date there will not be any outstanding options under the ESPP at the effective time of the merger.

Exchange and Payment Procedures

Prior to the closing date, Fresenius shall designate a paying agent for the holders of shares of NxStage common stock in connection with the merger and to receive the consideration to which holders of shares of NxStage common stock shall become entitled pursuant to the merger agreement, as described in the previous section. Prior to the closing date, Fresenius shall deposit or cause to be deposited with the paying agent sufficient funds to pay the aggregate merger consideration payable in respect of all outstanding shares of NxStage common stock (such funds being hereinafter referred to as the payment fund). With respect to any shares held by stockholders properly exercising appraisal rights, Fresenius shall only be required to deposit or cause to be deposited with the paying agent funds sufficient to pay the aggregate merger consideration payable in respect of such dissenting shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the DGCL. To the extent the payment fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentences, Fresenius and Merger Sub shall, or shall cause the surviving company to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments.

Promptly after the effective time (and in any event within two (2) business days after the effective time), Fresenius shall cause the paying agent to mail to each holder of record of shares of NxStage common stock entitled to receive the merger consideration pursuant to the previous section a form of letter of transmittal, together with instructions thereto.

Upon (A) surrender to the paying agent of certificates representing shares of NxStage common stock (or affidavits of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of book-entry shares, the holder of such certificates or book-entry shares, as applicable, shall be entitled to receive the merger consideration for each share formerly evidenced by such certificates or book-entry shares, as applicable, and such certificates and book-entry shares, as applicable, shall then be canceled. No interest shall accrue or be paid on the applicable merger consideration payable upon the surrender of any certificates or book-entry shares for the benefit of the holder thereof.

If the payment of any merger consideration is to be made to a person other than the person in whose name the surrendered certificates formerly evidencing shares are registered on NxStage’s stock transfer books, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other similar taxes required by reason of the payment of the applicable merger consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of the surviving company that such taxes either have been paid or are not applicable. Payment of the applicable merger consideration with respect to book-entry shares shall only be made to the person in whose name such book-entry shares are registered.

At any time following the date that is 12 months after the effective time, the surviving company shall be entitled to require the paying agent to deliver to it any funds which had been made available to the paying agent and not disbursed to holders of certificates or book-entry shares (including all interest and other income received by the paying agent in respect of all funds made available to it). Thereafter, such holders shall be entitled to look only to the surviving company (subject to abandoned property, escheat and other similar law) as general creditors thereof with respect to the applicable merger consideration that may be payable upon due surrender of the certificates or book-entry shares held by them. Notwithstanding the foregoing, neither the surviving company nor the paying agent shall be liable to any holder of certificates or book-entry shares for the applicable merger consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar law. If any certificate or book-entry share has not been surrendered or transferred prior to the date on which the applicable merger consideration in respect thereof would otherwise escheat to or become the property of any governmental entity, then any such merger consideration in respect of such certificate or book-entry share shall become, to the extent permitted by applicable law, the property of the surviving company, free and clear of any claims or interest of any person previously entitled thereto.

The paying agent shall invest the cash in the payment fund as directed by Fresenius in:

•	short-term direct obligations of or guaranteed by the United States of America;

•	short-term commercial paper obligations;

•	certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion; or

•	money market funds having a rating in the highest investment category granted by a recognized rating agency at the time of the investment.

Any and all interest or other amounts earned with respect to such funds shall be paid to Fresenius or its designee, except as otherwise provided in the merger agreement. The payment fund shall not be used for any other purpose. The surviving company shall (and Fresenius shall cause the surviving company to) pay all charges and expenses, including those of the paying agent, in connection with the exchange of shares of NxStage common stock and the payment of the merger consideration in respect of such shares.

Each of NxStage, Fresenius, the surviving company, and Merger Sub shall be entitled to deduct and withhold, or cause the paying agent to deduct and withhold, from the consideration otherwise payable pursuant to the merger agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign tax law (including the Code). The gross amounts payable in respect of any NxStage equity award granted in respect of service as an employee shall be first paid to the surviving company, and thereafter amounts payable pursuant the merger agreement shall be paid by the surviving company to the holder of such NxStage equity award, subject to any withholdings. To the extent that amounts are so withheld and timely remitted to the appropriate governmental entity, such withheld amounts shall be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.

Lost, Stolen or Destroyed Certificates

If any certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit (in form and substance reasonably acceptable to Fresenius and the paying agent) of that fact by the person claiming such certificate to be lost, stolen or destroyed to the paying agent (and, if required by Fresenius or the paying agent, the posting by such person of a bond, in such reasonable and customary amount and upon such terms as may be reasonably required by Fresenius or the paying agent, as indemnity against any claim that may be made against it with respect to such certificate), Fresenius shall cause the paying agent to issue in exchange for such lost, stolen or destroyed certificate a check in the amount (after giving effect to any required tax withholdings as described in the previous section ) equal to the merger consideration payable in respect of the shares formerly represented by such lost, stolen or destroyed certificate.

Dissenting Shares

All shares of NxStage common stock outstanding immediately prior to the effective time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and who have properly exercised and perfected their respective demands for appraisal of such common shares, in the time and manner provided for in Section 262 of the DGCL, and, as of the effective time, have neither effectively withdrawn nor lost their rights to receive such appraisal and payment, which we refer to as the dissenting shares, shall not be converted into the right to receive merger consideration, but shall, by virtue of the merger, be entitled only to such consideration as shall be determined pursuant to Section 262 of the DGCL.

If a dissenting stockholder fails to exercise, effectively withdraws, has lost or otherwise waives any right to appraisal, such holder’s dissenting shares shall be deemed to have converted as of the effective time into the right to receive solely the merger consideration for each such share, and such shares will not be considered dissenting shares.

NxStage shall give Fresenius (i) written notice of any demands for appraisal of dissenting shares, appraisal withdrawals and any other instruments received by NxStage relating to rights to be paid the fair value of the dissenting shares and (ii) to the extent permitted by applicable law, the right to participate in any negotiations with respect to any demands for appraisal under the DGCL. NxStage shall not, without the prior written consent of Fresenius, voluntarily make or agree to make any payment with respect to, offer to settle or settle any such demands, or approve any withdrawal of any such demands for appraisal. The notice contemplated by Section 262 of the DGCL is part of this proxy statement.

Representations and Warranties

Representations and Warranties of NxStage

We have made representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in reports filed or furnished by NxStage under the Exchange Act or the Securities Act, since December 31, 2015 to the date of the merger agreement (including all exhibits and information incorporated by reference, but excluding all cautionary, forward-looking and predictive disclosures) or in the disclosure schedule. These representations and warranties relate to, among other things:

•	NxStage’s and its subsidiaries’ due organization, valid existence and good standing under their respective jurisdictions of organization, and their respective corporate power and authority to carry out their respective businesses as conducted at the date of the merger agreement, except where the failure to be so qualified or in good standing would not have, or would not reasonably be expected to have, a material adverse effect on NxStage;

•	NxStage’s corporate power and authority related to the merger agreement;

•	NxStage’s ownership of its subsidiaries and their respective ownership interests in any other person or legal entity;

•	NxStage board of directors approval and the submission of the merger agreement to the stockholders for a requisite affirmative vote of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon;

•	NxStage’s capital structure in respect of, among other things, shares of NxStage common stock and the number of shares of NxStage common stock reserved for issuance under NxStage’s equity incentive plans and the ESPP;

•	required governmental filings, consents, approvals, authorizations, registrations, permits and other filings;

•	the absence of violations of, or conflicts with, NxStage’s organizational documents, certain contracts and applicable law as a result of NxStage’s entry into and performance under the merger agreement;

•	NxStage’s SEC filings since January 1, 2016, the consolidated financial statements included therein and NxStage’s internal disclosure controls and procedures over financial reporting and accounting;

•	NxStage’s compliance in all material respects with certain rules and the Sarbanes-Oxley Act of 2002, the Securities Act, and the Exchange Act;

•	NxStage’s lack of outstanding indebtedness;

•	the absence of a material adverse effect (as described below) since December 31, 2016 or of certain other changes;

•	the conducting of business in the ordinary course consistent with past practice;

•	the absence of undisclosed liabilities, other than liabilities incurred in the ordinary course of business or disclosed on its consolidated balance sheet as of March 31, 2017, expressly permitted by the merger agreement, expressly discharged or paid in full in the ordinary course of business, or that would not reasonably be expected to have a material adverse effect on NxStage;

•	the absence of investigations, reviews, claims, actions, suits or proceedings pending that would be expected to result in a material adverse effect;

•	NxStage’s and its subsidiaries’ compliance with applicable healthcare regulations;

•	material intellectual property of NxStage and its subsidiaries and any actions arising out of the infringement of any intellectual property, except as would not reasonably be expected to have a material adverse effect;

•	environmental matters of NxStage and its subsidiaries;

•	certain material contracts to which NxStage or its subsidiaries is party, the validity, binding nature and effectiveness of such material contracts and the absence of default by NxStage or its subsidiaries under any such contract;

•	certain employment and labor matters of NxStage and its subsidiaries, including labor organizations, trade unions, collective bargaining agreements, and strikes;

•	employee benefits and compensation plans, programs and arrangements of NxStage and its subsidiaries;

•	real and personal property of NxStage and its subsidiaries;

•	tax matters of NxStage and its subsidiaries;

•	the absence of any undisclosed broker’s, finder’s or investment banker fees;

•	receipt of the fairness opinion from Piper Jaffray;

•	the inapplicability of certain anti-takeover statutes or regulations or any anti-takeover provision in NxStage’s governance documents to NxStage, shares of NxStage common stock or the merger; and

•	insurance policies of NxStage and its subsidiaries.

NxStage Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect,” which means any change, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, would prevent or reasonably be expected to prevent NxStage’s ability to consummate the merger, or any change, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operation of NxStage and its subsidiaries, taken as a whole; provided, however:

•	That none of the following, and no change, effect, development, circumstance, condition, state of facts, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account, individually or in the aggregate, in determining whether a material adverse effect has occurred or may occur:

–	any change generally affecting United States or global economic, political or market conditions;

–	any change generally affecting the medical device industry;

–	any change in U.S. generally accepted accounting principles, or GAAP, or interpretation thereof;

–	any change in any law or enforcement of existing laws;

–	any pronouncements, approvals, issuances or regulations of the FDA or other governmental entity regulating healthcare matters;

–	any changes in Medicare regulations, policies, practices or rates, or how such regulations, polices, practices or rates are implemented through Medicare Administrative Contractors, relating to any current or future products or services of NxStage or its subsidiaries;

–	any change in the trading price or trading volume of shares of NxStage common stock, in and of itself (it being understood that the changes, developments, circumstances, conditions, state of facts, event or occurrence giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account);

–	any pronouncements, approvals, issuances or regulations of the FDA or other governmental entity with respect to any pending or future submission by NxStage to such governmental entity or the issuance of any deficiencies or requests for additional information or submissions before such governmental entity will consider such submissions, but only to the extent any pronouncements, orders, issuances or requests related to NxStage’s submissions with respect to its FDA filing for its System One solo use indication without caregiver support or its phosphate-containing dialysate submission;

–	any recall of any NxStage or subsidiary product pursuant to a recall or withdrawal of the type specified by NxStage in the disclosure schedule;

–	any effects relating to any current or potential products and services of any competitors of NxStage or its subsidiaries;

–	any action taken by any party to consummate the merger pursuant to the merger agreement;

–	any natural disaster or other act of God;

–	any act of war, terrorism or sabotage;

–	any action taken by NxStage or its subsidiaries that is pursuant to and in compliance with the merger agreement, including the covenants therein;

–	the announcement, pendency and performance of the merger agreement and the merger (including compliance with any covenants in the agreement, any action to be taken by NxStage with the consent or at the request of Fresenius or due to Fresenius withholding any consent), including any adverse change in relationships with its customers, suppliers, patients, employees or other third parties proximately caused by such announcement, pendency or performance;

–	Any material change from the past practices of Fresenius and its subsidiaries, in their capacity as customers of NxStage and its subsidiaries, with respect to dollar volume or timing of their orders (it being understood that the changes, developments, circumstances, conditions, state of facts, event or occurrence giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account);

–	any reduction in NxStage’s revenue or the failure to meet any internal or published projections, estimates or expectations of revenue, earnings, or other financial performance results of operations, in and of itself (it being understood that the changes, developments, circumstances, conditions, state of facts, event or occurrence giving rise or contributing to such changes that are not otherwise excluded from the definition of material adverse effect may be taken into account); or

–	The initiation or settlement of any legal proceedings arising out of or related to the merger agreement or merger commenced by or involving any government entity or any current or former NxStage common stock holder (on their own or on behalf of NxStage).

•	That any change, development, circumstance, condition, state of facts, event or occurrence referred to in the below list may be taken into account in determining whether or not there has been or may be a material adverse effect to the extent such change, development, circumstance, condition, state of facts, event or occurrence has a materially disproportionate impact on NxStage and its subsidiaries, taken as a whole, as compared to other entities operating in the medical device industry:

–	any change generally affecting United States or global economic, political or market conditions;

–	any change generally affecting the medical device industry;

–	any change in GAAP or interpretation thereof;

–	any change in any law or enforcement of existing laws;

–	any pronouncements, approvals, issuances or regulations of the FDA or other governmental entity regulating healthcare matters;

–	any natural disaster or other act of God; and

–	any act of war, terrorism or sabotage.

•	That following August 7, 2018, no change, development, circumstance, condition, state of facts, event or occurrence will constitute a material adverse effect unless due to a material breach by NxStage.

Representations and Warranties of Fresenius and Merger Sub

The merger agreement also contains customary representations and warranties made by Fresenius and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Fresenius and Merger Sub relate to, among other things:

•	their due organization, valid existence and good standing under their respective jurisdictions of organization and their respective corporate power and authority to carry out their respective businesses;

•	their corporate power and authority related to the merger agreement;

•	required governmental filings, consents, approvals, authorizations, registrations, permits and other filings;

•	the absence of violations of, or conflicts with Fresenius’s or Merger Sub’s organizational documents, certain contracts and applicable law as a result of Fresenius’s and Merger Sub’s entry into and performance under the merger agreement;

•	the absence of certain investigations or reviews pending or threatened against Fresenius or Merger Sub that would reasonably be expected to prevent or materially delay or adversely affect their ability to consummate the merger;

•	capitalization, ownership and conduct of business of Merger Sub;

•	Fresenius having sufficient funds necessary for the payment of the aggregate per share cash merger consideration;

•	Fresenius, Merger Sub and their affiliates not being or having been during the prior three years owners, beneficially or otherwise, of any shares of NxStage capital stock or any contracts or obligations convertible into or exercisable or exchangeable for shares of NxStage capital stock; and

•	the absence of any undisclosed broker’s, finder’s or investment banker fees.

Conduct of Business Pending the Merger

NxStage agreed that from the date of the merger agreement until the earlier of the effective time of the merger or the time, if any that the merger agreement is terminated in accordance with its terms, unless Fresenius gives its consent (which cannot be unreasonably withheld, delayed or conditioned) or unless otherwise required or expressly contemplated by the merger agreement or as required by applicable law or as set forth in the disclosure schedule, NxStage shall, and shall use its commercially reasonable efforts to cause each of its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practice including by using its commercially reasonable efforts to:

•	preserve substantially intact its and their present business organizations;

•	keep available the services of its and their current executive officers and key employees; and

•	preserve its and their present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others persons with whom it and they have material business relations.

Except as otherwise required or expressly contemplated by the merger agreement, as Fresenius consents (which shall not be unreasonably withheld, conditioned or delayed), as required by applicable law, or as set forth in the disclosure schedule, NxStage will not, and will not permit its subsidiaries to:

•	amend or otherwise change NxStage’s by-laws or certificate of incorporation, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

•	issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), except for any (A) shares of NxStage common stock issuable pursuant to any company equity awards outstanding as of August 7, 2017 and set forth in the disclosure schedule or granted after August 7, 2017 to the extent allowed under the merger agreement and (B) shares of NxStage common stock issuable pursuant to rights outstanding under the ESPP;

•	amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, or permit any subsidiary to amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities or any securities of its subsidiaries (other than the retention or acquisition of shares of NxStage common stock tendered by current or former employees or directors of NxStage in order to pay taxes or the exercise price due in connection with the exercise or vesting of any company equity award or in connection with the ESPP);

•	incur any indebtedness or guarantee any indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others (except (i) pursuant to existing contracts, including NxStage’s existing revolving credit facility pursuant to its current credit agreement dated as of June 9, 2014, or (ii) such incurrences of indebtedness, guarantees of indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $25,000,000 in the aggregate);

•

accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability or vesting of any company equity awards or authorize material (individually or in the aggregate) cash payments in exchange for company equity awards, except to the extent (A) required under any company equity awards or contracts existing as of August 7, 2017 or subsequently issued as permitted under the merger agreement or (B) in connection with an employee’s termination in accordance with the merger agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in the disclosure schedule;

•	(i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly-owned subsidiary may declare and pay a dividend to its parent or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or propose to do any of the foregoing;

•	sell, assign, lease, license, sublicense, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, sale or otherwise) any material property or assets of NxStage or any of its subsidiaries (other than (w) the disposition of used or excess equipment and the purchase of supplies and equipment, (x) the sale, assignment, transfer, license, sublicense, lapse or expiration of any non-exclusive licenses with respect to any intellectual property, in either case in the ordinary course of business consistent with past practice, (y) sales of inventory in the ordinary course of business and in a manner consistent with past practice, and (z) dispositions of obsolete or worthless assets), or enter into any material commitment or transaction outside the ordinary course of business;

•	(i) acquire (by merger, consolidation, or acquisition of stock or assets) any person, corporation, partnership or other business organization or business or division thereof or property or assets for a fair market value in excess of $25,000,000 in the aggregate for all such transactions, (ii) enter into, terminate or amend any contract that would be required to be listed as a material contract in the disclosure schedule or grant any release or relinquishment of any material rights under any such contract, except that NxStage may enter into, amend and terminate customer contracts in the ordinary course of business consistent with past practice, provided that any such new customer contracts are terminable at NxStage’s option on no more than twelve (12) months’ notice, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in excess of the capital expenditure budgets for any of the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019 set forth in the disclosure schedule, or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by the merger agreement;

•	forgive any loans to its employees, officers, directors or affiliates, or forgive any material loans to any other person;

•

other than as required by company benefit plans existing on August 7, 2017, (i) materially increase the compensation or benefits payable or to become payable to current directors, officers, employees or consultants (that are natural persons or personal services entities) of NxStage or any of its subsidiaries, (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for employment or severance agreements entered into with current or future employees of NxStage or its subsidiaries who have, or will have, an annual base salary below $300,000, which we will refer to as non-management employees, but only to the extent permitted in, and subject to, the terms and conditions specified in the disclosure schedule), (iii) hire or terminate employment (other than for cause) of any employees other than non-management employees (other than the hiring of employees or officers to replace any employees or officers who leave NxStage or any of its subsidiaries after August 7, 2017 or in fulfillment of job requisitions open on the date of the merger agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in the disclosure schedule), (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses, (v) grant any cash bonus or any cash incentive compensation, except that NxStage may (A) grant equity-based awards settled in cash as set forth in clause (vii) below (B) pay cash bonuses for 2017 assuming the achievement of performance metrics at “target,” as established by the board of directors (or a committee thereof) on or before August 7, 2017, regardless of actual performance, and (C) pay cash bonuses for 2018 the amount of which shall not exceed, in the aggregate, 110% of 2017 bonuses, (vi) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or company benefit plan (or any plan, trust, fund, policy or arrangement that would be a company benefit plan if it were in existence as of August 7, 2017) except for the retention plan described in the disclosure schedule, routine amendments, renewals to health and welfare plans, or as would not result in a material increase in benefits or in cost to NxStage and its subsidiaries or (vii) grant any equity or equity-based compensation, except that NxStage may grant equity-based awards (including equity-based awards settled in cash) to the extent permitted in, and subject to, the terms and conditions specified in the disclosure schedule; provided, however, that notwithstanding the foregoing, any action that is not prohibited by the terms of the merger agreement shall, unless otherwise expressly provided in the merger agreement, be permissible only if undertaken in the ordinary course of business consistent with past practice and the terms provided under NxStage’s or any of its subsidiaries’ employment and compensation plans, policies, agreements and arrangements, as applicable, existing on August 7, 2017;

•	take any action, other than as required by applicable law or GAAP, to change materially any accounting policies or procedures (with Fresenius to be provided prompt written notice of change required by applicable law or GAAP); provided that NxStage shall be permitted to select any alternative policies or procedures permitted by applicable law or GAAP in connection with such changes;

•	make or change any material tax election inconsistent with past practices, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any amended tax return in respect of a material tax item, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund or settle or compromise any material tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•	enter into any material partnership arrangements, joint development agreements or strategic alliances;

•	except with respect to matters involving any ordinary course commercial contracts with Fresenius, initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case, with an amount in controversy (considering the value of all requested relief, including injunctive relief, declaratory relief, damages and penalties) of greater than $2,000,000 (provided that any litigation, action, suit, proceeding, claim or arbitration arising in connection with the merger agreement shall only be settled in accordance with the applicable provisions of the merger agreement);

•	fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering NxStage, its subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

•	adopt or implement any stockholder rights plan; or

•	take, or agree in writing or otherwise to take, any of the actions described in any of the foregoing, or enter into any agreement or arrangement that (A) materially limits or otherwise restricts NxStage or any successor thereto, or that would, after the effective time, materially limit or restrict the surviving company and its affiliates or any successor thereto, in each case, from engaging or competing in any line of business in which it is engaged or actively plans to engage or in any material geographic area or (B) would, after the effective time, limit or otherwise restrict Fresenius or its affiliates (other than the surviving company and its subsidiaries) from engaging or competing in any line of business or any geographic area.

Under the merger agreement, Fresenius and Merger Sub have agreed not to take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any conditions to the merger not being satisfied or prevent, materially delay or materially impede the ability of Fresenius or Merger Sub to consummate the merger or other transactions contemplated by the merger agreement. Immediately following execution of the merger agreement, Fresenius, as the sole stockholder of Merger Sub, duly executed and delivered to Merger Sub a written consent adopting and approving the merger agreement and the merger.

No Solicitation

Under the merger agreement NxStage is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.

Except as otherwise provided in the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, NxStage will not directly or indirectly:

•	solicit, initiate or knowingly encourage or knowingly facilitate the submission of any competing acquisition proposal;

•	participate in any negotiations regarding, or furnish to any person any nonpublic information relating to NxStage or any of its subsidiaries in connection with any competing acquisition proposal or any proposal or offer that would reasonably be expected to lead to a competing acquisition proposal;

•	engage in discussions with any person with respect to any competing acquisition proposal or any proposal or offer that would reasonably be expected to lead to a competing acquisition proposal;

•	approve or recommend, propose publicly to approve or recommend any competing acquisition proposal; or

•	enter into any letter of intent or any agreement or commitment providing for any competing acquisition proposal.

NxStage shall, and shall cause its subsidiaries and each director and office of NxStage and its subsidiaries to, and shall instruct (and use its reasonable best efforts to cause) each of its other representatives to:

•	immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any person or groups that may be ongoing with respect to any competing acquisition proposal or potential competing acquisition proposal; and

•	immediately terminate access by any such person or group to any physical or electronic data rooms relating to a potential competing acquisition proposal.

Discussions; Notice of Competing Acquisition Proposals

Notwithstanding anything to the contrary above, if at any time prior to obtaining NxStage stockholder approval, NxStage or any of its representatives receives an unsolicited written competing acquisition proposal that the NxStage board of directors determines in good faith is bona fide from any person or group of persons, which competing acquisition proposal did not result from a material breach of NxStage’s no solicitation covenants, and the NxStage board of directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that (i) such competing acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (ii) the failure to take any action described in clauses (A) or (B) below would be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law, then NxStage and its representatives may (A) furnish, pursuant to an acceptable confidentiality agreement, information (including non-public information) with respect to NxStage and its subsidiaries to the person or group of persons who has made such acquisition proposal; provided, that NxStage shall promptly provide or make available to Fresenius any such information that is provided or made available to any person or legal entity given such access that was not previously provided to Fresenius or its representatives and (B) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such acquisition proposal.

NxStage shall notify Fresenius orally and in writing promptly (but in any event within one business day) after receipt of any competing acquisition proposal (or any proposal or offer that would reasonably be expected to lead to a competing acquisition proposal), which notice shall include the identity of the person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements relating thereto. NxStage also must notify Fresenius orally and in writing promptly (but in any event within one business day) of any change to the financial or other material terms and conditions of any competing acquisition proposal and otherwise keep Fresenius reasonably informed of the status of any such competing acquisition proposal. NxStage shall notify Fresenius orally and in writing promptly (but in any event within one business day) after receipt of any request for non-public information relating to it or any NxStage subsidiary or for access to its or any of its subsidiaries’ properties, books or records by any person in connection with a competing acquisition proposal or a proposal or offer that would reasonably be expected to lead to a competing acquisition proposal. Neither NxStage nor any of its subsidiaries may enter into any confidentiality or similar agreement that would prohibit it from providing such information to Fresenius.

Adverse Recommendation Change

Except as set forth in the merger agreement, the NxStage board of directors shall not:

•	withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Fresenius, the NxStage board of directors’ recommendation that the holders of NxStage common stock vote “FOR” the proposal to adopt the merger agreement;

•	fail to make or include in this proxy statement when required by the merger agreement, the NxStage board of directors’ recommendation that the holders of NxStage common stock vote “FOR” the proposal to adopt the merger agreement; or

•	approve or recommend, propose publicly to approve or recommend any competing acquisition proposal to the NxStage stockholders.

Notwithstanding anything to the contrary above, at any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, the NxStage board of directors may make an adverse recommendation change in response to an event occurring after the date of the merger agreement that was not known to or reasonably foreseeable by the NxStage board of directors as of the date of the merger agreement if the NxStage board of directors determines in good faith after consultation with its outside legal counsel that the failure to effect an adverse recommendation change would be inconsistent with the directors’ fiduciary duties to NxStage stockholders under applicable law even if changes proposed by Fresenius in pursuant to the notice requirements described below were given effect. However, prior to taking any such action:

•	NxStage shall provide Fresenius with three business days’ prior written notice advising Fresenius that it intends to effect such a change of recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable intervening event);

•	During such three business day period, NxStage shall negotiate, and cause its representatives to negotiate, with Fresenius and its representatives in good faith (to the extent Fresenius wishes to negotiate) to enable Fresenius to determine whether to propose revisions to the terms of the merger agreement such that it would obviate the need for the NxStage board of directors to make such a change of recommendation; and

•	NxStage shall consider in good faith any proposal by Fresenius to amend the terms and conditions of the merger agreement in a manner that would obviate the need for the NxStage board of directors to effect such a change of recommendation.

Notwithstanding anything to the contrary above, at any time before obtaining NxStage stockholder approval for the proposal to adopt the merger agreement, the NxStage board of directors may enter into an acquisition agreement related to a superior proposal if the NxStage board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to NxStage stockholders under applicable law and after consultation with its outside financial advisors and outside legal counsel, that such competing acquisition proposal would continue to constitute a superior proposal even if changes proposed by Fresenius pursuant to the notice requirements described below were given effect. However, prior to taking any such action:

•

NxStage shall provide Fresenius with three business days’ prior written notice (provided that any change or amendment to the financial terms of any competing acquisition proposal shall require NxStage to provide a new notice and an additional two business day period) advising Fresenius that the NxStage board of directors intends to take such action and contemporaneously providing to Fresenius a copy of the superior proposal, a copy of any proposed agreement providing for such superior proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to NxStage or any of its representatives, a written summary of the terms thereof);

•	During such three business day period (or any subsequent two business day period), NxStage shall negotiate, and cause its representatives to negotiate, with Fresenius and its representatives in good faith (to the extent Fresenius wishes to negotiate) to enable Fresenius to determine whether to propose revisions to the terms of the merger agreement or any other agreement related to the transactions contemplated under the merger agreement such that such competing acquisition proposal would no longer constitute a superior proposal; and

•	NxStage shall consider in good faith any proposal by Fresenius to amend the terms and conditions of the merger agreement or any other agreement related to the transactions contemplated under the merger agreement such that such competing acquisition proposal would no longer constitute a superior proposal.

In this proxy statement, a “competing acquisition proposal” means any proposal or offer made by a person or group (other than a proposal or offer by Fresenius or any of its subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such person or group to acquire direct or indirect beneficial ownership of more than twenty percent (20%) of the assets (as determined on a book value basis) of, equity interest in, or businesses of, NxStage (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the stockholders of NxStage immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the transactions contemplated by the merger agreement.

In this proxy statement, a “superior proposal” means a written competing acquisition proposal that the NxStage board of directors determines in good faith to be bona fide (with the above references to 20% and 80% ownership being deemed to be replaced with references to 50%), not resulting from a material breach of NxStage’s no solicitation covenants, which the NxStage board of directors or a duly authorized committee thereof determines in good faith after consultation with NxStage’s outside legal and financial advisors to be more favorable to the stockholders of NxStage than the transactions contemplated under the merger agreement, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such competing acquisition proposal, the identity of the person(s) making the proposal, the likelihood and timing of consummation thereof (as compared to the transactions contemplated under the merger agreement) and all other terms and conditions of such competing acquisition proposal and the merger agreement (including any changes to the terms of the merger agreement proposed by Fresenius in response to such competing acquisition proposal or otherwise and whether such proposed changes are irrevocable)).

Special Meeting for Stockholder Approval

Subject to the merger agreement and notwithstanding any adverse recommendation change, NxStage, in consultation with Fresenius, shall as promptly as practicable call, give notice of, convene and hold a special meeting of NxStage’s stockholders for the purpose of seeking the approval of a proposal to adopt the merger agreement and, to the extent required under applicable SEC rules, seek the approval from NxStage’s stockholders on a non-binding, advisory basis of certain compensation that may become payable to NxStage’s named executed officers in connection with the completion of the merger. NxStage shall comply in all material respects with Delaware law, NxStage’s certificate of incorporation and by-laws, the Exchange Act and the rules and regulations of Nasdaq in connection with the special meeting, including preparing and delivering the proxy statement to the NxStage’s stockholders.

NxStage shall not change the date of, postpone or adjourn the special meeting without Fresenius’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except:

•	to ensure that any required supplement or amendment to the proxy statement is provided to NxStage’s stockholders within a reasonable amount of time in advance of the special meeting;

•	if the NxStage board of directors determines in good faith that it is necessary to do so in order to solicit additional proxies in order to obtain the vote of at least a majority of shares of common stock outstanding as of the record date in favor of the proposal to adopt the merger agreement, whether or not a quorum is present; or

•	as may be required by applicable law.

Fresenius may cause NxStage to postpone or adjourn the special meeting by prior written notice to NxStage, provided that Fresenius shall require no more than one such postponement or adjournment, which shall last no more than ten business days.

NxStage agreed that, unless the merger agreement is terminated in accordance with its terms, NxStage’s obligations to hold the special meeting shall not be affected by the commencement, public proposal, public disclosure or communication to NxStage of any competing acquisition proposal or by the making of any adverse recommendation change by the NxStage board of directors; provided, however, that if the public announcement of an adverse recommendation change or the delivery of notice by NxStage occurs less than 10 business days prior to the special meeting, NxStage shall be entitled to postpone the special meeting to a date not more than 10 business days after such event.

Efforts to Close the Merger

Subject to the terms and conditions of the merger agreement, NxStage, Fresenius and Merger Sub shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the merger agreement and applicable laws to consummate and make effective as reasonably promptly as practicable after the date of the merger agreement the transactions contemplated thereunder. This includes preparing and filing with the appropriate governmental entities as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the transactions contemplated under the merger agreement and to obtain as reasonably promptly as practicable all consents and clearances necessary to be obtained from any governmental entities in order to consummate the transactions contemplated under the merger agreement.

Antitrust Filings and Related Actions

NxStage, Fresenius and Merger Sub agreed to:

•	at a mutually agreed upon time, make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated under the merger agreement;

•	at a mutually agreed upon time, make all other filings that are required to be made in order to consummate the transactions contemplated under the merger agreement pursuant to other applicable laws;

•	supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other law; and

•	use their reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other law as soon as possible, including promptly complying with any “second request” for information or similar request from the FTC, DOJ, or other governmental entity.

In connection with the foregoing, NxStage and Fresenius shall:

•	cooperate in all respects with the other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

•	keep the other party and/or its counsel promptly informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or other governmental entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated under the merger agreement;

•	to the extent practicable, consult with each other in advance of any scheduled meeting or conference with the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or any other governmental entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and

•	permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other governmental entity; provided that Fresenius and NxStage may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided pursuant to the foregoing as restricted information to be shared only with such persons or its outside counsel and subject to such terms as provided in the confidentiality agreement between Fresenius and NxStage.

With regard to any governmental entity that regulates, administers or enforces any laws related to antitrust, competition, fair trade or similar matters, neither NxStage nor its subsidiaries or affiliates shall, without Fresenius’s written consent, in its sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Fresenius’s freedom of action with respect to, or Fresenius’s ability to retain any of the businesses, product lines or assets (whether tangible or intangible) of, NxStage or any of its subsidiaries or affiliates or otherwise receive the full benefits of the merger agreement.

Notwithstanding anything to contrary herein, Fresenius is not required (i) to litigate against a governmental entity or (ii) to divest or hold separate, to enter into any licensing or similar arrangement, or take any other action with respect to, any assets (whether tangible or intangible) or operations relating to any business of Fresenius or any of its subsidiaries or NxStage, other than, if necessary to obtain antitrust clearances, with respect to certain NxStage assets.

Subject to Fresenius’s undertakings described above, the final determination of the appropriate strategy and course of action with respect to the actions contemplated above shall be made by Fresenius; provided, however, that Fresenius shall keep NxStage apprised of its strategy and course of action and shall give NxStage reasonable opportunity to comment on such strategy and course of action, and Fresenius shall consider such comments (that are provided in a timely manner) in good faith. Fresenius shall be permitted to take the lead in all joint meetings and communications with any governmental entity in connection with obtaining any necessary governmental approvals described above. Fresenius agrees that, at any time in an investigation, if a governmental entity suggests or proffers a settlement of the investigation to permit the transactions contemplated by the merger agreement to close, Fresenius shall promptly (and in any event within one business day) communicate the terms of the offer to NxStage. Fresenius, in its sole discretion, may accept or reject any settlement of the investigation proposed by any governmental entity, provided that Fresenius complies with its obligations described above.

Takeover Statutes

NxStage, Fresenius and Merger Sub shall, to the extent permitted by applicable law, use reasonable best efforts to (i) take all action necessary so that no “business combination,” “control share acquisition,” “fair price,” “supermajority,” “moratorium” “interested party,” “affiliate transactions” or other takeover or anti-takeover statute or similar law, which we refer to as the takeover statutes, or, in the case of NxStage, any similar provision of its articles of incorporation or by-laws, is or becomes applicable to the transactions contemplated by the merger agreement; and (ii) if any such takeover statute or similar provision of NxStage’s certificate of incorporation or by-laws, is or becomes applicable to any of the foregoing, to take all action necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to eliminate or minimize the effect of such takeover statute on such transactions.

Indemnification, Exculpation and Insurance of Directors and Executive Officers

For not less than six years from and after the effective time of the merger, Fresenius shall cause the surviving company to indemnify and hold harmless all past and present directors and officers of NxStage and NxStage subsidiaries (which we refer to, collectively, as the indemnified parties), against any costs or expenses (including advancement of expenses to the extent provided in NxStage’s certificate of incorporation and by-laws), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger (including acts or omissions occurring in connection with the adoption of the merger agreement or, the consummation of the transactions contemplated by the merger agreement) whether asserted or claimed prior to, at or after the effective time of the merger, in connection with such persons serving as an officer or director of NxStage or any of NxStage’s subsidiaries or serving at the request of NxStage’s or any of NxStage subsidiaries as a director, officer, employee or agent of another person, to the fullest extent provided pursuant to NxStage’s certificate of incorporation and by-laws or the organizational documents of any NxStage subsidiary or any other agreement in existence on the date of the merger agreement.

Fresenius, NxStage and Merger Sub agreed that for six years after the effective time of the merger, all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time of the merger existing in favor of the indemnified parties as provided in NxStage’s certificate of incorporation and by-laws or the organizational documents of any NxStage subsidiary or any other agreement shall survive the merger and shall continue in full force and effect.

Fresenius shall cause the surviving company to provide, for an aggregate period of not less than six years from the effective time of the merger, NxStage’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the merger, which we refer to as the D&O insurance, that is no less favorable than NxStage’s existing policy as of the date of the merger agreement (or, if insurance coverage that is no less favorable is unavailable, the best available coverage). However, the surviving company shall not be required to pay an annual premium for the D&O insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of the merger agreement or, if less, the cost of a policy providing coverage on the same terms as NxStage’s existing policy as of the date of the merger agreement. At NxStage’s option, in lieu of the foregoing insurance coverage, NxStage or the surviving company may at or prior to the effective time of the merger substitute therefor a single premium tail coverage with respect to D&O insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of the merger agreement.

If any indemnified party notifies Fresenius on or prior to the sixth anniversary of the effective time of the merger of a matter in respect of which such person may seek indemnification pursuant to the merger agreement, the provisions thereof requiring the surviving company to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

In the event Fresenius or the surviving company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Fresenius or the surviving company, as the case may be, shall assume the indemnification obligations set forth in the merger agreement. The indemnification rights and obligations under the merger agreement shall survive consummation of the merger and, following the effective time of the merger, shall not be terminated or amended in a manner that is adverse to any indemnified party without the written consent of such indemnified party. Such provisions are intended to be, following the effective time of the merger, for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Employee Matters

Fresenius or the surviving company will assume, honor and fulfill all NxStage benefit plans (excluding equity plans and the NxStage ESSP) and agreements between NxStage or any of its subsidiaries, on the one hand, and any current or former employee, director or consultant, on the other hand, in accordance with their terms as in effect immediately prior to the date of the merger agreement or as entered into or amended after the date of the merger agreement as specifically permitted or required by the merger agreement.

For a period of one year following the effective time of the merger, Fresenius shall provide, or cause to be provided, to those employees of NxStage or any NxStage subsidiary who continue to be employed by Fresenius or the surviving company or any of their respective subsidiaries following the effective time of the merger, which are considered continuing employees, during their period of active employment by the surviving company (or any affiliate thereof):

•	base salary (or wages) and annual cash bonus opportunities that, in each case, are not less favorable than those provided by NxStage immediately prior to the effective time of the merger; and

•	employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially comparable to those provided by NxStage immediately prior to the effective time of the merger.

With respect to any accrued but unused personal, sick or vacation time to which any continuing employee is entitled pursuant to the personal, sick or vacation time policies applicable to such continuing employee immediately prior to the effective time of the merger, Fresenius shall, or shall cause the surviving company to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and, allow such continuing employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of NxStage as in effect immediately prior to the effective time of the merger.

All continuing employees shall be immediately eligible to continue to participate in the surviving company’s health and welfare benefit plans (to the same extent such continuing employees were eligible to participate under NxStage’s health and welfare benefit plans immediately prior to the effective time of the merger). However, nothing shall limit the right of Fresenius or the surviving company to amend or terminate any such health or welfare benefit plan or migrate the continuing employees to a successor health or welfare benefit plan at any time. If Fresenius or the surviving company terminates any such health or welfare benefit plan or migrates the continuing employees to a successor health or welfare benefit plan, then the continuing employees shall be immediately eligible to participate in the surviving company’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under a health and welfare benefit plan in which such continuing employee participated immediately before the effective time of the merger.

To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any employee benefit plan, program or arrangement of Fresenius or any of its affiliates, then Fresenius shall use its reasonable best efforts to:

•	waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the continuing employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the effective time of the merger;

•	ensure that any new health or welfare benefit plan shall, for purposes of eligibility, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit continuing employees for service and amounts paid immediately prior to the commencement of participation in such new health or welfare benefit plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding NxStage health or welfare benefit plan; and

•	cause service rendered to NxStage and its subsidiaries (or any predecessor) to be credited to the same extent as such service was recognized under a similar employee benefit plan in which such employees participated immediately prior to the effective time of the merger.

At the request of Fresenius made at least ten business days prior to the closing of the merger, the NxStage board of directors (or the appropriate committee thereof) shall take such corporate action as is necessary to terminate any 401(k) plans maintained by NxStage or any of its subsidiaries, effective as of the day prior to, and contingent upon, the closing of the merger. Following the effective time of the merger and as soon as practicable following the termination of any NxStage 401(k) plans, the assets thereof shall be distributed to the participants. Fresenius or the surviving company shall permit the continuing employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including loans, in the form of cash or promissory notes, in an amount equal to the full account balance (including loans) distributed to such continuing employees from NxStage 401(k) plans to Fresenius’s or the surviving company’s applicable 401(k) plan.

Nothing in the merger agreement shall confer upon any continuing employee any right to continue in the employ or service of Fresenius, the surviving company or any affiliate of Fresenius, or shall interfere with or restrict in any way the rights of Fresenius, the surviving company or any affiliate of Fresenius, to discharge or terminate the services of any continuing employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Fresenius, the surviving company, NxStage or any affiliate of Fresenius and the continuing employee or any severance, benefit or other applicable plan or program covering such continuing employee.

The foregoing provisions are solely for the benefit of NxStage, Fresenius and Merger Sub and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the merger agreement or have the right to enforce the provisions thereof.

Other Covenants

Access to Information; Confidentiality; Notice of Certain Events

Prior to closing of the merger, to the extent permitted by applicable law and subject to the restrictions set forth in the merger agreement, NxStage shall, and shall cause its subsidiaries to:

•	afford Fresenius and its representatives during normal business hours and upon reasonable advance notice reasonable access to all of their respective books, contracts and records (including tax returns); and

•	furnish to Fresenius and its representatives all information (financial or otherwise) concerning its business, properties and personnel they may reasonably request.

Notwithstanding anything in the merger agreement to the contrary, NxStage shall not be required to provide Fresenius, Merger Sub or their representatives with access to or to disclose information:

•	that NxStage, its subsidiaries or their respective representatives are prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of the merger agreement or entered into after the date thereof in the ordinary course of business and not otherwise in breach thereof (provided, however, that NxStage shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement);

•	the disclosure of which would violate any applicable law or legal duty (provided, however, that NxStage shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such law or duty); or

•	that would jeopardize any attorney-client, attorney work product or other legal privilege (provided, however, that NxStage shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege).

Fresenius must use commercially reasonable efforts to minimize any disruption to NxStage’s businesses that may result from the requests for access, data and information pursuant to the merger agreement.

Each party shall give prompt notice to the other party:

•	of any written notice or other communication received by such party from any governmental entity in connection with the merger agreement of the transactions contemplated thereunder, or from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to NxStage, the surviving company or Fresenius;

•	of any legal proceeding commenced or, to any party’s knowledge, threatened against, such party or any of its subsidiaries or affiliates or otherwise relating to, involving or affecting such party or any of its subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to the merger agreement or the transactions contemplated thereunder;

•	of any notice or other communication received by NxStage from any person requesting the convening of a meeting of NxStage’s stockholders; and

•	upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of NxStage’s subsidiaries which would reasonably be expected to have a material adverse effect on NxStage.

Transaction Litigation

Each party to the merger agreement shall provide the other party prompt oral notice (but in any event within two business days) of any litigation brought or threatened by any stockholder of that party against such party, any of its subsidiaries or any of their respective directors or officers relating to the merger agreement or any of the transactions contemplated thereunder. NxStage shall give Fresenius the opportunity to participate (at Fresenius’s expense) in the defense, prosecution or settlement of any such litigation. NxStage shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Fresenius’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned (unless such settlement only requires NxStage to provide additional disclosure).

Conditions to the Closing of the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The respective obligations of NxStage, Fresenius and Merger Sub to effect the merger are subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	NxStage stockholder approval shall have been obtained;

•	no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any governmental entity of competent jurisdiction and remain in effect, and no law shall have been enacted or deemed applicable to the merger that makes consummation of the merger illegal; and

•	(i) any waiting period (and any extension thereof) applicable to the transactions contemplated under the merger agreement under the HSR Act shall have been terminated or shall have expired, (ii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under German antitrust laws shall have been obtained, received or deemed to have been received or shall have terminated or expired, as the case may be and (iii) any waiting period entered into with any antitrust authorities shall have terminated.

Conditions to Obligation of Fresenius and Merger Sub

The obligation of Fresenius and Merger Sub to consummate the merger is further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	NxStage’s representations and warranties pertaining to due incorporation, valid existence, good standing, corporate power and authority, and finders and brokers in the merger agreement shall be true and correct in all material respects as of the date of the merger agreement, and at and as of the closing date as if made on and as of such date, with the understanding, for the sake of clarity, that any “Company Material Adverse Effect” or other materiality qualifications in such representations and warranties shall continue in effect and shall not be disregarded;

•	NxStage’s representations and warranties pertaining to capital structure and equity awards in the merger agreement shall be true and correct in all but de minimis respects as of the date of the merger agreement, and at and as of the closing date as if made on and as of such date;

•	NxStage’s representations and warranties pertaining to the absence of certain changes or events in the merger agreement shall be true and correct in all respects as of the date of the merger agreement, and at and as of the closing date as if made at and as of such time;

•	all other representations and warranties of NxStage contained in the merger agreement shall have been true and correct in all respects as of the date of the merger agreement, and at and as of the closing date as if made on and as of such date, except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a “Company Material Adverse Effect” (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded);

•	NxStage shall have performed or complied in all material respects with all covenants and obligations that NxStage is required to comply with or to perform under the merger agreement at or prior to the closing of the merger;

•	Fresenius shall have received a certificate signed on behalf of NxStage by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth above have been satisfied; and

•	no Company Material Adverse Effect shall have occurred since the date of the merger agreement.

Conditions to Obligation of NxStage

The obligations of NxStage to consummate the merger are further subject to the satisfaction or waiver on or prior to the closing date of the following conditions:

•	the representations and warranties of Fresenius and Merger Sub set forth in the merger agreement shall have been true and correct in all respects as of the date of the merger agreement, and at and as of the closing date as if made on and as of such date except where the failure of such representations and warranties to not be so true and correct prevents or materially delays consummation, or would reasonably be expected to prevent or materially delay consummation, by Fresenius or Merger Sub of the merger or performance by Fresenius or Merger Sub of any of their material obligations under the merger agreement (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Fresenius Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

•	Fresenius and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that they are required to comply with or to perform under the merger agreement at or prior to the closing or the merger; and

•	NxStage shall have received a certificate signed by an officer of Fresenius to the effect that the conditions set forth above have been satisfied.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the NxStage stockholder approval, by mutual written consent of NxStage and Fresenius.

The merger agreement may be terminated at any time prior to the effective time, whether before or after receipt of the NxStage stockholder approval, by either NxStage or Fresenius:

•

if a court of competent jurisdiction or other governmental entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the merger or making consummation of the merger illegal; provided that this right to terminate the merger agreement shall not be available to a party whose breach of their obligation to use its reasonable best efforts to take all actions necessary to consummate the merger was the primary cause of, or resulted in, the issuance of order, decree or ruling or taking of such action;

•	if the merger is not consummated on or before August 7, 2018, which date may be extended, in the sole discretion of Fresenius, (A) for 90 days, if antitrust approval remains outstanding, but all other closing conditions described in the merger agreement have otherwise been satisfied or waived to the extent possible before the effective time of the merger, and (B) for an additional 90 days, if antitrust approval remains outstanding after the expiration of the first extension and Fresenius is engaged in litigation with a governmental entity regarding antitrust clearance (provided that if (x) Fresenius voluntarily withdraws from such litigation and, at the time of such withdrawal, such litigation has not been conclusively resolved in a manner that permits consummation of the merger or (y) such litigation has been definitively concluded in a manner that does not permit the consummation of the merger, the date of such cessation or definitive conclusion shall become the end date); and provided that a party shall not be permitted to terminate the merger agreement pursuant to the foregoing if such party’s breach of any provision of the merger agreement has been the primary cause of, or resulted in, such the failure to consummate the merger on or before the end date; or

•	if the NxStage stockholder approval shall not have been obtained upon a vote taken thereon at the special meeting of NxStage stockholders, including any adjournment or postponement thereof.

The merger agreement may also be terminated by NxStage:

•	at any time prior to the effective time, whether before or after receipt of the NxStage stockholder approval, if Fresenius or Merger Sub has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of Fresenius or Merger Sub has become untrue, in each case, such that the conditions described in the sections “— Conditions to Each Party’s Obligation to Effect the Merger,” beginning on page 77, and “— Conditions to Obligation of Fresenius and Merger Sub,” beginning on page 77, as the case may be, would not be satisfied as of the closing date; and such breach is not, or is not capable of being, cured within 30 calendar days following Fresenius’s receipt of written notice of such breach or inaccuracy; or

•	prior to the receipt of the NxStage stockholder approval, to accept a superior proposal and enter into an acquisition agreement relating to such superior proposal, if NxStage has complied with, and the NxStage board of directors, or a duly authorized committee thereof, has authorized NxStage to enter into a such acquisition agreement in compliance with the requirements described in section “— Adverse Recommendation Change,” beginning on page 7 (provided that NxStage pays the $60 million termination fee concurrently with such termination).

The merger agreement may also be terminated at any time prior to the effective time, whether before or after receipt of the NxStage stockholder approval by Fresenius:

•	if NxStage has breached any representation, warranty, covenant or agreement contained in the merger agreement, or if any representation or warranty of NxStage has become untrue, in each case, such that the conditions described in the sections “— Conditions to Each Party’s Obligation to Effect the Merger,” beginning on page 77, and “— Conditions to Obligation of NxStage,” beginning on page 78, as the case may be, would not be satisfied as of the closing date; and such breach is not, or is not capable of being, cured within 30 calendar days following NxStage’s receipt of written notice of such breach or inaccuracy; or

•

if (i) the NxStage board of directors or any committee thereof fails to include the its recommendation in favor of the adoption of the merger agreement in the proxy statement when mailed or, prior to the time the required approval of the NxStage stockholders is obtained, changes its recommendation, (ii) NxStage enters into an agreement for a competing acquisition proposal, (iii) the NxStage board of directors or any committee thereof fails to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a competing acquisition proposal (including by taking no position with respect to the acceptance of such tender offer or exchange offer by NxStage’s stockholders) within ten business days after the commencement of such tender offer or exchange offer, (iv) the NxStage board of directors has failed to publicly reaffirm its recommendation in favor of adopting the merger agreement within ten business days after the date a competing acquisition proposal has been publicly announced or (v) NxStage has committed a willful breach of any of its obligations described in section “— No Solicitation” beginning on page 6; provided, that in each case, Fresenius must exercise its termination right on or before the earlier of (x) the 20th business day following the occurrence of such event and (y) the business day prior to special meeting.

Effect of Termination

In the event of termination of the merger agreement by either Fresenius or NxStage as described in the section “— Termination of the Merger Agreement,” beginning on page 8, the merger agreement shall forthwith become null and void and have no effect, and there shall be no liability or obligation on the part of NxStage, Fresenius or Merger Sub, other than under the confidentiality agreement between NxStage and Fresenius, the confidentiality obligations under the merger agreement, the termination provisions of the merger agreement, and all provisions under the final article of the merger agreement (including but not limited to provisions regarding amendment, extension and waiver). However, the foregoing shall not relieve any party from liability for fraud or a willful breach of its representations, warranties, covenants or agreements set forth in the merger agreement prior to such termination; provided further, that nothing in the merger agreement shall limit any rights, obligations or remedies that any party may have under the confidentiality agreement between NxStage and Fresenius for matters arising before or after the termination of the merger agreement.

Termination Fee

NxStage shall pay to Fresenius a termination fee of $60 million:

•	if Fresenius terminates upon the NxStage board of directors effecting a change of its recommendation to NxStage stockholders in favor of adopting the merger agreement or failing to publicly reaffirm its recommendation in response to a competing acquisition proposal or upon a willful breach by NxStage of its no solicitation obligations;

•	if NxStage terminates the merger agreement in order to enter into a definitive written agreement providing for a superior proposal; or

•	if:

–	(i) either party terminates after reaching the outside date or for failure to obtain the required NxStage stockholder approval or (ii) Fresenius terminates for breach by NxStage of any of its representations, warranties, covenants or agreements contained in the merger agreement;

–	at the time of termination an alternative proposal has been publicly made and not withdrawn within 10 days prior to the termination; and

–	within 12 months of such termination, NxStage consummates any competing acquisition proposal or enters into a definitive agreement providing for any competing acquisition proposal; provided that NxStage will not be required to pay a fee if Fresenius is required to pay the reverse termination fee due to failure to obtain required antitrust approvals as described in the section “— Termination of the Merger Agreement — Reverse Termination Fee” beginning on page 9.

In the event that Fresenius receives the termination fee, such payment will be the sole and exclusive monetary remedy of Fresenius and Merger Sub under the merger agreement and the transactions contemplated by the merger agreement, except in the event of any losses or damages incurred or suffered by Fresenius, Merger Sub or any of their affiliates as a result of a breach of the merger agreement involving fraud or willful breach by NxStage or its affiliates; provided that nothing in the merger agreement shall limit any rights, obligations or remedies that any party may have under the confidentiality agreement entered into by Fresenius and NxStage for matters arising before or after the termination of the merger agreement.

Reverse Termination Fee

Fresenius shall pay a reverse termination fee to NxStage of $100 million if NxStage or Fresenius terminate the merger agreement:

•	if the end date and any applicable extension has passed and approval under applicable antitrust laws remains the only unsatisfied closing condition; or

•	if a court or other governmental entity issues a final, nonappealable order or takes any other action that permanently prohibits the merger from taking place or makes the consummation of the merger otherwise illegal and approval under applicable antitrust laws remains the only unsatisfied closing condition.

In no event will Fresenius be required to pay the termination fee more than once. In the event that NxStage receives the termination fee, such payment will be the sole and exclusive monetary remedy of NxStage under the merger agreement and the transactions contemplated by the merger agreement, except in the event of any losses or damages incurred or suffered by NxStage or any of its affiliates as a result of a breach of the merger agreement involving fraud or willful breach by Fresenius or Merger Sub or their affiliates; provided that nothing in the merger agreement shall limit any rights, obligations or remedies that any party may have under the confidentiality agreement entered into by Fresenius and NxStage for matters arising before or after the termination of the merger agreement.

Expenses

Except as expressly provided for in the merger agreement, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, Fresenius shall pay all filing fees related to the filings required by the HSR Act or any other antitrust laws to be made in order to consummate the transactions contemplated by the merger agreement.

Amendment

The merger agreement may be amended by the parties, in writing signed on behalf of each of the parties, at any time before or after receipt of the NxStage stockholder approval. However, after receipt of the NxStage stockholder approval, no amendment that requires further stockholder approval under applicable law will be made without such required further approval.

Extension; Waiver

At any time prior to the effective time, the parties may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	subject to applicable law, waive compliance with any agreements or conditions contained in the merger agreement.

Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

Governing Law

The merger agreement and any legal proceeding arising out of or relating to the merger agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

NxStage, Fresenius and Merger Sub waived, to the fullest extent permitted by law, any right to a trial by jury in respect to any dispute arising out of or in connection with the merger agreement or any transaction contemplated thereby.

Specific Enforcement

Each party to the merger agreement acknowledged and agreed that any breach or threatened breach by it of the merger agreement would cause irreparable damage to the other parties to the merger agreement and that no party to the merger agreement will have an adequate remedy at law. Therefore, it was agreed that each party shall be entitled to specific performance and injunctive relief to prevent breaches or threatened breaches of the merger agreement, including in the case of NxStage, the right to specific performance and injunctive relief to cause Fresenius and Merger Sub to effect the closing.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

In this proposal, NxStage is asking its stockholders to adopt the merger agreement. Approval of this proposal is a condition to consummation of the merger.

The NxStage board of directors has unanimously (i) determined that the merger agreement and the merger are fair to and in the best interests of NxStage’s stockholders, (ii) approved and declared advisable the merger agreement and the merger in accordance with the DGCL, and (iii) resolved to recommend that NxStage’s stockholders vote to adopt the merger agreement.

Vote Required and NxStage Board of Directors Recommendation

Approval of the proposal to adopt the merger agreement requires the affirmative approval of at least a majority of the issued and outstanding shares of NxStage common stock entitled to vote thereon.

THE NXSTAGE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE

COMPENSATION ARRANGEMENTS

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each named executive officer of NxStage that is based on or otherwise relates to the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of NxStage’s stockholders, as described below in this section.

The estimated value of the payments and benefits that NxStage’s named executive officers will or may be entitled to receive in connection with the merger is quantified below in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the completion of the merger occurred on September 20, 2017, the latest practicable date before the filing of this proxy statement, and exclude any additional grants that may occur following such date, (ii) a per share cash merger consideration of $30.00, (iii) salary and target bonus levels as of the date of this proxy statement, (iv) the number of unvested NxStage stock options, restricted stock units, restricted shares and performance shares held by each of the named executive officers as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, and exclude any additional grants that may occur following such date, with the number of unvested performance shares based on achievement of applicable performance conditions at maximum levels, and (v) a termination of each named executive officer’s employment without “cause” or by the executive officer for “good reason” immediately following the completion of the merger as described in such named executive officer’s employment agreement with NxStage. Depending on when the merger occurs, certain equity awards that are now unvested and included in the table below may vest or be forfeited pursuant to their terms, independent of the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below. All dollar amounts have been rounded to the nearest whole dollar. As of the date of this proxy statement, Messrs. Burbank and Turk have entered into new agreements with Fresenius effective following the merger, but it has not yet been determined which of the NxStage named executive officers currently employed by NxStage are expected to continue in employment with Fresenius following the effective time of the merger.

Golden Parachute Compensation

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)(6)	Total ($)
Jeffrey H. Burbank	2,832,500	5,626,639	19,429	0	0	8,478,568
Joseph E. Turk, Jr.	1,081,500	3,472,967	14,572	0	0	4,569,039
Matthew W. Towse	607,760	1,866,746	9,715	0	0	2,484,221
Winifred L. Swan	666,281	1,498,960	12,143	0	0	2,177,384
Robert S. Brown(1)	0	407,200	0	0	0	407,200

(1)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017.

(2)

The estimated amounts shown in this column represent severance payments pursuant to each executive officer’s employment agreement with NxStage, which are equal to (i) for Mr. Burbank, two times his then-current base salary and two times his target bonus for 2017, (ii) for Mr. Turk, 1.5 times his then-current base salary and 1.5 times his target bonus for 2017, (iii) for Ms. Swan, 1.25 times her then-current base salary and 1.25 times her target bonus for 2017, and (iv) for Mr. Towse, his then-current base salary and his annual bonus for 2017. Such employment agreements with NxStage provide that the foregoing severance payments are payable in the event the executive officer resigns for good reason within twelve months following the effective time of the merger or the executive officer’s employment terminated without cause at any time following the effective time of the merger. For additional information, including the severance benefits payable to the executive prior to the effective time of the merger, see “The Merger —Interests of Certain Directors and Executive Officers of NxStage — Employment and Retention Agreements” beginning on page 52. Fresenius required, as a condition to its signing the merger agreement, that Messrs. Burbank and Turk enter into retention and noncompete agreements with Fresenius that will become effective following the merger. Pursuant to the retention and noncompete agreements with Fresenius, Messrs. Burbank and Turk will be entitled to receive a retention bonus of $4,500,000 and $3,000,000, respectively, payable on the first payroll date following the third anniversary of the effective time of the merger, subject to the executive’s continued employment through such time or upon an earlier termination of employment without cause or resignation for good reason. In addition, in lieu of the severance that would have been payable under their employment agreements with NxStage, in the event Mr. Burbank’s or Mr. Turk’s employment is terminated without cause or he resigns for any reason, in each case, following the effective time of the merger, he will be entitled to a lump sum severance payment equal to two times his then-current base salary and two times his target bonus for the then-current fiscal year, which as of the date of this proxy statement would total $2,832,500 for Mr. Burbank and $1,442,000 for Mr. Turk.

(3)	As described further in the section titled “The Merger — Interests of Certain Directors and Executive Officers of NxStage — NxStage Equity Awards” beginning on page 50, the estimated amounts shown in this column represent the aggregate value of the named executive officers’ outstanding unvested NxStage stock options and performance shares as of September 20, 2017, the latest practicable date to determine such amounts before the filing of this proxy statement, with the value of NxStage performance shares included assuming applicable performance conditions are achieved at maximum levels. Payments in respect of unvested NxStage equity awards stock units are “single-trigger” benefits in that they will be payable shortly following the effective time of the merger, whether or not the named executive officer’s employment is later terminated.

(4)	Represents the estimated value of continued medical coverage under NxStage benefit plans for a period of 24 months, for Mr. Burbank, 18 months, for Mr. Turk, 15 months, for Ms. Swan, and 12 months, for Mr. Towse, in each case, following the named executive officer’s termination of employment.

(5)	Represents the estimated amount of the tax gross-up for Messrs. Burbank and Turk and Ms. Swan pursuant to each executive officer’s employment agreement with NxStage to compensate them for any excise tax imposed under Section 4999 of the Code and any federal, state, local, employment or excise taxes imposed on the gross-up payment. Any change in the assumptions described at the beginning of this proposal may produce different results.

(6)	As described further in the section titled “The Merger — Interests of Certain Directors and Executive Officers of NxStage — Potential Annual Bonus Payments” beginning on page 51, in connection with the merger each named executive officer may receive an annual cash bonus for 2017 paid at target levels and an annual cash bonus for 2018 in an amount to be determined by NxStage, subject to an aggregate limit of 110% the aggregate 2017 annual cash bonus payments (with any individual executive officer potentially receiving a bonus in excess of such amount). Because the table above assumes a termination of employment immediately following the completion of the merger, no amounts in respect of 2017 or 2018 bonuses are included.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, NxStage is seeking a non-binding, advisory stockholder approval of the compensation of NxStage’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives NxStage’s stockholders the opportunity to express their views on the merger-related compensation of NxStage’s named executive officers.

Accordingly, NxStage is requesting stockholders to adopt the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to NxStage’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements” beginning on page 84 of this proxy statement, are hereby APPROVED.”

Vote Required and NxStage Board of Directors Recommendation

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote not to approve this proposal on merger-related named executive officer compensation and vote to adopt the merger agreement and vice versa. Because the vote is advisory in nature, it will not be binding on NxStage, regardless of whether the merger agreement is adopted. Approval of the non-binding, advisory proposal with respect to the compensation that will or may be received by NxStage’s named executive officers in connection with the merger is not a condition to completion of the merger, and failure to approve this advisory matter will have no effect on the vote to adopt the merger agreement. Because the merger-related named executive officer compensation to be paid in connection with the merger is based on contractual arrangements with the named executive officers and the merger agreement, such compensation will or may be payable, regardless of the outcome of this advisory vote, if the merger agreement is adopted (subject only to the contractual conditions applicable thereto).

Approval of the advisory vote on the compensation that may be received by NxStage’s named executive officers in connection with the merger requires the affirmative vote of a majority of votes cast.

THE NXSTAGE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO NXSTAGE’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve one or more adjournments of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are insufficient votes to approve adoption of the merger agreement at the time of the special meeting. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the merger agreement. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger agreement such that the proposal to adopt the merger agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the merger agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and NxStage Board of Directors Recommendation

Approval of the proposal to approve one or more adjournments of the special meeting requires the affirmative vote of at least a majority of votes cast.

The NxStage board of directors believes that it is in the best interests of NxStage and its stockholders to be able to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies in respect of the proposal to approve the adoption of the merger agreement if there are insufficient votes to approve adoption of the merger agreement at the time of the special meeting.

THE NXSTAGE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE ONE OR MORE ADJOURNMENTS OF THE SPECIAL MEETING IN CONNECTION WITH THE MERGER.

MARKET PRICES AND DIVIDEND DATA

Shares of NxStage common stock are listed for trading on Nasdaq under the symbol “NXTM.” The table below shows the high and low sales price of NxStage, for the periods indicated, as reported on Nasdaq.

	NxStage Common Stock Prices
	High	Low
FY 2017 — Quarter Ended
September 30 (through September 20, 2017)	$29.93	$22.74
June 30	$30.80	$21.66
March 31	$29.99	$25.04
FY 2016 — Quarter Ended
December 31	$26.83	$21.11
September 30	$26.07	$21.35
June 30	$21.69	$16.12
March 31	$21.79	$13.49
FY 2015 — Quarter Ended
December 31	$22.60	$14.91
September 30	$18.50	$13.47
June 30	$19.63	$14.14
March 31	$19.19	$16.14

The closing price of shares of NxStage common stock listed on Nasdaq on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $23.14 per share of NxStage common stock. If the merger is completed, for each share of NxStage common stock you own you will be entitled to receive $30.00 in cash, without interest, less any applicable withholding or transfer taxes. The per share merger consideration of $30.00 per share of NxStage common stock represents a premium of (i) approximately 30% to NxStage’s closing share price on August 4, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (ii) approximately 18% over NxStage’s volume weighted average trading price for the 180-day period ended August 4, 2017.

On September 20, 2017, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for shares of NxStage common stock on Nasdaq was $27.69 per share of NxStage common stock. You are encouraged to obtain current market quotations for shares of NxStage common stock in connection with voting your shares of NxStage common stock.

Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the termination of the merger agreement and the effective time of the merger, we may not declare or pay any cash dividend or other distribution on our shares of NxStage common stock without Fresenius’s written consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and accompanying notes provide information about the beneficial ownership of our common stock by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting and investment power and also includes any shares that the person has the right to acquire within 60 days after September 20, 2017, which we refer to as the ownership date, through the exercise of any stock option, warrant or right, through conversion of any security, or pursuant to the automatic termination of power of attorney or revocation of trust, discretionary account or similar arrangement. Unless otherwise indicated, the persons identified have sole voting and investment power with respect to the shares of our common stock set forth below. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

	Shares Beneficially Owned[1]		Percentage of Outstanding Shares[2]
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,861,529	(3)	7.3%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,337,294	(4)	6.6%
Deerfield Mgmt, L.P. 780 Third Avenue, 37th Floor New York, NY 10017	4,258,196	(5)	6.4%
Jeffrey H. Burbank	1,637,886		2.4%
Joseph E. Turk, Jr.	304,067		*
Reid S. Perper	211,315		*
Craig W. Moore	178,628		*
Earl R. Lewis	174,275		*
Matthew W. Towse	173,624		*
Winifred L. Swan	156,195		*
Daniel A. Giannini	146,878		*
Robert G. Funari	114,008		*
Jean K. Mixer	81,501		*
Robert S. Brown(6)	48,929		*
James J. Peters	14,303		*
Heyward R. Donigan	12,895		*
All current directors and executive officers as a group (12 persons)	3,205,575		4.7%

*	Represents beneficial ownership of less than one percent.

(1)	Includes the following shares which such person has the right to acquire within 60 days of the ownership date upon exercise of outstanding stock options:

Name	Option Shares
Jeffrey H. Burbank	698,800
Joseph E. Turk, Jr.	230,164
Reid S. Perper	83,685
Craig W. Moore	83,685
Earl R. Lewis	65,489
Matthew W. Towse	149,203
Winifred L. Swan	143,925
Daniel A. Giannini	83,685
Robert G. Funari	90,858
Jean K. Mixer	65,489
Robert S. Brown	40,280
James J. Peters	14,303
Heyward R. Donigan	9,313
All current directors and executive officers as a group (12 persons)	1,718,599

(2)	The calculation of percentages is based upon 66,197,767 shares of our common stock outstanding on the ownership date plus, for each individual listed in footnote (1), the option shares listed across from such individual’s name.

(3)	Based solely on information as of December 31, 2016 contained in a Schedule 13G/A filed on February 10, 2017 by The Vanguard Group, Inc., which indicates that The Vanguard Group, Inc. has sole voting power over 126,075 shares, sole investment power over 4,728,905 shares, shared voting power over 10,949 shares and shared investment power over 132,624 shares.

(4)	Based solely on information as of December 31, 2016 contained in a Schedule 13G/A filed on January 25, 2017 by BlackRock, Inc., which indicates that BlackRock, Inc. has sole voting power over 4,178,500 shares.

(5)	Based solely on information as of December 31, 2016 contained in a Schedule 13G/A filed on February 14, 2017 by the following persons which are indicated in such filing to have shared voting and investment power over the shares listed next to their names: Deerfield Mgmt, L.P. (4,258,196 shares); Deerfield Management Company, L.P. (4,258,196 shares); James E. Flynn (4,258,196 shares); Deerfield International Master Fund, L.P. (2,208,423 shares); Deerfield Partners, L.P. (1,733,598 shares); and Deerfield Special Situations Fund, L.P. (316,175 shares). Other than the shares listed next to Deerfield Mgmt, L.P., Deerfield Management Company, L.P., and James E. Flynn, the shares listed next to each entity above represent less than 5% of our common stock outstanding on the ownership date.

(6)	Mr. Brown’s last day of employment as President of NxStage Kidney Care, Inc. was April 28, 2017. Mr. Brown beneficially owned 13,606 outstanding shares of NxStage common stock as of such date.

APPRAISAL RIGHTS

If the merger agreement is adopted by NxStage’s stockholders, stockholders who do not vote in favor of the proposal to adopt the merger agreement and who properly exercise and perfect their demand for appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL, which we refer to as Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of NxStage common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of common stock of NxStage held of record in the name of another person, such as a bank, broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of NxStage common stock through a broker, bank or other nominee and you wish to exercise appraisal rights, you should consult with your broker, bank or the other nominee.

Under Section 262, holders of shares of common stock of NxStage who do not vote in favor of the proposal to adopt the merger agreement, who continuously are the record holders of such shares through the effective time of the merger, and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares of NxStage common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be fair value, if any, as determined by the court (or, in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding).

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes NxStage’s notice to its stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the merger, any holder of common stock of NxStage who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the per share merger consideration described in the merger agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock, NxStage believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders wishing to exercise the right to seek an appraisal of their shares of NxStage common stock must do ALL of the following:

•	The stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who submits a proxy and who wishes to exercise appraisal rights must vote against the proposal to adopt the merger agreement or abstain;

•	The stockholder must deliver to NxStage a written demand for appraisal before the vote on the proposal to adopt the merger agreement at the special meeting;

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

The stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no present intention of doing so.

Filing Written Demand

Any holder of shares of common stock of NxStage wishing to exercise appraisal rights must deliver to NxStage, before the vote on the adoption of the merger agreement at the special meeting at which the proposal to adopt the merger agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not submit a blank proxy or vote in favor of the proposal to adopt the merger agreement. A holder of shares of common stock of NxStage wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. Neither voting against the proposal to adopt the merger agreement nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. A proxy or vote against the proposal to adopt the merger agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the proposal to adopt the merger agreement at the special meeting of NxStage’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of NxStage common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of common stock of NxStage should be executed by or on behalf of the holder of record, and must reasonably inform NxStage of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

NxStage Medical, Inc.

350 Merrimack St.

Lawrence, MA 01843

Attention: Secretary

Any holder of common stock of NxStage may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to NxStage a written withdrawal of the demand for appraisal within 60 days after the effective date of the merger. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving company. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger.

Notice by the Surviving Company

If the merger is completed, within 10 days after the effective time of the merger, the surviving company will notify each holder of common stock of NxStage who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the proposal to adopt the merger agreement, that the merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the effective time of the merger, but not thereafter, the surviving company or any holder of common stock of NxStage who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving company is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving company will file a petition or initiate any negotiations with respect to the fair value of shares of common stock of NxStage. Accordingly, any holders of common stock of NxStage who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of common stock of NxStage within the time and in the manner prescribed in Section 262. The failure of a holder of common stock of NxStage to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the merger, any holder of common stock of NxStage who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving company a statement setting forth the aggregate number of shares not voted in favor of the proposal to adopt the merger agreement and with respect to which NxStage has received demands for appraisal, and the aggregate number of holders of such shares. The surviving company must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the surviving company the foregoing statement. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of common stock of NxStage and a copy thereof is served upon the surviving company, the surviving company will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss such stockholder from the proceedings. The Delaware Court of Chancery shall dismiss the appraisal proceeding unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of common stock eligible for appraisal or (b) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

Determination of Fair Value

After determining the holders of common stock of NxStage entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of common stock of NxStage, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value (or, in certain circumstances described below, on the difference between the amount determined to be the fair value and the amount paid to each stockholder entitled to appraisal prior to the entry of judgment in the appraisal proceeding). In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving company may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although NxStage believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Neither NxStage nor Fresenius anticipates offering more than the per share merger consideration to any stockholder of NxStage exercising appraisal rights, and each of NxStage and Fresenius reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of NxStage is less than the per share merger consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of common stock of NxStage under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of common stock of NxStage will be deemed to have been converted at the effective time of the merger into the right to receive, without interest, the per share merger consideration applicable to the shares, less applicable withholding taxes. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving company a written withdrawal of the holder’s demand for appraisal and an acceptance of the per share merger consideration in accordance with Section 262.

From and after the effective time of the merger, no stockholder who has demanded appraisal rights will be entitled to vote the common stock of NxStage for any purpose, or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of common stock of NxStage, if any, payable to stockholders of NxStage of record as of a time prior to the effective time of the merger; provided, however, that if no petition for an appraisal is filed, or if the stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal and an acceptance of the merger, either within 60 days after the effective time of the merger or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder of NxStage without the approval of the court; provided, however that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the effective date of the merger.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder of NxStage wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we intend to hold an annual meeting of stockholders in 2018, which we refer to as our 2018 annual meeting.

Proposals that a stockholder intends to present at our 2018 annual meeting of stockholders and wishes to be considered for inclusion in our proxy statement and form of proxy for that meeting must be received by us no later than December 28, 2017. All such proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.

Proposals that a stockholder intends to present at our 2018 annual meeting of stockholders, but does not intend to have included in our proxy statement and form of proxy for that meeting, as well as any director nominations, must be received by us not earlier than the close of business on January 25, 2018 and not later than the close of business on February 23, 2018. All such proposals and director nominations must comply with the advance notice provisions of our by-laws.

Notice of any stockholder proposals and director nominations must be in writing and mailed to NxStage Medical, Inc., 350 Merrimack Street, Lawrence, MA, 01843, Attention: Winifred L. Swan, Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that NxStage has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about NxStage and its financial condition.

The following NxStage filings with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 28, 2017;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, filed with the SEC on May 9, 2017 and August 8, 2017, respectively;

•	Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 27, 2017; and

•	Current Reports on Form 8-K, filed with the SEC on April 28, 2017, May 26, 2017 and August 7, 2017.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting, including any adjournments or postponements, or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy solicitation materials. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of NxStage’s Current Reports on Form 8-K, and any other information which is furnished but not filed with the SEC, is not incorporated herein by reference.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room located at: Station Place, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. You can also review our SEC filings on our website at www.nxstage.com. Information included on our website is not a part of, and is not incorporated in, this proxy statement.

Documents incorporated by reference in this proxy statement are also available from us without charge, excluding all exhibits unless specifically incorporated by reference in such documents. You may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Investor Relations

NxStage Medical, Inc.

350 Merrimack St.

Lawrence, MA 01843

Telephone: (978) 687-4700

If you would like to request documents, please do so by October 20, 2017 to receive them before the special meeting. If you request any incorporated documents, we will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Call Toll Free: 888-658-5755

Email: NxStage@Georgeson.com

MISCELLANEOUS

NxStage has supplied all information relating to NxStage, and Fresenius has supplied, and NxStage has not independently verified, all of the information relating to Fresenius and Merger Sub contained in “Summary — Parties Involved in the Merger,” “Summary — Financing of the Merger,” “The Merger — Parties Involved in the Merger” and “The Merger — Financing of the Merger.”

You should not send in your NxStage share certificates until you receive transmittal materials after the merger is completed.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement to vote on the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated September 22, 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

FRESENIUS MEDICAL CARE HOLDINGS, INC.

BROADWAY RENAL SERVICES, INC.

and

NxSTAGE MEDICAL, INC.

dated as of August 7, 2017

TABLE OF CONTENTS

ARTICLE I

THE MERGER

A-i

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

A-ii

ARTICLE VII

TERMINATION

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated August 7, 2017, is by and among Fresenius Medical Care Holdings, Inc., a corporation incorporated under the laws of New York (“Parent”), Broadway Renal Services, Inc., a corporation incorporated under the laws of Delaware (“Merger Sub”) and NxStage Medical, Inc., a corporation incorporated under the laws of Delaware (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex I or as otherwise defined elsewhere in this Agreement. Parent, Merger Sub and the Company are each sometimes referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub shall be merged with and into the Company (the “Merger”), with the Company as the surviving corporation, whereby each share of the Company’s common stock, par value $0.001 per share (each, a “Share” and, collectively, the “Shares”), except as otherwise provided herein, shall be converted into the right to receive $30.00 per Share, without interest, upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the board of directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the Merger in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and (iii) resolved to recommend that the stockholders of the Company vote to adopt this Agreement.

WHEREAS, the board of directors of Parent has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the Merger.

WHEREAS, the board of directors of Merger Sub has, on the terms and subject to the conditions set forth herein, (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, and (ii) approved and declared advisable this Agreement and the Merger in accordance with the DGCL.

WHEREAS, Parent, as the sole stockholder of Merger Sub, shall duly execute and deliver to Merger Sub a written consent adopting and approving this Agreement and the Merger immediately following the execution and delivery of this Agreement.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation in the Merger. The Merger shall have the effects provided in this Agreement and as specified in the applicable provisions of the DGCL. For purposes of this Agreement, (a) the Company, as the corporation surviving the Merger after the Effective Time, is sometimes referred to as the “Surviving Corporation” and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2 Closing; Effective Time.    The closing of the Merger (the “Closing”) shall take place at the offices of Robinson Bradshaw & Hinson, P.A., 101 North Tryon Street, Suite 1900, Charlotte North Carolina at 10:00 a.m. Eastern Time, or at such other place, date and time, or in such other manner, as Parent and the Company may agree in writing (including by electronic exchange of Closing documents in lieu of an in-person Closing), as promptly as practicable following, but in any event no later than the second (2nd) Business Day after, the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VI (other than those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing occurs is the “Closing Date.” Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by Law to make the Merger effective. The Merger shall become effective on the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by Parent and the Company and specified in the Certificate of Merger (such date and time, the “Effective Time”).

Section 1.3 Governing Documents; Directors and Officers.

(a) At the Effective Time, the Company Certificate will, by virtue of the Merger, be amended and restated in its entirety to read as set forth in Exhibit A and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law;

(b) At the Effective Time, the Company Bylaws shall be amended and restated in their entirety to read as set forth in Exhibit B and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; and

(c) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and each director shall serve until such director’s successor is elected and has qualified or until the earlier death, resignation, removal or disqualification of such director in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation. The Company shall use commercially reasonable efforts to cause each director of the Company immediately prior to the Effective Time to execute and deliver a letter effectuating his or her resignation as a member of the Company Board to be effective as of the Effective Time. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and each officer shall serve until such officer’s successor is elected or appointed or until the earlier death, resignation, removal or disqualification of such officer in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

Section 1.4 Conversion of Shares; Conversion of Merger Sub Common Stock.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) any Shares then held by the Company (or held in the Company’s treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any Shares then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.4(b), each Share then issued and outstanding (including any Company Restricted Shares but not including any Dissenting Shares) shall be converted into the right to receive a cash amount equal to $30.00, without interest thereon (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 1.8; and

(iv) each share of common stock, $0.001 par value per share, of Merger Sub then issued and outstanding shall be converted into one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) At the Effective Time, all Shares converted pursuant to Section 1.4(a)(iii) shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any certificates evidencing such Shares (the “Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

(c) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted.

Section 1.5 Surrender of Certificates.

(a) Prior to the Closing, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares and to receive the funds to which holders of such Shares shall become entitled pursuant to this Agreement. The agreement pursuant to which Parent designates the Paying Agent shall be in form and substance reasonably acceptable to the Company and Parent. Prior to the Closing, Parent shall deposit or cause to be deposited with the Paying Agent sufficient funds to pay the aggregate Merger Consideration payable in respect of the Shares pursuant to Section 1.4(a)(iii) (the “Payment Fund”). With respect to any Dissenting Shares, Parent shall only be required to deposit or cause to be deposited with the Paying Agent funds sufficient to pay the aggregate Merger Consideration payable in respect of such Dissenting Shares if the holder thereof fails to perfect or effectively withdraws or loses its right to appraisal under the DGCL. To the extent the Payment Fund diminishes for any reason below the level required to make prompt payment of the amounts described in the preceding sentences, Parent and Merger Sub shall, or shall cause the Surviving Corporation to, promptly replace or restore the lost portion of such fund so as to ensure that it is maintained at a level sufficient to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall relieve Parent from making the payments required by this Article I or affect the amount of Merger Consideration payable in respect of the Shares and following any losses Parent shall promptly provide additional funds to the Paying Agent in the amount of any such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in (A) short-term direct obligations of or guaranteed by the United States of America, (B) short-term commercial paper obligations, (C) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (D) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment. Any and all interest or other amounts earned with respect to such funds shall be paid to Parent or its designee, except as provided in Section 1.5(c). The Payment Fund shall not be used for any other purpose. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares and the payment of the Merger Consideration in respect of the Shares.

(b) Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares entitled to receive any Merger Consideration pursuant to Section 1.4(a)(iii) (i) a form of letter of transmittal (which shall be in a form reasonably acceptable to the Company and Parent and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)) to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)) or Book-Entry Shares pursuant to such letter of transmittal. Upon (A) surrender to the Paying Agent of Certificates (or affidavits of loss in lieu thereof as provided in Section 1.5(f)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (B) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificates or Book-Entry Shares, as applicable, shall be entitled to receive in exchange therefor the applicable Merger Consideration for each Share formerly evidenced by such Certificates or Book-Entry Shares, as applicable, and such Certificates and Book-Entry Shares, as applicable, shall then be canceled. No interest shall accrue or be paid on the applicable Merger Consideration payable upon the surrender of any Certificates or Book-Entry Shares for the benefit of the holder thereof. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing Shares are registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.

(c) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Law) as general creditors thereof with respect to the applicable Merger Consideration that may be payable upon due surrender of the Certificates or Book-Entry Shares held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book-Entry Shares for the applicable Merger Consideration delivered in respect of such share to a public official pursuant to any applicable abandoned property, escheat or other similar Law. If any Certificate or Book-Entry Share has not been surrendered or transferred prior to the date on which the applicable Merger Consideration in respect thereof would otherwise escheat to or become the property of any Governmental Entity, then any such Merger Consideration in respect of such Certificate or Book-Entry Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(d) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares.

(e) At the Effective Time, the stock transfer books of the Company with respect to Shares shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Corporation, Parent or the Paying Agent for surrender or transfer, as applicable, it shall be canceled and, subject to compliance with this Section 1.5, exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Section 1.5.

(f) If any Certificate has been lost, stolen or destroyed, then, upon the making of an effective affidavit (in form and substance reasonably acceptable to Parent and the Paying Agent) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such reasonable and customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent, as indemnity against any claim that may be made against it with respect to such Certificate), Parent shall cause the Paying Agent to issue in exchange for such lost, stolen or destroyed Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 1.8) equal to the Merger Consideration payable in respect of the Shares formerly represented by such lost, stolen or destroyed Certificate.

Section 1.6 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time, and held by holders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive, without interest, the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.8), and such Shares shall not be deemed to be Dissenting Shares. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares or written withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, and (ii) the right to participate in any negotiations with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands, approve any withdrawal of any such demands, or agree to do any of the foregoing. The Company shall provide each of the holders of Shares with the notice contemplated by Section 262 of the DGCL as part of the Proxy Statement.

(b) If the Surviving Corporation makes any payment with respect to the Dissenting Shares, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Payment Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Section 1.7 Treatment of Company Equity Awards and Company Equity Plans.

(a) Board Resolutions.    The Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) has adopted resolutions (true and correct copies of which have been provided to Parent and which resolutions have not been rescinded or otherwise modified prior to the time of execution of this Agreement) providing that each (i) option to acquire Shares (each, a “Company Stock Option”), (ii) restricted stock unit (each, a “Company RSU”), (iii) restricted Share (each, a “Company Restricted Share”), and (iv) performance share (each, a “Company Performance Share”), in each case, granted under a Company Equity Plan (each, a “Company Equity Award” and collectively, “Company Equity Awards”), to the extent outstanding and unvested as of immediately prior to the Effective Time, and whether or not then subject to any performance conditions, will, effective as of immediately prior to, and contingent upon, the Effective Time, vest in full, with any applicable performance conditions associated with any such Company Equity Award deemed to have been achieved at maximum performance levels.

(b) Treatment of Company Stock Options.    At the Effective Time, each Company Stock Option, to the extent outstanding and unexercised as of immediately prior to the Effective Time, will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Stock Option or any other Person, be canceled as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of each such canceled Company Stock Option will be entitled to receive (without interest), in consideration of the cancellation of such Company Stock Option, an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a)), multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be canceled, without any consideration being payable in respect thereof, and have no further force or effect.

(c) Treatment of Company RSUs.    At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company RSU or any other Person, be canceled as of immediately prior to the Effective Time and, in exchange therefor, each former holder of such canceled Company RSU will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares deliverable under such Company

RSU as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a)), multiplied by (y) the Merger Consideration.

(d) Treatment of Company Restricted Shares.    At the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Restricted Share or any other Person, be treated in the same manner as a Share, as described in Section 1.4(a) (less applicable Tax withholdings pursuant to Section 1.8).

(e) Treatment of Company Performance Shares.    At the Effective Time, each Company Performance Share that is outstanding as of immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of the Company Performance Share or any other Person, be canceled as of immediately prior to the Effective Time and, in exchange therefor, each former holder of such canceled Company Performance Share will be entitled to receive (without interest) an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of such holder’s Company Performance Shares as of immediately prior to the Effective Time (determined, for the avoidance of doubt, after giving effect to the accelerated vesting described in Section 1.7(a) above and after the determination of the deemed achievement of applicable performance conditions as described above, it being understood that the deemed achievement of the applicable performance conditions at maximum has been approved by the Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) prior to the time of execution of this Agreement), multiplied by (y) the Merger Consideration.

(f) Termination of Company Equity Plans.    The Company shall terminate each Company Equity Plan effective as of, and contingent upon, the Effective Time.

(g) Payments with respect to Company Equity Awards.    Parent shall cause the Surviving Corporation to make all payments to former holders of Company Equity Awards required under Section 1.7(b)-(e) as promptly as practicable after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, in accordance with Section 1.7(b)-(e) and the terms of the applicable Company Equity Plans pursuant to which such Company Equity Awards were issued; provided that, to the extent any Company Equity Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be paid in accordance with the terms of the applicable Company Equity Award at the earliest time permitted under such terms that will not result in the application of a Tax or penalty under Section 409A of the Code.

(h) Further Action by Company Board.    The Company Board (or, if appropriate, the committee administering the applicable Company Equity Plan) shall take all necessary actions, including under the Company Equity Plans and the agreements evidencing the Company Equity Awards and, to the extent necessary, obtaining consent of the holders of the Company Equity Awards, to effectuate the actions contemplated by this Section 1.7.

(i) Termination of ESPP.    The provisions of Section 1.7(a) shall not apply to the Company’s 2005 Employee Stock Purchase Plan (the “ESPP”). Effective as of the date of this Agreement, the Company Board (or, if appropriate, the committee administering the ESPP) shall adopt resolutions or take such other actions as may be required to provide that with respect to the ESPP: (i) no new Plan Period (as defined in the ESPP) will commence after the date of this Agreement, (ii) no new participant may begin to participate in the ESPP after the date of this Agreement, (iii) except to the extent necessary to maintain the status of the ESPP as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the Treasury Regulations thereunder, participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (iv) if the Effective Time will occur prior to the end of the Plan Period in existence under the ESPP on the date of this Agreement, each Option (as defined in the ESPP) to the extent outstanding and unexercised as of immediately prior to the Effective Time, will be terminated as of immediately prior to the Effective Time, and, in exchange therefor, each former holder of each such canceled Option will be entitled to receive (without interest), in consideration of the termination of such Option, an amount in cash (less applicable Tax withholdings pursuant to Section 1.8) equal to the product of (x) the total number of Shares subject to such Option as of immediately prior to the Effective Time (based on the fair market value of a Share as of immediately prior to the Effective Time), multiplied by (y) the excess, if any, of the Merger Consideration over the Option Price (as defined in the ESPP) per Share under the ESPP, (v) any remaining balances in any participant’s account under the ESPP will be returned to such participant (determined, for the avoidance of doubt, after giving effect to clause (iv)), and (vi) the ESPP will terminate effective as of, and contingent upon, the Effective Time. Parent shall cause the Surviving Corporation to make all payments to former holders of Options required under this Section 1.7(i) as promptly as practicable after the Effective Time, and in any event no later than three (3) Business Days after the Effective Time, in accordance with the foregoing and the terms of the ESPP. The Company acknowledges and agrees that it will timely comply with any written notice requirements set forth in the ESPP, including the written notice requirement set forth in Section 15(b) of the ESPP. The Company shall provide Parent with a reasonable opportunity to review and comment on any resolutions, notices and documents prepared in connection with the provision of this Section 1.7(i) after the execution of this Agreement and prior to the adoption of such resolutions, sending of such notices or taking of such actions.

(j) Notification to Holders of Affected Awards; Treatment of Awards Subject to Non-U.S. Law.    As soon as practicable following the execution of this Agreement, but in any case no later than five (5) days after the mailing of the Proxy Statement, the Company shall deliver to each Person who is a holder of a Company Equity Award a letter describing the treatment of and payment for such Company Equity Awards pursuant to this Section 1.7. The Company shall provide Parent with a reasonable opportunity to review and comment on such letters prior to delivering them to the holders of Company Equity Awards. Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. Law in a manner other than that contemplated above in this Section  1.7 to the extent necessary to take into account applicable non-U.S. Law or Tax or employment considerations.

Section 1.8 Withholding.    Each of the Company, Parent, the Surviving Corporation, and Merger Sub shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under any applicable provisions of federal, state, local or foreign Tax Law (including the Code); provided that the gross amounts payable in respect of any Company Equity Award granted in respect of service as an employee shall be first paid to the Surviving Corporation, and thereafter amounts payable pursuant to Section 1.7 shall be paid by the Surviving Corporation to the holder of such Company Equity Award, subject to any withholdings pursuant to this Section 1.8. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 1.9 Further Action.    If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company SEC Documents filed or furnished with the SEC since December 31, 2015 (including exhibits and other information incorporated by reference therein) and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section or any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature); provided, that this clause (i) shall not apply to Sections 2.2(a) through 2.2(c); or (ii) the applicable section of the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent as set forth below.

Section 2.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and, with respect to jurisdictions that recognize the concept of good standing, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be qualified or in good standing or to have such power or authority would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect. The Company has filed with the SEC or otherwise made available to Parent, prior to the date of this Agreement, a complete and accurate copy of the Company Certificate and the Company Bylaws as amended to the date hereof and the comparable organizational documents of each of the Company Subsidiaries as amended to the date hereof. The Company Certificate and the Company Bylaws (and the comparable organizational documents of the Company Subsidiaries) are in full force and effect. The Company is currently in compliance in all material respects with the Company Certificate and the Company Bylaws.

(b) Section 2.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries as of the date of this Agreement. All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Company Permitted Liens. With respect to each Company Subsidiary that is partly owned by any third party, all of the issued and outstanding shares of capital stock of, or other equity interests in, such Company Subsidiary have been validly issued and are fully paid and nonassessable. The Company and the Company Subsidiaries do not own, directly or indirectly, any equity interests or voting securities of any Person (other than a Company Subsidiary).

(c) Section 2.1(c) to the Company Disclosure Schedule sets forth the name of each Person (other than the Company or a Company Subsidiary) that owns, directly or indirectly, any shares of capital stock or any other interests in any Company Subsidiary.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share. As of August 3, 2017 (the “Company Capitalization Date”), (i) 66,007,178 Shares were issued and outstanding, including no Company Restricted Shares, (ii) 1,025,299 Shares were held in treasury by the Company and its Subsidiaries, (iii) 12,920,558 Shares were reserved and available for issuance pursuant to the Company Equity Plans (of which 4,365,151 Shares were subject to outstanding Company Stock Options, 558,750 Shares were subject to issuance pursuant to granted Company RSUs and 214,794 Shares subject to issuance pursuant to granted Company Performance Shares, assuming performance conditions associated with such Company Performance Shares were deemed to have been achieved at maximum performance levels), and 190,625 Shares were reserved and available for issuance pursuant to the ESPP and (iv) no shares of the Company’s preferred stock were issued and outstanding. All the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Section 2.2(a) of the Company Disclosure Schedule contains a correct and complete list, as of the Company Capitalization Date, of all outstanding Company Stock Options, Company Restricted Shares, Company RSUs, Company Performance Shares, including, in each case, the name of the Company Equity Plan under which such Company Equity Awards were granted, the name of the holder, and the exercise price (if applicable), vesting schedule and/or conditions, as applicable, with respect to each of such Company Equity Awards and, in the case of outstanding rights under the ESPP, the name of each current participant in the current offering period of the ESPP, the amount of current payroll deductions or purchase elections that have and would be made through the end of such current offering period (assuming continuation of such payroll deductions or purchase election at such participant’s existing levels throughout the duration of the current offering period), and the amount of any funds currently held by the ESPP for the account of any participant with respect to any period other than the current offering period that remain available for use to purchase Shares.

(b) Except as set forth in Section 2.2(a), as of the date of this Agreement (i) the Company does not have any shares of capital stock issued, reserved for issuance or outstanding other than the Shares that were outstanding on the Company Capitalization Date or that have become outstanding after the Company Capitalization Date but were reserved for issuance as set forth in Section 2.2(a) as of the Company Capitalization Date, and (ii) there are no outstanding subscriptions, options, shares of restricted stock, restricted stock units, “phantom” stock rights, performance units, warrants, puts, calls, exchangeable or convertible securities issued or granted by Company or any of the Company Subsidiaries or any Contracts, rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party or otherwise obligating the Company or any of the Company Subsidiaries to (A) issue, transfer or sell any Shares or other equity interests of the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests (in each case other than to the Company or a wholly owned Company Subsidiary), (B) issue, grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or such Contract, right, agreement or commitment, (C) redeem or otherwise acquire any Shares or other equity interests of the Company or any Company Subsidiary, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of the Shares or other equity interests of the Company or any Company Subsidiary. Between the Company Capitalization Date and the date of this Agreement, the Company has not granted any Company Equity Awards or other equity or equity-based award to any Person.

(c) There are no bonds, debentures, notes or other Indebtedness of the Company or any Company Subsidiary under which any holder or beneficial owner has the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.

(d) As of the date of this Agreement, the Company and the Company Subsidiaries have no outstanding Indebtedness for borrowed money (and do not guarantee the outstanding Indebtedness for borrowed money of any other Person) other than Indebtedness for borrowed money between the Company and any wholly owned Company Subsidiary.

Section 2.3 Company Board Recommendation; Corporate Authority Relative to this Agreement; No Violation.

(a) The Company Board has duly adopted and not subsequently rescinded or modified in any way resolutions, (i) determining that this Agreement and the Merger, are fair to and in the best interests of the Company and its stockholders; (ii) approving and declaring advisable this Agreement and the Merger in accordance with the DGCL, (iii) recommending that the Company’s stockholders adopt this Agreement (such recommendations, the “Company Board Recommendation”); and (iv) directing that the adoption of this Agreement be submitted to the stockholders of the Company.

(b) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by the Company’s stockholders in the case of the Merger, to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly authorized by the Company and no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the Merger other than the adoption of this Agreement by the holders of a majority of the issued and outstanding Shares (the “Required Company Stockholder Vote”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, Enforceable against the Company.

(c) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Merger will (i) result in a violation or breach of or conflict with the Company Governing Documents; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract; or (iii) subject to receipt of the Required Company Stockholder Vote and obtaining or making the consents, approvals, authorizations or permits referred to in Section 2.3(d), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Entity or any Law, in each case applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(d) No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of (A) a proxy statement in definitive form relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; and (B) such reports under the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such consent, approval, authorization or permit as may be required under any applicable foreign or state securities, “blue sky” or takeover Law; (v) such consent, approval, authorization or permit as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (vi) the consents, approvals, authorizations or permits of Governmental Entities set forth in Section 2.3(d) of the Company Disclosure Schedule; and (vii) such other consent, approval, authorization, filing, registration, notice or permit which if not obtained or made would not reasonably be expected to have a Company Material Adverse Effect.

(e) As of the date hereof, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL and any other Takeover Statute are, to the extent such restrictions can be rendered inapplicable by action of the Company Board under applicable Law, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger. No Takeover Statute or any anti-takeover provision in the Company Governing Documents is applicable in a manner that shall prevent the consummation of the Merger.

Section 2.4 Reports and Financial Statements.

(a) Since January 1, 2016, the Company has timely filed or furnished all forms, certifications, schedules, exhibits, documents and reports with the SEC (such forms, certifications, schedules, exhibits, documents and reports, the “Company SEC Documents”) required to be filed or furnished by it with the SEC. As of their respective dates, or, if amended, as of the date of (and giving effect to) the last such amendment, (i) the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations promulgated thereunder applicable to such Company SEC Documents, each as in effect as of the date the applicable Company SEC Document was so filed or furnished and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since January 1, 2016, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has made available to Parent true and complete copies of all comment letters and any other material correspondence between the SEC, on the one hand, and the Company or any Company Subsidiaries, on the other hand, since January 1, 2016 and prior to the date hereof that were not available on the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents (i) have been prepared in accordance with United States Generally

Accepted Accounting Principles (“GAAP”) (except, in the case of the unaudited statements, to the extent permitted by the SEC) in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto), (ii) when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, as well as condensed notes).

(c) The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that all information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) to provide reasonable assurances regarding the reliability of financial reporting for the Company. Neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries has received in writing any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(d) Each of the chief executive officer of the Company and the chief financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications were accurate in all material respects as of the date of such certifications.

Section 2.5 No Undisclosed Liabilities.    Except (a) as disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of March 31, 2017 included in the Company SEC Documents filed or furnished and publicly available prior to the date hereof, (b) for liabilities incurred in the ordinary course of business since March 31, 2017, or as have been incurred by the Company in connection with the negotiation, execution, delivery and performance of this Agreement, (c) as expressly permitted to be incurred by this Agreement, (d) for liabilities which have been discharged or paid in full in the ordinary course of business, and (e) for liabilities which would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent or otherwise. For purposes of this Section 2.5, the term “liabilities” shall not include liabilities or obligations of the Company or any Company Subsidiaries to perform under or comply with any applicable Law, action, judgment or Contract.

Section 2.6 Compliance with Laws; Permits.

(a) The Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in compliance with, and since such time has not been, and is not now, in default under or in violation of, any Laws applicable to the Company, such Subsidiaries or any of their respective businesses, properties or assets, except where such noncompliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each Company Subsidiary is, and at all times since January 1, 2015 has been, in possession of all licenses, permits, consents, listings, clearances and approvals of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and (ii) the Company and each Company Subsidiary is in compliance with all Company Permits.

(c) Notwithstanding anything contained in this Section 2.6, no representation or warranty shall be deemed to be made in this Section 2.6 in respect of environmental, Tax, labor or employee benefits Laws matters.

Section 2.7 Environmental Laws and Regulations.    At all times since January 1, 2014, except for such matters as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries have been in compliance with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have incurred no liability under any applicable Environmental Laws; (c) no real property currently, or to the Knowledge of the Company, formerly, owned or operated by the Company or any of the Company Subsidiaries, is contaminated with any Hazardous Substance in a manner that is required to be investigated, remediated or removed or that would otherwise reasonably be expected to result in a liability to the Company or any Company Subsidiary under any Environmental Law; (d) neither the Company nor any of the Company Subsidiaries has received any written notice of any Legal Proceeding or any written demand or claim, alleging that the Company or any of the Company Subsidiaries are in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions, and to the Knowledge of the Company no such Legal Proceeding, notice, demand or claim is threatened; (e) neither the Company nor any of the Company Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, imposing liability or obligations relating to any Environmental Law; and (f) the Company has possessed and has complied with all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted. To the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to prevent or materially increase the cost of compliance by the Company with the Environmental Laws or Environmental Permits. To the Knowledge of the Company, no products made, manufactured, constructed, distributed, sold, leased, supported or installed by the Company contain asbestos, asbestos-containing material, mercury, mercury-containing material, polychlorinated biphenyls (“PCBs”) or PCB-containing material. The Company has made available to Parent copies of all material environmental assessments, reports, audits and other material documents in its possession or under its control that relate to the Company’s or a Company Subsidiary’s compliance with Environmental Laws or the environmental condition of any real property that the Company or a Company Subsidiary currently or formerly has owned, operated, or leased.

Section 2.8 Employee Benefit Plans.

(a) Section 2.8(a) of the Company Disclosure Schedule sets forth, as of the date hereof, each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, retention, employment, change-in-control, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each other similar fringe or employee benefit plan, program or arrangement, in each case sponsored or maintained by the Company or any Company Subsidiary for the benefit of current or former employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any obligation or liability (whether actual or contingent) (other than any such plan, program or arrangement that is mandated by Law) and “U.S. Company Benefit Plan” means a Company Benefit Plan other than one maintained for the benefit of current or former employees, directors or consultants located outside of the United States. With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and material amendments related to such plans and any related trust agreement, (ii) the two (2) most recent Form 5500 Annual Report, to the extent applicable, (iii) the two (2) most recent audited financial statements, and (iv) all material filings and correspondence with any Governmental Entity during the past three (3) years.

(b) No U.S. Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and no liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the U.S. Company Benefit Plans has been established, operated and administered in compliance and in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder, (ii) no U.S. Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, or comparable U.S. state Law or under any employment agreement or severance plan made available to Parent, (iii) all contributions or other amounts payable by the Company or any Company Subsidiary pursuant to each U.S. Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards, (iv) neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or any Company Subsidiary was subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, and (v) there are no pending, or to the Knowledge of the Company, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a liability. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is subject to a favorable determination letter as to its qualification, or if such Company Benefit Plan is a prototype plan, the opinion or notification letter for each such Company Benefit Plan, and nothing has occurred that could reasonably be expected to cause the loss of such qualification.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan other than a U.S. Company Benefit Plan, if any, has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States and (ii) the fair market value of the assets of each such Company Benefit Plan that is funded, the liability of each insurer for any such Company Benefit Plan funded through insurance or the book reserve established for any such Company Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such Company Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Company Benefit Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(d) The execution and delivery of this Agreement and the consummation of the Transactions (either alone or in conjunction with any other event) will not, and would not reasonably be expected to, (i) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director, independent contractor or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any compensation or benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, except for acceleration of any Company Equity Awards in accordance with the terms of this Agreement, (iv) require the Company or any Company Subsidiary to transfer or set aside any material assets to fund any benefits under any Company Benefit Plan, (v) otherwise give rise to any material liability under any Company Benefit Plan or (vi) limit or restrict the right to amend, terminate or transfer any material assets of any Company Benefit Plan on or following the Effective Time.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan or other Contract that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor any Company Subsidiary has an obligation to gross-up, indemnify or otherwise reimburse any current or former service provider to the Company or any Company Subsidiary for any Tax incurred by such service provider pursuant to Section 409A of the Code.

(f) Except as disclosed in Section 2.8(f) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any Contract that would require the Company or any Company Subsidiary to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. No payment or benefit paid or provided to any executive officer of the Company or any Company Subsidiary would fail to be deductible for federal income Tax purposes due to the application of Section 280G of the Code if the Closing Date and the termination of any such individual’s employment occurred on the date hereof.

Section 2.9 Absence of Certain Changes or Events.

(a) From December 31, 2016 through the date of this Agreement, there has not occurred any Company Material Adverse Effect.

(b) From March 31, 2017 through the date of this Agreement, (i) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that would have constituted a breach of clauses (i), (iv), (vi), (vii), (viii) (other than clauses (ii) and (iv) thereof), (ix), or (xi) to (xvi) of Section 4.1(b) had such action been taken after the execution of this Agreement without the prior consent of Parent.

Section 2.10 Investigation; Litigation.    (a) As of the date of this Agreement, there is no investigation or review pending or, to the Knowledge of the Company, threatened by any Governmental Entity with respect to the Company or any Company Subsidiary or any of their respective properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have a Company Material Adverse Effect.

Section 2.11 Tax Matters.    Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns, including, all net operating losses and net operating loss carryforwards shown therein, are true, complete and accurate;

(b) the Company and the Company Subsidiaries have paid all Taxes due and owing by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries;

(c) there is no pending or threatened in writing audit, examination, investigation, assessment or other proceeding with respect to any Taxes of the Company or any Company Subsidiary that has not been accrued for in accordance with GAAP;

(d) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) neither the Company nor any Company Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) in the two (2) years prior to the date of this Agreement;

(f) none of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time (other than (i) any agreement between or among any of the Company or the Company Subsidiaries and (ii) any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes), is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or any Company Subsidiary) filing a consolidated Tax Return or has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor;

(g) there are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for the Company Permitted Liens;

(h) neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law);

(i) since January 1, 2012, neither the Company nor any Company Subsidiary has received a written claim from any Governmental Entity in a jurisdiction where neither the Company nor any Company Subsidiary files Tax Returns asserting that the Company or Company Subsidiary is or may be subject to taxation by that jurisdiction; and

(j) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any Company Subsidiary.

Section 2.12 Labor Matters.

(a) As of the date hereof, neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or similar labor organization. Neither the Company nor any Company Subsidiary is subject to a labor dispute, strike or work stoppage except as would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Company Subsidiary.

(b) The Transactions will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of the Company or any Company Subsidiary. Since January 1, 2014, the Company and each Company Subsidiary has been in compliance with all applicable Laws respecting employment and employment practices, including the Worker Adjustment and Retraining Notification Act, as amended, and any similar Law and all Laws respecting terms and conditions of employment, health and safety, wage payment, Form I-9 matters, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors and unemployment insurance, except as would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has any charges or complaints relating to unfair labor practices or unlawful employment practices pending or, to the Knowledge of the Company, threatened against it before any Governmental Entity

(c) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable Laws pertaining to the privacy, data protection, and information security of employee information, except as would not reasonably be expected to have a Company Material Adverse Effect.

Section 2.13 Intellectual Property. Section 2.13 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of all current or previously registered Intellectual Property and all pending applications therefor owned or exclusively licensed by Company or a Company Subsidiary. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary is the sole owner of the items listed above, free and clear of all Liens and either the Company or a Company Subsidiary owns, is licensed, can acquire on reasonable terms or otherwise possesses the right to use, all Intellectual Property used in their respective businesses as currently conducted. To the Knowledge of the Company, the Intellectual Property listed on Section 2.13 of the Company Disclosure Schedule are valid and enforceable in all material respects. Except as would not reasonably be expected to have a Company Material Adverse Effect or as set forth on Section 2.13 of the Company Disclosure Schedule, (i) there are no pending or, to the Knowledge of the Company, claims threatened against the Company or any Company Subsidiary by any Person alleging that the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted would infringe upon or otherwise misappropriate or violate any Intellectual Property right of any Person in the jurisdictions in which the Company and the Company Subsidiaries have operations and/or sales; (ii) to the Knowledge of the Company, the Company and the Company Subsidiaries are not committing any such infringement, misappropriation or other violation; and (iii) the Company and the Company Subsidiaries have taken at all times reasonable efforts to protect their material trade secrets and the integrity, security and continuous operation of their material software and systems, and there have been no material violations, breaches or outages of same. As of the date hereof, neither the Company nor any of the Company Subsidiaries has made any claim of a material violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses.

Section 2.14 Real Property.

(a) Section 2.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by the Company or any Company Subsidiary as of the date hereof (such property collectively, the “Company Owned Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary has valid title to such Company Owned Real Property, free and clear of all Liens, other than any such Lien (i) that is a statutory Lien for Taxes or governmental assessments, charges or claims of payment not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law or in the ordinary course of business for amounts not yet due and payable or being contested in good faith and in each case for which adequate accruals or reserves have been established on the consolidated financial statements of the Company included in the Company SEC Documents in accordance with GAAP, (iii) that is disclosed in accordance with GAAP on the most recent (as of the date hereof) consolidated balance sheet of the Company or notes thereto included in the Company SEC Documents or securing liabilities reflected on such balance sheet, (iv) that secures Indebtedness for borrowed money or any financial guaranty thereof, in each case except to the extent incurred in violation of this Agreement, or (v) that constitutes an easement, license, lease, covenant, restriction or other encumbrance of record in the applicable real property records that do not, and would not reasonably be expected to, materially impair the existing use, operation or value of the property affected thereby (any such Lien described in any of clauses (i) through (v), a “Company Permitted Lien”).

(b) Section 2.14(b) of the Company Disclosure Schedule sets forth a true and complete list of each material lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies or has the right to use or occupy any real property as of the date hereof (such property collectively, the “Company Leased Real Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each lease, sublease and other agreement under which the Company or any Company Subsidiary uses or occupies the Company Leased Real Property is valid, binding and in full force and effect, except that (A) enforcement may be subject to applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and (ii) no uncured default on the part of the Company or, if applicable, any Company Subsidiary (and, to the Knowledge of the Company, any other party to such leases, subleases or other such agreements), exists with respect to any Company Leased Real Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, except for any Company Permitted Liens.

Section 2.15 Material Contracts.

(a) Except for this Agreement and for any Contracts filed as an exhibit to any Company SEC Document or any Company Benefit Plan, Section 2.15 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 2.15(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 2.15(a) being referred to herein as the “Company Material Contracts”):

(i) (A) any Contract that limits in any material respect the freedom of the Company or any Company Subsidiary to compete in any line of business, material area or geographic region, or with any Person,

including any Contract that requires the Company and any Company Subsidiary to work exclusively with any Person in any material area or geographic region, or which by its terms would so limit the freedom of Parent or any of its Subsidiaries after the Effective Time, (B) any Contract that provides for “most favored nation” rights with respect to pricing to another Person or (C) any Contract that provides for exclusive or preferred purchasing arrangements or similar provisions obligating the Company or Company Subsidiary to obtain its requirements for, or a minimum quantity of, any material products or components exclusively from any Person;

(ii) (A) any partnership, joint venture, limited liability company (which limited liability company includes one or more members that is not an affiliate of the Company or a Company Subsidiary) agreement or similar Contract or (B) any strategic alliance, collaboration, co-promotion or research and development project Contract which is material to the Company and the Company Subsidiaries, taken as a whole;

(iii) any Contract not otherwise described in any other subsection of this Section 2.15(a) that (A) is reasonably expected to involve future expenditures by, or future payments to, the Company or any Company Subsidiary of more than $2,000,000 in the twelve (12) month period following the date hereof (or involved expenditures by, or payments to, the Company or any Company Subsidiary of more than $2,000,000 in the twelve (12) month period preceding the date hereof) and (B) cannot be terminated by the Company or such Company Subsidiary on less than ninety (90) days’ notice without material payment or penalty;

(iv) any Contract providing for a material acquisition or divestiture or material licensing agreement that has not closed as of the date of this Agreement or that contains indemnities or other obligations (including “earn-out” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $2,000,000;

(v) any Contract (A) relating to outstanding Indebtedness of the Company or the Company Subsidiaries for borrowed money or any financial guaranty thereof (whether incurred, assumed, guaranteed or secured by any asset) in an amount, individually or in the aggregate with any other such Contracts, in excess of $2,000,000 (other than Contracts solely among the Company and any Company Subsidiary), (B) that grants a Lien (other than a Company Permitted Lien) or restricts the granting of Liens on any material property or asset of the Company or the Company Subsidiaries, or (C) that restricts payment of dividends or any distributions in respect of the equity interests of the Company or the Company Subsidiaries;

(vi) any Contract, other than a Contract relating to employment, between the Company or any Company Subsidiary, on the one hand, and any Person beneficially owning five percent (5%) or more of the Shares or any officer, director, employee or affiliate (other than a wholly-owned Company Subsidiary) of the Company or any Company Subsidiary or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand;

(vii) any Contract (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which the Company or any Company Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a third party, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(viii) any Contract under which the Company or any Company Subsidiary has granted to a third party any license, option or other right or immunity with respect to any Intellectual Property, which Contract is material to the Company and the Company Subsidiaries, taken as a whole;

(ix) any stockholders, investors rights, registration rights, voting or similar agreement or arrangement;

(x) any collective bargaining agreement or other Contract with any labor union;

(xi) any Contract involving or providing for the settlement (or proposed settlement) of any claim, action or proceeding or threatened claim, action or proceeding (or series of related, claims actions or proceedings) (A) with a Governmental Entity, (B) that involves payments after the date hereof in excess of $1,000,000 or (C) that materially restricts or imposes material obligations on the Company and the Company Subsidiaries, taken as a whole;

(xii) any Contract that grants any rights of first refusal, rights of first offer or other similar rights to any Person with respect to any material asset of the Company or the Company Subsidiaries or that contains a put, call or similar right pursuant to which the Company or the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or material assets of any Person and which purchase or sale would reasonably be expected to involve payments in excess of $500,000;

(xiii) any Contract that obligates the Company or the Company Subsidiaries to make any capital investment or capital expenditure in excess of $2,000,000, which capital investment or expenditure is outside the ordinary course of business and is not contemplated by the Capital Expenditure Budget;

(xiv) any Contract under which (A) the Company or the Company Subsidiaries leases from any other Person any equipment or other tangible personal property providing for annual payments by the Company or the Company Subsidiaries in excess of $500,000 or (B) the Company or the Company Subsidiaries leases or sublease any real property to any other Person; and

(xv) any Contract pursuant to which the Company or any Company Subsidiary has made a loan to any other Person, or that requires the Company or any Company Subsidiary to provide any funds to or make any investment in (in the form of a loan, capital contribution or similar transaction) any other Person, in each case in excess of $500,000.

(b) Neither the Company nor any Company Subsidiary is in (or has received any written claim of) breach of or default under the terms of any Company Material Contract and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any Company Subsidiary, where such breach or default would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would reasonably be expected to have a Company Material Adverse Effect. Each of the Company Material Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except those Company Material Contracts that are terminated after the date hereof in accordance with their respective terms), except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice from any other party to a Company Material Contract that such other party intends to terminate or fail to renew any such Company Material Contract such that, if such termination or failure to renew occurred, would be reasonably be expected to have a Company Material Adverse Effect.

Section 2.16 Insurance.    All insurance policies and insurance Contracts of the Company and the Company Subsidiaries set forth on Section 2.16 of the Company Disclosure Schedule are, in all material respects, in full force and effect, are valid and Enforceable, and all premiums due thereunder have been paid. Neither the Company nor any of the Company Subsidiaries has received notice of cancellation, denial of coverage or termination with respect to any insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation, denial or termination would reasonably be expected to have a Company Material Adverse Effect.

Section 2.17 Regulatory Compliance.

(a) (i) Each of the Company and each Company Subsidiary holds, and is operating in compliance in all material respects with, all material Company Permits of the U.S. Food and Drug Administration (the “FDA”) and comparable foreign Governmental Entities required for the conduct of its respective business as currently conducted (collectively, the “FDA Permits”), including, but not limited to, pre-market notifications under section 510(k) of the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 360(k)) (“510(k)s”) and pre-market approval applications approved in accordance with 21 U.S.C. § 360e (“PMAs”), and all such FDA Permits and comparable Company Permits issued by foreign Governmental Entities are in full force and effect; (ii) all of the 510(k)s and PMAs and similar Company Permits issued by foreign Governmental Entities for products of the Company and the Company Subsidiaries are exclusively owned by the Company or one of the Company Subsidiaries, and to the Knowledge of the Company, neither the FDA nor any similar foreign Governmental Entity has threatened in writing to suspend or revoke any such 510(k)s, PMAs, or similar Company Permit issued by foreign Governmental Entity or to change the marketing classification or labeling of any such products; and (iii) to the Knowledge of the Company, the development, manufacture, distribution, sale and marketing of the Company’s products (including components thereof) are in compliance in all material respects with all FDA Permits and with all similar Company Permits issued by foreign Governmental Entities.

(b) Since January 1, 2015, each of the Company and each Company Subsidiary has operated and currently is in compliance in all material respects with applicable (i) Laws administered or enforced by the FDA or by a similar foreign Governmental Entity; (ii) Laws relating to the Medicare and Medicaid programs, any other federal healthcare programs, any state healthcare or health insurance programs; (iii) Laws relating to healthcare fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), and the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a) and all applicable similar Laws of foreign Governmental Entities; (iv) Laws relating to billing or claims for reimbursement submitted to any government or third-party payor; (v) any other Laws relating to fraudulent, abusive or unlawful practices connected in any way with the provision or marketing of healthcare items or services; (vi) federal Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and similar Laws relating to the disclosure of payments and gifts made to healthcare practitioners; and (vii) Laws relating to health information privacy, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the Health Information Technology for Economic and Clinical Health Act of 2009. To the Knowledge of the Company, since January 1, 2015, there has been no false or misleading information or significant omission in any applications, submissions, or reports submitted by the Company to any Governmental Entity, including the FDA, in violation in any material respect of any applicable Law.

(c) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from the FDA alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any applicable Law in any material respect, nor received any “warning letters,” “untitled letters,” or similar communications from the FDA or comparable Governmental Entity. Since January 1, 2015, there have been no recalls, detentions, withdrawals, seizures, field notifications or corrections, field alerts, or termination or suspension of manufacturing requested or, to the Knowledge of the Company’s, threatened in writing by a Governmental Entity relating to the Company or any Company Subsidiary.

(d) The clinical, pre-clinical and other studies and tests conducted by, or, to the Knowledge of the Company, on behalf of or sponsored by the Company or any Company Subsidiary, since January 1, 2015, were and, if still pending, are being conducted in all material respects in accordance with applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations at 21 C.F.R. Parts 50, 54, 56, 58 and 812 and all similar Laws of foreign Governmental Entities. Since January 1, 2015, no investigational device exemption filed by or on behalf of the Company or any Company Subsidiary with the FDA has been terminated or suspended by the FDA or a similar foreign Governmental Entity, and the FDA has not commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or any Company Subsidiary.

(e) Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice from the FDA or any similar foreign Governmental Entity of any pending or threatened investigation in respect of the Company, any Company Subsidiary or any of the Company directors, officers, and employees, or any products of the Company or any Company Subsidiary, pursuant to the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any similar Laws of any foreign Governmental Entity. None of the Company, the Company Subsidiaries nor, to the Knowledge of the Company, any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion under 21 U.S.C. Section 335a. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notice of any pending or threatened claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion against the

Company, any of the Company Subsidiaries or any of their respective officers, employees or agents. Neither the Company nor any Company Subsidiary (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General, or (ii) since January 1, 2015, has had any reporting obligations pursuant to any settlement, deferred prosecution, consent decree, or any other agreement entered into with any Governmental Entity concerning non-compliance with applicable Laws.

Section 2.18 Products.    Since January 1, 2015, neither the Company nor any Company Subsidiary has received a written claim for or based upon a breach of product or service warranty, indemnity or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services, failure to warn or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), sale, or marketing of its products or from the provision of services, in each case that would result in liability to the Company and the Company Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of March 31, 2017.

Section 2.19 Finders and Brokers.    Neither the Company nor any Company Subsidiary has employed or entered into any Contract with any investment banker, broker or finder, other than Piper Jaffray & Co. (“Piper”), who would be entitled to any fee or commission in connection with or upon consummation of the Transactions. A true and correct copy of the engagement letter between the Company and Piper executed in connection with the Transactions (which discloses all fees and commissions payable to Piper in connection with or upon consummation of the Transactions) has been made available to Parent prior to the date hereof.

Section 2.20 Fairness Opinion.    The Company Board has received the opinion of Piper to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and matters set forth therein, the consideration to be received by holders of Shares (other than (a) any wholly owned Subsidiary of the Company or (b) Parent, Merger Sub and their respective affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders, a signed copy of which opinion has been or will be provided to Parent, solely for informational purposes, promptly following receipt thereof.

Section 2.21 Information Supplied.    The Proxy Statement will not, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub specifically for inclusion in the Proxy Statement.

Section 2.22 No Other Representations.    Except for the representations and warranties contained in Article III, the Company acknowledges that neither Parent nor Merger Sub nor any Representative of Parent or Merger Sub makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent or with respect to any other information provided or made available to the Company in connection with the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the applicable section of the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub jointly represent and warrant to the Company as set forth below.

Section 3.1 Qualification, Organization, Subsidiaries, etc.    Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or, where relevant, in good standing, or to have such power and authority, would not reasonably be expected to have a Parent Material Adverse Effect. All of the issued and outstanding shares of capital stock of, or other equity interests in, Merger Sub are owned directly or indirectly by Parent.

Section 3.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement to consummate the Transactions, including the Merger. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by Parent’s board of directors and, except for adoption of this Agreement by Parent, as sole stockholder of Merger Sub, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, Enforceable against Parent and Merger Sub.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate of incorporation, bylaws or other governing documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased liability or payment obligations arising under or conflict with any provisions of, or result in the loss of any material benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the consents referred to in Section 3.2(c) below, violate any order or judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that would not reasonably be expected to have a Parent Material Adverse Effect.

(c) No consent, approval, authorization, filing or registration with, notice to or permit of any Governmental Entity is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing of any reports, forms or documents that may be required of Parent or its affiliates in connection with this Agreement and the Transactions under any foreign securities Laws or applicable securities exchange rules; (iii) such consent, approval, authorization or permit as may be required under any applicable foreign takeover Law; (iv) such consents, approvals, authorizations, filings, registration, notices or permits as may be required under the HSR Act or other applicable antitrust Laws; and (v) such other consents, approvals, authorizations, filings, registrations, notices or permits which if not obtained or made would not reasonably be expected to have a Parent Material Adverse Effect.

(d) Parent has no knowledge of any fact relating to its or any of its affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to this Agreement to obtain, on a timely basis, any consent, approval, authorization or permit necessary for the consummation of the Transactions.

Section 3.3 Compliance with Law.    Parent and Merger Sub are in compliance with and are not in default under or in violation of any Laws, applicable to Parent, Merger Sub or any of their respective properties or assets, except where such noncompliance, default or violation would not reasonably be expected to have a Parent Material Adverse Effect.

Section 3.4 Information Supplied.    None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time of the filing of, at the time of any amendment of or supplement to, and at the time of any publication, distribution or dissemination of, the Proxy Statement, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 3.5 Investigations; Litigation.    (a) As of the date of this Agreement, there is no investigation or review pending or, to the knowledge of Parent, threatened by any Governmental Entity with respect to Parent or any of its properties, rights or assets, and (b) there are no claims, actions, suits or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its properties, rights or assets before, and there are no orders, judgments or decrees of, any Governmental Entity, which, in the case of clause (a) or (b), would reasonably be expected to have a Parent Material Adverse Effect, challenge the validity or propriety of the Merger or otherwise seek to prevent or materially delay the consummation of the Merger or performance by Parent and Merger Sub of their obligations under this Agreement.

Section 3.6 Finders and Brokers.    Neither Parent nor Merger Sub has employed or entered into any Contract with any investment banker, broker or finder in connection with the Transactions who would be entitled to any fee or any commission in connection with or upon consummation of the Merger for which the Company or any Company Subsidiary would be responsible.

Section 3.7 Stock Ownership.    None of Parent, Merger Sub or Parent’s affiliates (a) directly or indirectly owns, beneficially or otherwise, any Shares or (b) has at any time during the three (3) years preceding the date hereof owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, Contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock.

Section 3.8 No Merger Sub Activity.    Merger Sub was formed solely for the purpose of engaging in the Transactions and, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions, Merger Sub has not and will not prior to the Closing Date have incurred, directly or indirectly, through any other Subsidiary or affiliate of Parent or otherwise, any obligations or liabilities or have engaged in any business activities or conducted any operations of any type whatsoever (other than in connection with the Transactions). Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub.

Section 3.9 Sufficient Funds.    Parent currently has, and as of the Effective Time will have, sufficient available funds to consummate the Merger on the terms and conditions set forth in this Agreement, including to pay the Merger Consideration and other amounts payable by Parent hereunder in full in accordance with the terms and conditions of this Agreement. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding the ability of Parent, Merger Sub or any other Person to obtain financing for the Merger and the other Transactions.

Section 3.10 No Other Representations.    Except for the representations and warranties contained in Article II, Parent and Merger Sub acknowledge that neither the Company nor any Subsidiary or Representative of the Company makes, and Parent and Merger Sub acknowledge that neither of them has relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information provided or made available to Parent and Merger Sub in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent or to Parent’s Representatives in connection with the entry into this Agreement or the Transactions.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1 Conduct of Business by the Company Pending the Closing.

(a) The Company agrees that, from and after the date of this Agreement until the earlier of the Effective Time or the time, if any, at which this Agreement is terminated in accordance with Section 7.1 (the “Pre-Closing Period”), except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) as specifically permitted or required by this Agreement, (iii) as required by Law or (iv) as consented to by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall use its commercially reasonable efforts to cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve substantially intact its and their present business organizations, to keep available the services of its and their current executive officers and key employees and to preserve its and their present relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others Persons with whom it and they have material business relations.

(b) Without limiting the generality of Section 4.1(a), the Company agrees that during the Pre-Closing Period, except (i) as set forth in Section 4.1 of the Company Disclosure Schedule, (ii) to the extent specifically permitted or required by this Agreement (including pursuant to Section 1.7, Section 4.1(b)(x)(v) and Section 4.1(b)(x)(vii) herein), or (iii) to the extent required by Law, the Company shall not, and shall not permit any Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or otherwise change the Company Governing Documents, or otherwise alter its corporate structure through merger, liquidation, reorganization or otherwise;

(ii) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) (except for Shares issuable pursuant to Company Equity Awards outstanding on the date hereof and disclosed on Section 2.2(a) of the Company Disclosure Schedule or granted after the date hereof to the extent permitted under Section 4.1(b)(x)(vii), and Shares issuable pursuant to rights outstanding under the ESPP and disclosed on Section 2.2(a) of the Company Disclosure Schedule);

(iii) amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, or permit any Company Subsidiary to amend the terms of, redeem, repurchase or otherwise acquire, directly or indirectly, any of its securities or any securities of its Company Subsidiaries (other than the retention or acquisition of Shares tendered by current or former employees or directors of the Company in order to pay Taxes or the exercise price due in connection with the exercise or vesting of any Company Equity Award or in connection with the ESPP);

(iv) incur any Indebtedness or guarantee any Indebtedness for borrowed money or issue or sell any debt securities or guarantee any debt securities or other obligations of others (except (i) pursuant to existing Contracts, including the Existing Credit Facility, or (ii) such incurrences of Indebtedness, guarantees of Indebtedness, issuance or sales of debt securities which are prepayable (or callable) at any time without penalty and do not exceed $25,000,000 in the aggregate);

(v) accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability or vesting of any Company Equity Awards or authorize material (individually or in the aggregate) cash payments in exchange for Company Equity Awards, except to the extent (A) required under any Company Equity Awards or Contracts existing as of the date of this Agreement or subsequently issued as permitted hereunder or (B) in connection with an employee’s termination in accordance with this Agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule;

(vi) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned Company Subsidiary may declare and pay a dividend to its parent or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or propose to do any of the foregoing;

(vii) sell, assign, lease, license, sublicense, transfer, pledge, encumber, grant or dispose of (whether by merger, consolidation, sale or otherwise) any material property or assets of the Company or any Company Subsidiary (other than (w) the disposition of used or excess equipment and the purchase of supplies and equipment, (x) the sale, assignment, transfer, license, sublicense, lapse or expiration of any non-exclusive licenses with respect to any Intellectual Property, in either case in the ordinary course of business consistent with past practice, (y) sales of inventory in the ordinary course of business and in a manner consistent with past practice, and (z) dispositions of obsolete or worthless assets), or enter into any material commitment or transaction outside the ordinary course of business;

(viii) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any Person, corporation, partnership or other business organization or business or division thereof or property or assets for a fair market value in excess of $25,000,000 in the aggregate for all such transactions, (ii) enter into, terminate or amend any Company Material Contract or grant any release or relinquishment of any material rights under any Company Material Contract, except that the Company may enter into, amend and terminate customer contracts in the ordinary course of business consistent with past practice, provided that any such new customer contracts are terminable at the Company’s option on no more than twelve (12) months’ notice, (iii) authorize any capital expenditures or purchase of fixed assets except for capital expenditures or purchases in aggregate less than $2,000,000 in excess of the capital expenditure budgets for any of the fiscal years ending December 31, 2017, December 31, 2018 and December 31, 2019 set forth on Section 4.1(b) of the Company Disclosure Schedule (the “Capital Expenditure Budget”), or (iv) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(b);

(ix) forgive any loans to its employees, officers, directors or affiliates, or forgive any material loans to any other Person;

(x) other than as required by Company Benefit Plans existing on the date hereof, (i) materially increase the compensation or benefits payable or to become payable to current directors, officers, employees or consultants (that are natural persons or personal services entities) of the Company or any Company Subsidiary, (ii) enter into any employment, consulting, change of control, severance or retention agreement or arrangement with any director, officer, employee or consultant (except for employment or severance agreements entered into with current or future employees of the Company or its Subsidiaries who have, or will have, an annual base salary below $300,000 (“Non-Management Employees”), but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule), (iii) hire or terminate employment (other than for cause) of any employees other than Non-Management Employees (other than the hiring of employees or officers to replace any employees or officers who leave the Company or any of the Company Subsidiaries after the date of this Agreement or in fulfillment of job requisitions open on the date of this Agreement, but only to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule), (iv) loan or advance any money or other property to any employee, director or consultant, other than routine advances for business expenses, (v) grant any cash bonus or any cash incentive compensation, except that the Company may (A) grant equity-based awards settled in cash as set forth in clause (vii) below (B) pay cash bonuses for 2017 assuming the achievement of performance metrics at “target,” as established by the Company Board (or a committee thereof) on or before the date of this Agreement, regardless of actual performance, and (C) pay cash bonuses for 2018 the amount of which shall not exceed, in the aggregate, 110% of 2017 bonuses, (vi) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement) except for the retention plan described in Section 4.1(b)(x) of the Company Disclosure Schedule, routine amendments, renewals to health and welfare plans, or as would not result in a material increase in benefits or in cost to the Company and its Subsidiaries or (vii) grant any equity or equity-based compensation, except that the Company may grant equity-based awards (including equity-based awards settled in cash) to the extent permitted in, and subject to, the terms and conditions specified in Section 4.1(b)(x) of the Company Disclosure Schedule; provided, however, that notwithstanding the foregoing, any action that is not prohibited by the terms of this Section 4.1(b)(x) shall, unless otherwise expressly provided in this Section 4.1(b)(x), be permissible only if undertaken in the ordinary course of business consistent with past practice and the terms provided under the Company’s or Subsidiary’s employment and compensation plans, policies, agreements and arrangements, as applicable, existing on the date hereof.

(xi) take any action, other than as required by applicable Law or GAAP, to change materially any accounting policies or procedures (with Parent to be provided prompt written notice of change required by applicable Law or GAAP); provided that the Company shall be permitted to select any alternative policies or procedures permitted by applicable Law or GAAP in connection with such changes;

(xii) make or change any material Tax election inconsistent with past practices, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any amended Tax Return in respect of a material Tax item, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund or settle or compromise any material Tax liability or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xiii) enter into any material partnership arrangements, joint development agreements or strategic alliances;

(xiv) except with respect to matters involving any ordinary course commercial contracts with Parent, initiate any litigation, action, suit, proceeding, claim or arbitration or settle or agree to settle any litigation, action, suit, proceeding, claim or arbitration, in each case, with an amount in controversy (considering the value of all requested relief, including injunctive relief, declaratory relief, damages and penalties) of greater than $2,000,000 (provided that any litigation, action, suit, proceeding, claim or arbitration arising in connection with this Agreement shall only be settled in accordance with Section 5.9);

(xv) fail to use its commercially reasonable efforts to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, the Company Subsidiaries and their respective properties, assets and businesses or substantially equivalent policies;

(xvi) adopt or implement any stockholder rights plan; or

(xvii) take, or agree in writing or otherwise to take, any of the actions described in clauses (i) through (xvi) of this Section 4.1(b), or enter into any agreement or arrangement that (A) materially limits or otherwise restricts the Company or any successor thereto, or that would, after the Effective Time, materially limit or restrict the Surviving Corporation and its affiliates or any successor thereto, in each case, from engaging or competing in any line of business in which it is engaged or actively plans to engage or in any material geographic area or (B) would, after the Effective Time, limit or otherwise restrict Parent or its affiliates (other than the Surviving Corporation and its Subsidiaries) from engaging or competing in any line of business or any geographic area.

Section 4.2 No Solicitation.

(a) During the Pre-Closing Period, except as otherwise specifically provided for in this Section 4.2, the Company agrees that it shall not, and it shall cause each Company Subsidiary and each director and officer of the Company and each Company Subsidiary not to, and shall instruct (and use its reasonable best efforts to cause) each of its other Representatives not to, directly or indirectly (i) solicit, initiate or knowingly encourage or knowingly facilitate the submission of any Company Competing Proposal, (ii) participate in any negotiations regarding, or furnish to any Person any nonpublic information relating to the Company or any Company Subsidiary in connection with any Company Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal, (iii) engage in discussions with any Person with respect to any Company Competing Proposal or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal, (iv) approve or recommend, propose publicly to approve or recommend any Company Competing Proposal, (v) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, or fail to make or include in the Proxy Statement when required by this Agreement, the Company Board Recommendation, or (vi) enter into any letter of intent or any agreement or commitment providing for any Company Competing Proposal, other than an Acceptable Confidentiality Agreement (an “Alternative Acquisition Agreement” and any act described in clauses (iv) or (v) above, a “Company Change of Recommendation”). The Company shall, and shall cause each Company Subsidiary and each director and officer of the Company and each Company Subsidiary to, and shall instruct (and use its reasonable best efforts to cause) each of its other Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person or groups that may be ongoing with respect to any Company Competing Proposal or potential Company Competing Proposal and immediately terminate access by any such Person or group to any physical or electronic data rooms relating to a potential Company Competing Proposal. The Company shall promptly after the date hereof request each Person (if any) that has received information from the Company during the past twelve (12) months pursuant to a confidentiality agreement (other than the Confidentiality Agreement) that remains in effect as of the date of this Agreement relating to a Company Competing Proposal or potential Company Competing Proposal to promptly return to the Company or destroy all non-public documents and materials relating to the Company Competing Proposal or to the Company or its Subsidiaries or its or their businesses, operations or affairs heretofore furnished or made available by the Company, its Subsidiaries or any of its or their Representatives to such Person or group or any of its representatives in accordance with the terms of such confidentiality agreement. Promptly following the execution of this Agreement, the Company shall inform its Representatives of the Company’s obligations under this Section 4.2. For purposes of this Section 4.2, the term “Person” includes any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent.

(b) If at any time on or after the date of this Agreement and prior to the Required Company Stockholder Vote being obtained the Company or any of its Representatives receives an unsolicited written Company Competing Proposal that the Company Board determines in good faith to be bona fide from any Person or group of Persons, which Company Competing Proposal was made or renewed on or after the date of this Agreement and did not result from any material breach of this Section 4.2, and if the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that (A) such Company Competing Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal and (B) the failure to do so would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, then the Company and its Representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Competing Proposal; provided that the Company shall promptly provide to Parent any non-public information concerning the Company and its Subsidiaries that is provided to any Person given such access that was not previously provided or made available to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Competing Proposal.

(c) The Company shall notify Parent orally and in writing promptly (but in any event within one (1) Business Day) (i) after receipt of any Company Competing Proposal (or any proposal or offer that would reasonably be expected to lead to a Company Competing Proposal), which notice shall include the identity of the Person making such proposal or offer and copies of all proposals, offers and drafts of proposed agreements related thereto, (ii) of any change to the financial or other material terms and conditions of any Company Competing Proposal and the Company shall otherwise keep Parent reasonably informed of the status of any such Company Competing Proposal and (iii) after receipt of any request for non-public information relating to it or any Company Subsidiary or for access to its or any of the Company Subsidiaries’ properties, books or records by any Person in connection with a Company Competing Proposal or a proposal or offer that would reasonably be expected to lead to a Company Competing Proposal. Neither the Company nor any Company Subsidiary shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Parent.

(d) Notwithstanding anything in this Section 4.2 to the contrary, at any time prior to the time the Required Company Stockholder Vote is obtained, the Company Board may (i) make a Company Change of Recommendation in response to a Company Intervening Event, or (ii) enter into a Superior Proposal Acquisition Agreement related to a Company Superior Proposal, in each case, if and only if, with respect to each of clauses (i) and (ii), the Company Board has determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Laws of the State of Delaware and the Company first complies with Section 4.2(e).

(e) Prior to the Company taking any action (i) that is permitted under Section 4.2(d)(i), the Company shall provide Parent with three (3) Business Days’ prior written notice advising Parent that it intends to effect a Company Change of Recommendation and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Company Intervening Event), and during such three (3) Business Day period, (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement such that it would obviate the need for the Company Board to make a Company Change of Recommendation, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need for the Company Board to effect a Company Change of Recommendation and (z) at the end of the three (3) Business Day period described above, and taking into account any changes to this Agreement proposed by Parent to the Company, the Company Board must have determined in good faith after consultation with the Company’s outside legal counsel that the failure to take such action would be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Delaware Law even if such changes proposed by Parent were given effect or (ii) that is permitted under Section 4.2(d)(ii), the Company shall provide Parent with three (3) Business Days’ prior written notice (it being understood and agreed that any change or amendment to the financial terms of any Company Competing Proposal shall require the Company to again comply with this Section 4.2(e) and provide a new notice and an additional two (2) Business Day period) advising Parent that the Company Board intends to take such action and contemporaneously providing to Parent a copy of the Company Superior Proposal, a copy of any proposed Superior Proposal Acquisition Agreement for such Company Superior Proposal (including any financing commitments related thereto) (or, in each case, if not provided in writing to the Company or any of its Representatives, a written summary of the terms thereof), and during such three (3) Business Day period (or any subsequent two (2) Business Day period), (x) the Company shall negotiate, and cause its Representatives to negotiate, with Parent and its Representatives in good faith (to the extent Parent wishes to negotiate) to enable Parent to determine whether to propose revisions to the terms of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal, (y) the Company shall consider in good faith any proposal by Parent to amend the terms and conditions of this Agreement or any other agreement related to the Transactions such that such Company Competing Proposal would no longer constitute a Company Superior Proposal and (z) at the end of such three (3) Business Day period (or any subsequent two (2) Business Day period), and taking into account any changes to the terms of this Agreement proposed by Parent to the Company, the Company Board must have determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Company Competing Proposal would continue to constitute a Company Superior Proposal even if such changes proposed by Parent were given effect.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) and promulgated under the Exchange Act, (ii) making any public statement or taking any action if the Company Board determines that the failure to make such public statement or take such action would be inconsistent with its fiduciary duties of the Company Board to the Company’s stockholders under applicable Law, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (iv) making any disclosure required under the Exchange Act or the rules and regulations promulgated thereunder or the rules of NASDAQ; provided, however, that nothing set forth in this Section 4.2(f) shall be deemed to modify the definition of “Company Change of Recommendation” or permit the Company Board to make a Company Change of Recommendation except in compliance with Section 4.2(d) and Section 4.2(e). To the extent practicable, the Company will provide Parent with advance notice of, and discuss the nature of, any such planned disclosure.

(g) References in this Section 4.2 to the “Company Board” shall include, to the extent applicable, a duly authorized committee thereof.

(h) The Company agrees in the event any Company Subsidiary or any officer or director of the Company or a Company Subsidiary takes any action which, if taken by the Company, would constitute a breach of this Section 4.2, the Company shall be deemed in breach of this Section 4.2.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Proxy Statement; Company Stockholders Meeting.

(a) As soon as reasonably practicable, and in any event no later than thirty (30) days after the date of this Agreement, the Company, in consultation with Parent, shall prepare, and the Company shall file with the SEC, a preliminary Proxy Statement. The Company shall give Parent reasonable opportunity to review and comment on the initial preliminary Proxy Statement and all subsequent forms or versions of or amendments to the Proxy Statement prior to the filing thereof with the SEC or dissemination to the holders of Shares, and the Company shall consider such comments (that are provided in a timely manner) in good faith. Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Proxy Statement shall include the Company Board Recommendation. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and Merger Sub required by the Exchange Act or reasonably requested by the Company. The Company shall use its commercially reasonable efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent with copies of any written comments, and shall inform Parent of any oral comments, that the Company may receive from the SEC or its staff, and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its stockholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Proxy Statement shall comply in all material respects with all applicable requirements of Law. The Parties agree that, notwithstanding the notice provisions of this Agreement, communications with respect to the preliminary and definitive Proxy Statement, including communications related to any SEC comments, may be made on behalf of each Party by email through their respective counsel. Notwithstanding anything to the contrary in this Section 5.1, and subject to Section 4.2, the Company may amend or supplement the Proxy Statement following a Company Change of Recommendation to modify the Company Board Recommendation without the prior consent of Parent.

(b) The Company, in consultation with Parent, shall as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders in accordance with Section 5.1(a), duly set a record date for, call, give notice of, convene and hold a special meeting of stockholders of the Company for the purpose of seeking the Required Company Stockholder Vote and, to the extent required under applicable SEC rules, seek the approval from the Company’s stockholders on a non-binding, advisory basis of certain compensation that may become payable to the Company’s named executed officers in connection with the completion of the Merger (the “Company Stockholders Meeting”). Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Company Board shall recommend that the stockholders of the Company vote in favor of adoption of this Agreement. At the Company Stockholders Meeting, Parent will cause all Shares held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon to vote in favor of adoption of this Agreement.

The Company shall comply in all material respects with Delaware Law, the Company Governing Documents, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Stockholders Meeting, including preparing and delivering the Proxy Statement to the Company’s stockholders as required pursuant to the Exchange Act and Section 5.1(a). Except to the extent there has been a Company Change of Recommendation in accordance with and subject to Section 4.2, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement, and secure any other approval of stockholders of the Company that is required by applicable Law in connection with the Merger; provided, that (i) the Company shall not change the date of, postpone or adjourn the Company Stockholders Meeting without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except (x) to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting, (y) if the Company Board determines in good faith that it is necessary to do so in order to solicit additional proxies in order to obtain the Required Company Stockholder Vote, whether or not a quorum is present or (z) as may be required by applicable Law; and (ii) Parent may cause the Company to postpone or adjourn the Company Stockholders Meeting by prior written notice to the Company, provided that Parent shall require no more than one (1) such postponement or adjournment, which shall last no more than ten (10) Business Days. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Unless this Agreement is terminated in accordance with its terms, the Company shall not submit to the vote of its stockholders any Company Competing Proposal and the obligation of the Company to duly call, give notice of, convene and hold the Company Stockholders Meeting and mail the Proxy Statement (and any amendment or supplement that may be required by Law) to the Company’s stockholders shall not be affected by a Company Change of Recommendation; provided, however, that, subject to Section 5.1(a), if the public announcement of a Company Change of Recommendation or the delivery of notice by the Company to Parent pursuant to Section 4.2(e) occurs less than ten (10) Business Days prior to the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten (10) Business Days after such event.

Section 5.2 Access; Confidentiality; Notice of Certain Events.

(a) During the Pre-Closing Period, to the extent permitted by applicable Law, the Company shall, and Company shall cause each of the Company Subsidiaries to (i) afford to Parent and its Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective books, Contracts and records (including Tax Returns) and (ii) furnish to Parent and its Representatives all information (financial or otherwise) concerning its business, properties and personnel as Parent or its Representatives may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 5.2 to provide Parent, Merger Sub or their Representatives with access to or to disclose information (A) that the Company, the Company Subsidiaries or their respective Representatives are prohibited from providing under the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business and not otherwise in breach of this Agreement (provided, however, that the Company shall use commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure or make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such confidentiality agreement), (B) the disclosure of which would violate any applicable Law or legal duty (provided, however, that the Company shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law or duty) or (C) that would jeopardize any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). Parent shall use commercially reasonable efforts to minimize any disruption to the businesses of the Company that may result from the requests for access, data and information hereunder.

(b) Parent shall hold, and shall cause its Representatives and affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 5.2, in confidence to the extent required by and in accordance with, and shall otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any written notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or affiliates or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or affiliates, in each case in connection with, arising from or otherwise relating to this Agreement, the Merger or other Transactions, (iii) of any notice or other communication received by the Company from any Person requesting the convening of a meeting of the stockholders of the Company and (iv) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries which would reasonably be expected to have a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.2(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party. The failure to deliver any such notice shall not affect any of the conditions set forth in Article VI or give rise to any right to terminate under Article VII, except for any such failure that constitutes a Willful Breach of this Agreement.

Section 5.3 Efforts to Consummate.

(a) Subject to the terms and conditions provided herein, the Parties shall use their respective reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof the Transactions, including (i) preparing and filing with the appropriate Governmental Entities as reasonably promptly as practicable all applications, notices, petitions, filings, ruling requests, and other documents necessary to consummate the Transactions and to obtain as reasonably promptly as practicable all consents and clearances necessary to be obtained from any Governmental Entities in order to consummate the Transactions (collectively, the “Governmental Approvals”) and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each of Parent and the Company agrees to, as soon as reasonably practicable following the date of this Agreement and at a mutually agreed upon time, (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (B) make all other filings that are required to be made in order to consummate the Transactions pursuant to other applicable Laws. Each Party further agrees that it will not extend any waiting period under the HSR Act or other applicable Law, or enter into any agreement with the FTC, the DOJ, any other Governmental Entity, or any other party to delay or not to consummate the Transactions, except with the prior written consent of the other Party. Each Party further agrees that it will supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Law as soon as possible, including promptly complying with any “second request” for information or similar request from the FTC, DOJ, or other Governmental Entity.

(b) In connection with the actions referenced in Section 5.3(a) to obtain all Governmental Approvals for the Transactions under the HSR Act and any other Laws, each of Parent and the Company shall (i) cooperate in all respects with the other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel promptly informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions; (iii) to the extent practicable, consult with each other in advance of any scheduled meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or any other Governmental Entity or other Person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.3(b) as restricted information to be shared only with such Persons or its outside counsel and subject to such terms as provided in the Confidentiality Agreement.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Section 5.3(a) and Section 5.3(b), with regard to any Governmental Entity that regulates administers or enforces any Laws related to antitrust, competition, fair trade or similar matters, neither the Company nor any of its Subsidiaries or affiliates shall, without Parent’s written consent, in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product lines or assets (whether tangible or intangible) of, the Company or any of its Subsidiaries or affiliates (“Company Assets”) or otherwise receive the full benefits of this Agreement Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall the Parent be obligated to (i) litigate against a Governmental Entity or (ii) divest or hold separate, to enter into any licensing or similar arrangement, or take any other action with respect to, any assets (whether tangible or intangible) or operations relating to any business of the Parent or any of its Subsidiaries or affiliates or any of the Company Assets, provided, however, that, to the extent any actions described in clause (ii) are necessary to obtain regulatory clearance, Parent agrees to divest or take other appropriate actions related to the Scheduled Assets.

(d) Subject to Parent’s undertakings pursuant to this Section 5.3, the final determination of the appropriate strategy and course of action with respect to the actions contemplated in this Section 5.3 shall be made by Parent; provided, however, that Parent shall keep the Company apprised of its strategy and course of action and shall give the Company reasonable opportunity to comment on such strategy and course of action, and Parent shall consider such comments (that are provided in a timely manner) in good faith. Parent shall be permitted to take the lead in all joint meetings and communications with any Governmental Entity in connection with obtaining any necessary Governmental Approvals pursuant to this Section 5.3. Parent agrees that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the Transactions to close, Parent shall promptly (and in any event within one (1) Business Day) communicate the terms of the offer to the Company. Parent, in its sole discretion, may accept or reject any settlement of the investigation proposed by any Governmental Entity, provided that Parent complies with its obligations under this Section 5.3.

(e) Subject to the conditions outlined in this Section 5.3 or as otherwise required by applicable Law, the Parties shall not, and shall cause each of their respective Subsidiaries not to, take (or permit their respective Representatives to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger not being satisfied or prevent, materially delay, or materially impede the ability of the Company, Parent or Merger Sub to consummate the Merger.

Section 5.4 Publicity.    So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective affiliates or Representatives, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement as far in advance as practicable and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that without limiting any of its obligations under Section 4.2, the Company shall not be required by this

Section 5.4 to provide any such review or comment to Parent in connection with a Company Change of Recommendation, and Parent shall not be required to provide any such review and comment to the Company in connection with a Company Change of Recommendation; provided, however, that each Party and their respective affiliates or Representatives may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.4 (so long as such disclosure is still accurate).

Section 5.5 Directors’ and Officers’ Insurance and Indemnification.    For not less than six (6) years from and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancement of expenses to the extent provided in the Company Governing Documents), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the adoption of this Agreement, the consummation of the Merger or the consummation of any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of the Company Subsidiaries or serving at the request of the Company or any of the Company Subsidiaries as a director, officer, employee or agent of another Person, to the fullest extent provided pursuant to the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement, if any, in existence on the date of this Agreement. The Parties agree that for six (6) years after the Effective Time all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in the Company Governing Documents or the organizational documents of any Company Subsidiary or any other agreement shall survive the Merger and shall continue in full force and effect. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from the Effective Time, the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy as of the date of this Agreement or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement as set forth in Section 2.16 of the Company Disclosure Schedule or, if less, the cost of a policy providing coverage on the same terms as the Company’s existing policy as of the date of this Agreement; provided, further, that, at the Company’s option, in lieu of the foregoing insurance coverage, the Company or Surviving Corporation may at or prior to the Effective Time substitute therefor a single premium tail coverage with respect to D&O Insurance with an annual cost not in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. Notwithstanding anything in this Section 5.5 to the contrary, if any Indemnified Party notifies Parent on or prior to the sixth (6th) anniversary of the Effective Time of a matter in respect of which such Person may seek indemnification pursuant to this Section 5.5, the provisions of this Section 5.5 that require the Surviving Corporation to indemnify and advance expenses shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto. In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.5. The rights and obligations under this Section 5.5 shall survive consummation of the Merger and, following the Effective Time, shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 5.5 are intended to be, following the Effective Time, for the benefit of, and shall be Enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.

Section 5.6 Takeover Statutes.    The Parties shall, to the extent permitted by applicable Law, use reasonable best efforts to (a) take all action necessary so that no Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute or, in the case of the Company, any similar provision of the Company Governing Documents, is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 5.7 Obligations of Merger Sub.    Subject to the terms and conditions of this Agreement, Parent shall (i) as the sole stockholder of Merger Sub, duly execute and deliver to Merger Sub a written consent adopting this Agreement immediately following the execution and delivery of this Agreement, and (ii) take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to cause Merger Sub to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

Section 5.8 Employee Benefits Matters.

(a) Parent shall, or shall cause the Surviving Corporation to, assume, honor and fulfill all Company Benefit Plans and agreements between the Company or any Company Subsidiary, on the one hand, and any current or former employee, director or consultant, on the other hand, in accordance with their terms as in effect immediately prior to the date of this Agreement or as entered into or amended after the date of this Agreement as specifically permitted or required by this Agreement (excluding, for the avoidance of doubt, the Company Equity Plans and ESPP). For a period of one (1) year following the Effective Time, Parent shall provide, or cause to be provided, to those employees of the Company or any Company Subsidiary who continue to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time, during their period of active employment by the Surviving Corporation (or any affiliate thereof) during such one (1) year period (the “Continuing Employees”) (i) (x) base salary (or wages) and (y) annual cash bonus opportunities that, in each case, are not less favorable than those provided by the Company immediately prior to the Effective Time and (ii) employee benefits (excluding equity or equity-based compensation) that, in the aggregate, are substantially comparable to those provided by the Company immediately prior to the Effective Time.

(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and, allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company as in effect immediately prior to the Effective Time.

(c) Parent agrees that all Continuing Employees shall be immediately eligible to continue to participate in the Surviving Corporation’s health and welfare benefit plans (to the same extent such Continuing Employees were eligible to participate under the Company’s health and welfare benefit plans immediately prior to the Effective Time); provided, however, that (i) nothing in this Section 5.8 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health or welfare benefit plan or migrate the Continuing Employees to a successor health or welfare benefit plan at any time (subject to compliance with Section 5.8(a)) and (ii) if Parent or the Surviving Corporation terminates any such health or welfare benefit plan or migrates the Continuing Employees to a successor health or welfare benefit plan, then the Continuing Employees shall be immediately eligible to participate in the Surviving Corporation’s health and welfare benefit plans for similarly situated employees to the extent that coverage under such plans is replacing comparable coverage under a health and welfare benefit plan in which such Continuing Employee participated immediately before the Effective Time. To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any employee benefit plan, program or arrangement of Parent or any of its affiliates, then Parent shall use its reasonable best efforts to (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the

Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time, (ii) ensure that any new health or welfare benefit plan shall, for purposes of eligibility, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid immediately prior to the commencement of participation in such new health or welfare benefit plan to the same extent that such service and amounts paid were recognized prior to such commencement of participation under the corresponding health or welfare benefit plan of the Company, and (iii) cause service rendered to the Company and the Company Subsidiaries (or any predecessor) to be credited to the same extent as such service was recognized under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time.

(d) At the request of Parent made at least ten (10) Business Days prior to the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate any 401(k) plans maintained by the Company or any of its Subsidiaries (collectively, the “Company 401(k) Plans”), effective as of the day prior to the Closing Date and contingent upon the consummation of the Merger. The Company shall provide Parent with a reasonable opportunity to review and comment on such resolutions and any documents prepared in connection with such corporate actions prior to the adoption of such resolutions or taking of such actions. Following the Effective Time and as soon as practicable following the termination of the Company 401(k) Plans, the assets thereof shall be distributed to the participants. Parent or the Surviving Corporation shall permit the Continuing Employees who are then actively employed to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including loans, in the form of cash or promissory notes, in an amount equal to the full account balance (including loans) distributed to such Continuing Employees from the Company 401(k) Plans to Parent’s or the Surviving Corporation’s applicable 401(k) plan.

(e) Nothing in this Section 5.8 or elsewhere in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.8 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent or Merger Sub, (ii) create any third party rights in any Person or (iii) alter or limit the ability of the Surviving Corporation, Parent or any of their respective affiliates to amend, modify or terminate any Company Benefit Plan or other employee benefit program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

(f) The provisions of this Section 5.8 are solely for the benefit of the Parties to this Agreement and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of the Agreement or have the right to enforce the provisions hereof.

(g) The Company shall provide Parent with a copy of any material written communications intended for broad-based and general distribution to any current or former employees of the Company or any Company Subsidiary if such communications relate to any of the Transactions, and, to the extent practicable, shall provide Parent with a reasonable opportunity to review and comment on such communications prior to distribution; provided that the Company may make written communications to current or former employees without Parent’s prior review to the extent such communications are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with Section 5.4 (so long as such disclosure is still accurate).

Section 5.9 Security Holder Litigation.    Each Party shall provide the other Party prompt oral notice (but in any event within two (2) Business Days) of any litigation brought or threatened by any stockholder of that Party against such Party, any of its Subsidiaries or any of their respective directors or officers relating to the Merger, this Agreement or any of the Transactions. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense, prosecution or settlement of any such litigation, and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; provided that the Company shall be permitted to settle any such litigation without Parent’s consent to the extent such settlement only requires the Company to provide additional disclosure. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 5.9 and Section 4.1 or Section 5.3, the provisions of this Section 5.9 shall control.

Section 5.10 Delisting.    Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 5.11 Section 16 Matters.    Prior to the Effective Time, the Company and Parent shall take such steps as may be necessary to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) pursuant to the Transactions by each officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger.    The respective obligations of each Party to effect the Merger shall be subject to the satisfaction at the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Parent and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval.    This Agreement shall have been duly adopted at the Company Stockholders Meeting by the Required Company Stockholder Vote.

(b) No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

(c) Required Antitrust Clearances.    (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired, and (ii) each other consent, approval or clearance with respect to, or termination or expiration of any applicable waiting period (and any extensions thereof) imposed under, any applicable foreign antitrust Laws identified in Section 6.1(c) of the Company Disclosure Schedule shall have been obtained, shall have been received, shall have been deemed to have been received or shall have terminated or expired, as the case may be.

Section 6.2 Conditions to Parent’s and Merger Sub’s Obligations to Effect the Merger.    The obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Parent:

(a) (w) The representations and warranties of the Company set forth in Section 2.1(a), Section 2.1(b), Section 2.3 and Section 2.19 shall have been true and correct, in all material respects, as of the date of the Agreement, and shall be true and correct, in all material respects, at and as of the Closing Date as if made on and as of such Closing Date, except that all such representations and warranties that are qualified by “Company Material Adverse Effect” or other materiality qualifications shall be true and correct, in all respects, as of the date of the Agreement, and shall be true and correct, in all respects, at and as of the Closing Date as if made on and as of such Closing Date with the understanding, for the sake of clarity, that the “Company Material Adverse Effect” or other materiality qualifications in such representations and warranties shall continue in effect and shall not be disregarded; (x) the representations and warranties of the Company set forth in the first three sentences of

Section 2.2(a), (b) and (c) shall have been true and correct in all but de minimis respects as of the date of the Agreement, and shall be true and correct in all but de minimis respects at and as of the Closing Date as if made on and as of such Closing Date, (y) the representations and warranties of the Company set forth in Section 2.9(a) shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date and (z) all other representations and warranties of the Company set forth in Article II shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of the representations and warranties pursuant to this clause (z), all “Company Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded). It is understood that for purposes of determining the accuracy of the representations and warranties pursuant to clauses (w), (x), (y) or (z) above, the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date;

(b) the Company shall have performed or complied in all material respects with all covenants and obligations that the Company is required to comply with or to perform under the Agreement at or prior to the Closing;

(c) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the conditions in clauses (a) and (b) above have been satisfied; and

(d) since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect.

Section 6.3 Conditions to the Company’s Obligations to Effect the Merger.    The obligations of the Company to effect the Merger shall also be subject to the satisfaction at the Closing of each of the following conditions, any and all of which may be waived in whole or in part by the Company:

(a) the representations and warranties of Parent and Merger Sub set forth in Article III shall have been true and correct in all respects as of the date of the Agreement, and shall be true and correct in all respects at and as of the Closing Date as if made on and as of such Closing Date except where the failure of such other representations and warranties to not be so true and correct would not reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all “Parent Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) the truth and correctness of those representations or warranties that address matters only as of a specific date shall be measured only as of such date);

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and obligations that Parent or Merger Sub is required to comply with or to perform under the Agreement at or prior to the Closing; and

(c) The Company shall have received a certificate signed on behalf of the Company by an officer of Parent to the effect that the conditions in clauses (a) and (b) above have been satisfied.

Section 6.4 Frustration of Conditions.    None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1 or, with respect to Parent or Merger Sub, in Section 6.2, or, with respect to the Company, in Section 6.3, to be satisfied if such failure was caused by such Party’s failure to act in good faith or use such efforts to consummate the Transactions, as required by and subject to Section 5.3.

ARTICLE VII

TERMINATION

Section 7.1 Termination.    This Agreement may be terminated, and the Merger may be abandoned (whether before, or subject to the terms hereof, after the Required Company Stockholder Vote is obtained):

(a) at any time prior to the Effective Time, by mutual written consent of Parent and the Company;

(b) at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if a court of competent jurisdiction or other Governmental Entity has issued a final and nonappealable order, decree or ruling, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or making consummation of the Merger illegal; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party whose breach of Section 5.3 was the primary cause of, or resulted in, the issuance of order, decree or ruling or taking of such action;

(c) at any time prior to the Effective Time, by Parent, by written notice to the Company, if (i) the Company Board or any committee thereof shall have failed to include the Company Board Recommendation in the Proxy Statement when mailed or, prior to the time the Required Company Stockholder Vote is obtained, has made a Company Change of Recommendation, (ii) the Company shall have entered into an Alternative Acquisition Agreement, (iii) the Company Board or any committee thereof shall have failed to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes a Company Competing Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s stockholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer, (iv) the Company Board shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after the date a Company Competing Proposal has been publicly announced or (v) the Company shall have committed a Willful Breach of any of its obligations under Section 4.2; provided, that in any such event described in clauses (i) through (v), Parent must exercise its termination right on or before the earlier of (x) the twentieth (20th) Business Day following the occurrence of such event and (y) the Business Day prior to Company Stockholders Meeting;

(d) at any time prior to the Effective Time, by either Parent or the Company, by written notice to the other, if the Effective Time has not occurred on or prior to the close of business on August 7, 2018 (the “End Date”); provided however, that a Party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d) if a breach by such Party of any provision of this Agreement shall have been the primary cause of, or resulted in, such event; provided further, however, that the End Date may be extended for a period not to exceed ninety (90) days, at the sole discretion of Parent, by written notice to the Company if on the End Date the conditions set forth in Section 6.1(c) have not been satisfied (but remain capable of being satisfied) but all of the other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, which conditions shall remain capable of being satisfied or waived) as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 6.1(c) remains capable of being satisfied, at which point the extended date will serve as the End Date under this Agreement; and provided further, however, that the End Date may be extended for a second period not to exceed ninety (90) days at the sole discretion of Parent, by written notice to the Company if on the End Date (i) the conditions set forth in Section 6.1(c) have not been satisfied (but remain capable of being satisfied) but all of the other conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, which conditions shall remain capable of being satisfied or waived) as of such date if the Closing were otherwise to occur on such date and the condition set forth in Section 6.1(c) remains capable of being satisfied, and (ii) Parent is, immediately prior to the scheduled expiration of the first extension, engaged in litigation with a Governmental Entity regarding antitrust regulatory clearance, at which point the extended date will serve as the End Date under this Agreement; provided that if (A) Parent (x) voluntarily withdraws from such litigation and (y) at the time of such withdrawal, such litigation has not been conclusively resolved in a manner that permits consummation of the Merger, or (B) such litigation has been definitively concluded in a manner that does not permit consummation of the Merger, the date of such cessation or definitive conclusion will serve as the End Date;

(e) at any time prior to obtaining the Required Company Stockholder Vote, by the Company, by written notice to Parent, to accept a Company Superior Proposal and enter into the Superior Proposal Acquisition Agreement relating to such Company Superior Proposal, if the Company has complied with, and the Company Board, or a duly authorized committee thereof, has authorized the Company to enter into a Superior Proposal Acquisition Agreement in compliance with, Section 4.2 (including Section 4.2(e)(ii)); provided that such termination shall not be effective and the Company shall not enter into any such agreement, unless the Company pays the Termination Fee concurrently with such termination in accordance with Section 7.2(b)(i);

(f) at any time prior to the Effective Time, by Parent, by written notice to the Company, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of the Company has occurred that would cause a failure of the conditions in Sections 6.2(a) or 6.2(b) to be satisfied; provided, however, that, for purposes of this Section 7.1(f), if such a breach is curable by the Company by the earlier of the End Date and thirty (30) days following the date on which Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 7.1(f) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period;

(g) at any time prior to the Effective Time, by the Company, by written notice to Parent, if a breach of any representation or warranty or failure to perform any covenant or obligation contained in this Agreement on the part of Parent that would cause a failure of the conditions in Section 6.3(a) or Section 6.3(b) to be satisfied; provided, however, that, for purposes of this Section 7.1(g), if such a breach is curable by Parent by the earlier of the End Date and thirty (30) days following the date on which the Company gives Parent notice of such breach and Parent is continuing to use commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 7.1(g) on account of such breach unless such breach remains uncured upon the earlier of the End Date and the expiration of such thirty (30)-day period; or

(h) by either the Company or Parent, by written notice to the other, if the Required Company Stockholder Vote shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting, including any adjournment or postponement thereof.

Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, the written notice thereof shall be given by the terminating Party to the other Party or Parties shall specify the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement, this Section 7.2 and Article VIII shall survive such termination; provided, however, that nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination; provided further, that nothing in this Agreement shall limit any rights, obligations or remedies that any Party may have under the Confidentiality Agreement for matters arising before or after the termination of this Agreement.

(b) Termination Fee.

(i) If Parent terminates this Agreement pursuant to Section 7.1(c) or the Company terminates this Agreement pursuant to Section 7.1(e), the Company shall pay or cause to be paid to Parent a fee of $60.0 million in cash (the “Termination Fee”), in the case of a termination of this Agreement by the Company pursuant to Section 7.1(e), prior to or concurrently with such termination by the Company and in the case of a termination by this Agreement by Parent pursuant to Section 7.1(c), within five (5) Business Days after such termination.

(ii) If (A) Parent or the Company terminates this Agreement pursuant to Section 7.1(d) or Section 7.1(h) or if Parent terminates this Agreement pursuant to Section 7.1(f), (B) a Company Competing Proposal shall have been publicly disclosed and such Company Competing Proposal shall not have been publicly withdrawn at least ten (10) days prior to the date of such termination, and (C) within twelve (12) months of such termination (1) the Company consummates any Company Competing Proposal or (2) the Company enters into a definitive agreement providing for any Company Competing Proposal, then the

Company shall pay or cause to be paid to Parent the Termination Fee within five (5) Business Days after the earlier of entering into any definitive agreement providing for a Company Competing Proposal or consummation of any Company Competing Proposal; provided that the Company shall not be required to pay the Termination Fee if (x) this Agreement is terminated pursuant to Section 7.1(d) and (y) Parent is obligated to pay the Reverse Termination Fee pursuant to Section 7.2(c).

(iii) In the event any amount is payable pursuant to this Section 7.2(b), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. In the event that Parent or its designee shall receive full payment pursuant to this Section 7.2(b), the receipt of the Termination Fee shall be Parent’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub or any of their respective affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that the foregoing limitation shall not apply in the event of any losses or damages incurred or suffered by Parent, Merger Sub or any of their affiliates as a result of a breach of this Agreement by the Company or any of its affiliates involving fraud or a Willful Breach.

(iv) For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one (1) occasion.

(c) Reverse Termination Fee. If the Company or Parent terminates this Agreement pursuant to (i) Section 7.1(d) or (ii) Section 7.1(b) (to the extent that such restraint arises under any antitrust Laws), and in the case of (i) or (ii), all of the conditions under Section 6.1(a), Section 6.1(b) (except to the extent that such restraint arises under any antitrust Laws) and Section 6.2 have been satisfied or waived, other than any such conditions which by their nature cannot be satisfied until the Closing Date so long as such conditions could be satisfied if the Closing Date were the date of termination of this Agreement, then Parent shall pay or cause to be paid to the Company a fee of $100.0 million by wire transfer of same-day funds no later than five (5) Business Days after such termination (the “Reverse Termination Fee”). In the event that the Company or its designee shall receive full payment pursuant to this Section 7.2(c), the receipt of the Reverse Termination Fee shall be the Company’s sole and exclusive remedy under this Agreement and shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company or any of its affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent or any of its affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination; provided that the foregoing limitation shall not apply in the event of any losses or damages incurred or suffered by the Company or any of its affiliates in the case of breach of this Agreement by Parent, Merger Sub or any of their affiliates involving fraud or a Willful Breach; provided that nothing in this Section 7.2(c) shall limit any rights, obligations or remedies that any Party may have under the Confidentiality Agreement for matters arising before or after the termination of this Agreement.

(d) Each of the Parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the Transactions and that neither of the Termination Fee nor the Reverse Termination Fee is a penalty, but rather each is a reasonable amount that shall compensate Parent and Merger Sub, in the case of the Termination Fee, or the Company, in the case of the Reverse Termination Fee, in the circumstances in which such payment is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law, and except as otherwise provided in this Agreement, prior to the Effective Time, this Agreement may be amended, modified and supplemented, by written agreement of each Party (as approved by action taken by its board of directors or a duly authorized committee thereof); provided, however, that after obtaining the Required Company Stockholder Vote, no amendment that requires further stockholder approval under applicable Law shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time prior to the Effective Time, to the extent permitted by applicable Law, the Parties may, by action taken or authorized by each Party’s board of directors, or a duly authorized committee thereof, (i) extend the time for the performance of any of the obligations or acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (iii) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 8.2 Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time. The Parties acknowledge and agree that, from and after the Effective Time, they shall not be permitted to make, and no Party shall have any liability or obligation with respect to, any claims for any breach of any representation or warranty set forth herein or any covenant or agreement herein that is to have been performed by another Party on or prior to the Closing.

Section 8.3 Expenses.    Except as otherwise expressly provided in this Agreement, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, Parent shall pay all filing fees related to the filings required by the HSR Act or any other antitrust Laws to be made in order to consummate the Transactions.

Section 8.4 Notices.    Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) if delivered by hand, when delivered, (b) if sent on a Business Day by email or facsimile transmission before 5:59 p.m. (recipient’s time) and receipt is confirmed, when transmitted, (c) if sent by email or facsimile transmission on a day other than a Business Day and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (d) if sent by email or facsimile transmission after 5:59 p.m. (recipient’s time) and receipt is confirmed, on the Business Day following the date on which receipt is confirmed, (e) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent, and (f) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other Parties hereto):

(a)	If to Parent or Merger Sub:

Fresenius Medical Holdings, Inc.

920 Winter Street

Waltham, MA 02451-1547

Attention: General Counsel

E-mail: karen.gledhill@fmc-na.com

Facsimile: (781) 209-4604

With a copy, which shall not constitute notice, to:

Robinson Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

Attention:	Kent McCready and Patrick Bryant
E-mail:	kmccready@robinsonbradshaw.com and

pbryant@robinsonbradshaw.com

Facsimile:	(704) 373-3966

(b)	If to the Company:

NxStage Medical, Inc.

350 Merrimack St.

Lawrence, MA 01843

Attention: General Counsel

E-Mail: wswan@nxstage.com

Facsimile: (978) 687-4825

With a copy, which shall not constitute notice, to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention:	Zachary Blume
Timothy McCrystal
Facsimile:	(617) 951-7050
Telephone:	(617) 951-7000
Email:	Zachary.Blume@ropesgray.com
Timothy.McCrystal@ropesgray.com

Section 8.5 Interpretation.     When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation” or “but not limited to.” As used in this Agreement, the terms “affiliates” and “associates” shall have the meanings set forth in Rule 12b-2 of the Exchange Act. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Any definition of or reference to any Contract herein shall be construed as referring to such Contract as from time to time amended, supplemented or otherwise modified (except for any Contracts required to be included on the Company Disclosure Schedule). When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries, successors and assigns of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document. The words “hereof,” “herein,” “hereinafter” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The term “or” has the inclusive meaning represented by the phrase “and/or.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” The term “dollars” and character “$” shall mean United States dollars. Any reference herein or in the

Company Disclosure Schedule to documents having been furnished, delivered, made available or disclosed to Parent, Merger Sub or their respective Representatives, or words of similar import, shall be deemed to include such documents as were made available and accessible to Parent and Parent’s Representatives for their review by posting to the electronic data room used in connection with this Agreement. The listing of any matter on the Company Disclosure Schedule shall not be deemed to constitute an admission by the Company, or to otherwise imply, that any such matter is material, is outside the ordinary course of business, is required to be disclosed by the Company under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation by the Company of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in the Company Disclosure Schedule be deemed or interpreted to expand the scope of the Company’s representations, warranties or covenants set forth in this Agreement.

Section 8.6 Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.7 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 7.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof. For the avoidance of doubt, the Confidentiality Agreement will survive any termination of this Agreement.

(b) Except as provided in Section 5.5, this Agreement (including the Company Disclosure Schedule) is not intended to confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.8 Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger are not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.9 Governing Law; Jurisdiction.    This Agreement, and any Legal Proceeding arising out of, relating to, or in connection with this Agreement, shall be governed by, and construed in accordance with, the of the State of Delaware without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware, regardless of the Law that might otherwise govern under applicable principles of conflicts of laws thereof. In any Legal Proceeding between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.4.

Section 8.10 Waiver of Jury Trial.    EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11 Assignment.    This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. No assignment by any Party shall relieve such Party of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement shall be binding upon, inure to the benefit of and be Enforceable by the Parties and their respective successors and assigns.

Section 8.12 Enforcement; Remedies.

(a) Subject to Section 7.2(c), except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy.

(b) Each Party to this Agreement agrees that, in the event of any breach or threatened breach by another Party of any covenant, obligation or other provision set forth in this Agreement (i) such Party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to (A) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (B) an injunction restraining such breach or threatened breach, and (ii) such Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

(c) The Parties’ rights in this Section 8.12 are an integral part of the Transactions and, subject to Section 7.2(c), each Party hereby waives any objections to any remedy referred to in this Section 8.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party.

Section 8.13 Non-Recourse.    Any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against Persons that are expressly named as Parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, stockholders, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates or Representatives shall have any liability hereunder or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or for any action, suit, arbitration, claim, litigation, investigation or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party hereto.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

FRESENIUS MEDICAL CARE HOLDINGS, INC.

By	/s/ WILLIAM J. VALLE
Name: William J. Valle
Title: Chief Executive Officer

BROADWAY RENAL SERVICES, INC.

By	/s/ WILLIAM J. VALLE
Name: William J. Valle
Title: Chief Executive Officer

NxSTAGE MEDICAL, INC.

By	/s/ JEFFREY H. BURBANK
Name: Jeffrey H. Burbank
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX I

CERTAIN DEFINITIONS

For the purposes of this Agreement, the term:

“510(k)s” has the meaning set forth in Section 2.17(a).

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement shall not be required to contain standstill provisions that restrict a Person from making a confidential Company Competing Proposal to the Company Board.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 4.2(a).

“Book-Entry Shares” has the meaning set forth in Section 1.4(b).

“Business Days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act; provided, however, that a day on which banks in New York City are authorized or obligated by Law or executive order to close shall not be a “Business Day.”

“Capital Expenditure Budget” has the meaning set forth in Section 4.1(b)(viii).

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 1.4(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plans” has the meaning set forth in Section 5.8(d).

“Company Assets” has the meaning set forth in Section 5.3(c).

“Company Benefit Plan” has the meaning set forth in Section 2.8(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 2.3(a).

“Company Bylaws” means the bylaws of the Company, as amended and restated and in effect as of the date of this Agreement.

“Company Capitalization Date” has the meaning set forth in Section 2.2(a).

“Company Certificate” means the Certificate of Incorporation of the Company as amended, amended and restated and supplemented and in effect on the date of this Agreement.

“Company Change of Recommendation” has the meaning set forth in Section 4.2(a).

“Company Competing Proposal” means any proposal or offer made by a Person or group (other than a proposal or offer by Parent or any of its Subsidiaries) at any time, including any amendment or modification to any existing proposal or offer, relating to, whether in one transaction or a series of related transactions (or which is otherwise structured to permit) (i) such Person or group to acquire direct or indirect beneficial ownership of more than twenty percent (20%) of the assets (as determined on a book value basis) of, equity interest in, or businesses of, the Company (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-

step transaction or series of related transactions), or (ii) a merger, consolidation, recapitalization or other transaction that results in the stockholders of the Company immediately preceding such transaction holding less than eighty percent (80%) of the equity interests of the surviving or resulting entity of such transaction, in each case other than the Transactions.

“Company Disclosure Schedule” has the meaning set forth in Article II.

“Company Equity Awards” has the meaning set forth in Section 1.7(a).

“Company Equity Plans” means the Company’s 2005 Stock Incentive Plan, as amended and in effect as of the date hereof, and the Company’s Amended and Restated 2014 Omnibus Incentive Plan, as amended and in effect as of the date hereof.

“Company Governing Documents” means the Company Bylaws and the Company Certificate.

“Company Intervening Event” means a material Effect that occurs or arises after the date of this Agreement (a) that was not known to or reasonably foreseeable by the Company Board, as of the date of this Agreement and (b) that does not relate to any Company Competing Proposal or any matter relating thereto or consequence thereof.

“Company Leased Real Property” has the meaning set forth in Section 2.14(b).

“Company Material Adverse Effect” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any change generally affecting United States or global economic, political or market conditions; (b) any change generally affecting the medical device industry; (c) any change in GAAP or interpretation thereof; (d) any change in any applicable Law (including with respect to Taxes) or enforcement of existing Laws; (e) any pronouncements, approvals, issuances or regulations of the FDA or other Governmental Entity regulating healthcare matters; (f) any changes in Medicare regulations, policies, practices or rates, or how such regulations, policies, practices or rates are implemented through Medicare Administrative Contractors, relating to any current or future products and services of the Company or any of the Company Subsidiaries; (g) any change in the trading price, or change in the trading volume, of Shares, in and of itself (it being understood that the Effects giving rise or contributing to such changes that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (h) any reduction in the Company’s revenues or any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (it being understood that the Effects giving rise or contributing to such reduction or failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (i) any pronouncement or order of the FDA or any other Governmental Entity with respect to any pending or future submission of the Company to such Governmental Entity or the issuance of any deficiencies or requests for additional information or submissions before such Governmental Entity will consider such submissions, but only to the extent any such pronouncements, orders, issuances or requests relate to the Company’s submissions with respect to (1) its FDA filing for System One solo use indication without caregiver support or (2) its phosphate-containing dialysate submission; (j) any recall of any product of the Company or its Subsidiaries pursuant to a recall or withdrawal of the type described on Section 1.1 of the Company Disclosure Schedule; (k) any Effects relating to any current or potential products and services of any competitors of the Company or any of the Company Subsidiaries; (l) any action taken by any Party pursuant to and in compliance with the covenants set forth in Section 5.3, and the consequences that are proximately caused by any such action; (m) any act of war, terrorism or sabotage; (n) any natural disaster or other act of God; (o) the announcement, pendency, and performance of this Agreement and the Merger (including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company, (A) at the request of or with the prior written consent of Parent or Merger Sub or (B) due to Parent unreasonably withholding, delaying or conditioning any consent requested by the Company pursuant to

Section 4.1), including any resulting loss of, or adverse change in (including with respect to purchasing or supply), the relationships of the Company with its customers, suppliers, patients, employees or other third parties proximately caused by the announcement, pendency, or performance of this Agreement and the Transactions; (p) any material change from the past practices of Parent and its Subsidiaries, in their capacity as customers of the Company and the Company Subsidiaries, with respect to the dollar volume or timing of their orders of the products of the Company and the Company Subsidiaries (it being understood that the Effects giving rise or contributing to such change in orders that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account); (q) the initiation or settlement of any Legal Proceedings arising out of or related to this Agreement or the Merger commenced by or involving any Governmental Entity or any current or former holder of Shares (on their own or on behalf of the Company); provided, further, however that any Effect referred to in clauses (a) through (e) and clauses (m) and (n) shall be taken into account in determining whether there has been a Company Material Adverse Effect to the extent that such Effect has a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other entities operating in the medical device industry; and provided, further that notwithstanding the foregoing, following the first anniversary of the date of this Agreement, no Effect shall constitute a Company Material Adverse Effect unless due to a material breach by the Company hereunder; or (ii) any Effect that, individually or in the aggregate, would prevent or would reasonably be expected to prevent the Company’s ability to consummate the Merger.

“Company Material Contracts” has the meaning set forth in Section 2.15(a).

“Company Owned Real Property” has the meaning set forth in Section 2.14(a).

“Company Performance Share” has the meaning set forth in Section 1.7(a).

“Company Permits” has the meaning set forth in Section 2.6(b).

“Company Permitted Liens” has the meaning set forth in Section 2.14(a).

“Company Restricted Share” has the meaning set forth in Section 1.7(a).

“Company RSU” has the meaning set forth in Section 1.7(a).

“Company SEC Documents” has the meaning set forth in Section 2.4(a).

“Company Stockholders Meeting” has the meaning set forth in Section 5.1(b).

“Company Stock Option” has the meaning set forth in Section 1.7(a).

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a written Company Competing Proposal that the Company Board determines in good faith to be bona fide (with references to 20% and 80% being deemed to be replaced with references to 50%), not resulting from a material breach of Section 4.2 of this Agreement, which the Company Board or a duly authorized committee thereof, determines in good faith after consultation with the Company’s outside legal and financial advisors to be more favorable to the stockholders of the Company than the Transactions, taking into account all relevant factors (including the financing (including availability thereof) and regulatory aspects of such Company Competing Proposal, the identity of the Person(s) making the proposal, the likelihood and timing of consummation thereof (as compared to the Transactions) and all other terms and conditions of such Company Competing Proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such Company Competing Proposal or otherwise and whether such proposed changes are irrevocable)).

“Confidentiality Agreement” means that certain letter agreement, dated June 19, 2017, between Parent and the Company regarding the treatment of information exchanged and discussions in connection with the parties’ consideration of a possible transaction, including the Transactions, as amended on July 6, 2017, July 11, 2017, July 14, 2017 and July 16, 2017 and as amended or supplemented thereafter.

“Constituent Corporations” has the meaning set forth in Section 1.1.

“Continuing Employees” has the meaning set forth in Section 5.8(a).

“Contract” means any written agreement, contract, subcontract, settlement agreement, lease, sublease, legally binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“D&O Insurance” has the meaning set forth in Section 5.5.

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 1.6(a).

“DOJ” means the United States Department of Justice.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 1.2.

“End Date” has the meaning set forth in Section 7.1(d), provided that upon and following any extensions of such End Date as permitted in Section 7.1(d), “End Date” shall thereafter mean the time and date to which such previous End Date has been extended.

“Enforceable” means, with respect to any Contract stated to be Enforceable by or against any Person, that such Contract is enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Law of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).

“Environmental Law” means any and all applicable Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or Release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 1.7(i).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the Company’s revolving credit facility pursuant to that certain Credit Agreement, dated as of June 9, 2014, among the Company and certain of the Company Subsidiaries, Capital One Financial Corporation and Silicon Valley Bank, as amended and in effect on the date hereof.

“Expenses” means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of Company stockholders and Company stockholder approvals, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“FDA” has the meaning set forth in Section 2.17(a).

“FDA Permits” has the meaning set forth in Section 2.17(a).

“FTC” means the Federal Trade Commission.

“GAAP” has the meaning set forth in Section 2.4(b).

“Governmental Approvals” has the meaning set forth in Section 5.3(a).

“Governmental Entity” means (a) any national, federal, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any public international governmental organization, or (c) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, PCBs, dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“HSR Act” has the meaning set forth in Section 2.3(d).

“Indebtedness” means, with respect to any Person, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments; (c) net obligations of such Person under any interest rate swap, currency swap, forward currency or interest rate Contracts or other interest rate or currency hedging arrangements; (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases; (f) synthetic lease obligations; and (g) any guarantee (other than customary nonrecourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided, however, that Indebtedness shall not include any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness.

“Indemnified Parties” has the meaning set forth in Section 5.5.

“Intellectual Property” means all rights in or to all U.S. or foreign (a) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications, (b) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (c) original works of authorship in any medium of expression, whether or not published, copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (d) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), and (f) domain name registrations and all related user accounts and social networking pages.

“Knowledge of the Company” means the actual knowledge of the Persons set forth on Section 1.1 of the Company Disclosure Schedule.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, directive, ruling, judgment, order, injunction, arbitration award, agency requirement, license, permit or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Legal Proceeding” means any action, dispute, controversy, claim, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, claim, option, right of first refusal, preemptive right, community property interest or restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.4(a)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means the Nasdaq Stock Market LLC.

“Non-Management Employees” has the meaning set forth in Section 4.1(b)(x).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article III.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, prevents or materially delays consummation, or would reasonably be expected to prevent or materially delay consummation, by Parent or Merger Sub of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 1.5(a).

“Payment Fund” has the meaning set forth in Section 1.5(a).

“PCBs” has the meaning set forth in Section 2.7.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Piper” has the meaning set forth in Section 2.19.

“PMAs” has the meaning set forth in Section 2.17(a).

“Pre-Closing Period” has the meaning set forth in Section 4.1.

“Proxy Statement” has the meaning set forth in Section 2.3(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

“Removal, Remedial or Response” actions mean actions to remove, remedy or respond to (i) soil, groundwater or other contamination or (ii) a Release, in either case as those actions may be required by Environmental Laws or by Governmental Entities.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of Parent or the Company, as applicable, and its respective Subsidiaries.

“Required Company Stockholder Vote” has the meaning set forth in Section 2.3(b).

“Reverse Termination Fee” has the meaning set forth in Section 7.2(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 2.4(a).

“Scheduled Assets” means those assets described on Section 5.3(c) of the Company Disclosure Schedule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” has the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person (including by, with or through any Subsidiaries of such Person), or (b) at least 50% of the outstanding equity or financial interests of such corporation or other organization is directly or indirectly owned or controlled by such Person (including by, with or through any Subsidiaries of such Person) or (c) with respect to a partnership or limited liability company, such Person or any other Subsidiary of such Person is a general partner or managing member of, or otherwise controls, such partnership or limited liability company.

“Superior Proposal Acquisition Agreement” shall mean a written definitive acquisition agreement providing for a Company Superior Proposal entered into by and between the Company and the Person making a Company Superior Proposal.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “supermajority,” “moratorium” “interested party,” “affiliate transactions” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity or domestic or foreign taxing authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” has the meaning set forth in Section 7.2(b)(i).

“Transactions” means all of the transactions contemplated by this Agreement, including the Merger.

“U.S. Company Benefit Plans” has the meaning set forth in Section 2.8(a).

“Willful Breach” means an intentional and willful material failure to perform an agreement or covenant contained in this Agreement that is the consequence of an act or omission by the breaching party.

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NxSTAGE MEDICAL, INC.

FIRST:    The name of the Corporation is NxStage Medical, Inc.

SECOND:    The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is ten thousand shares, all off which shares shall be designated “Common Stock”. The shares of Common Stock shall have a par value of $0.001 per share. The holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, and (ii) in the event of any dissolution, liquidation or winding up of eth Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held. The holders of Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation.

FIFTH:    The Corporation is to have perpetual existence.

SIXTH:    The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the corporation so provide.

SEVENTH:    Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH:    The Corporation shall provide indemnification as follows:

I.

Actions, Suits and Proceedings Other than by or in the Right of the Corporation.    The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably

Exhibit A - 1

believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

II.	Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section II in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware shall deem proper.

III.	Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections I and II of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith.

IV.

Notification and Defense of Claim.    As a condition precedent to an Indemnitee’s right to be indemnified, such Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section IV. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless (a) the employment of counsel by Indemnitee has been authorized by the Corporation, (b) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation, or (c) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation

Exhibit A - 2

on Indemnitee without Indemnitee’s written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its consent to any proposed settlement.

V.	Advance of Expenses. Subject to the provisions of Section VI of this Article EIGHTH, in the event of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by or on behalf of Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article; and further provided that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section VI) that (i) Indemnitee did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, or (ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

VI.	Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section I, II, III or V of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of Indemnitee, unless (i) the Corporation has assumed the defense pursuant to Section IV of this Article EIGHTH (and none of the circumstances described in Section IV of this Article EIGHTH that would nonetheless entitle the Indemnitee to indemnification for the fees and expenses of separate counsel have occurred) or (ii) the Corporation determines within such 60-day period that Indemnitee did not meet the applicable standard of conduct set forth in Section I, II or V of this Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section I or II only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section I or II, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

VII.	Remedies. The right to indemnification or advancement of expenses as granted by this Article shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section VI of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee’s expenses (including attorneys’ fees) reasonably incurred in connection with successfully establishing Indemnitee’s right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

VIII.

Limitations.    Notwithstanding anything to the contrary in this Article, except as set forth in Section VII of the Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article, the Corporation shall not indemnify an Indemnitee to the

Exhibit A - 3

extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, such Indemnitee shall promptly refund indemnification payments to the Corporation to the extent of such insurance reimbursement.

IX.	Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

X.	Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

XI.	Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

XII.	Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

XIII.	Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

XIV.	Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

*    *    *

Exhibit A - 4

EXHIBIT B

THIRD AMENDED AND RESTATED

BY-LAWS

OF

NxSTAGE MEDICAL, INC.

ARTICLE I.

OFFICES

Section 1.    The registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2.    The corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 1.    All meetings of the stockholders for the election of Directors shall be held at the principal office of the corporation or at such other place either within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting. Meetings of stockholders for any other purpose may be held at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2.    Annual meetings of stockholders shall be held at such date, time and place as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting, at which the stockholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

Section 3.    Written notice of the annual meeting stating the place, date and hour of the meeting shall be given to each stockholder entitled to vote at such meeting not fewer than ten nor more than sixty days before the date of the meeting.

Section 4.    The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 5.    Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the president and shall be called by the president or secretary at the request in writing of at least two members of the Board of Directors, or at the request in writing of stockholders owning at least 20 percent in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting.

Section 6.    Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Exhibit B - 1

Section 7.    Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 8.    The holders of a majority of the shares of all classes and series of capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 9.    When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the statutes or of the certificate of incorporation, a different vote is required in which case such express provision shall govern and control the decision of such question.

Section 10.    Unless otherwise provided in the certificate of incorporation, each stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Section 11.    Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

ARTICLE III.

DIRECTORS

Section 1.    The number of Directors which shall constitute the whole Board shall be determined by resolution of the Board of Directors or by the stockholders, and the initial Board shall consist of three Directors. The Directors shall be elected at the annual meeting of the stockholders, and each Director elected shall hold office until his or her successor is elected and qualified.

Section 2.    The business of the corporation shall be managed by or under the direction of its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the certificate of incorporation or by these by-laws directed or required to be exercised or done by the stockholders.

Section 3.    The Board of Directors of the corporation may hold meetings, both regular and special, either within or without the State of Delaware.

Section 4.    Regular meetings of the Board of Directors may be held at such time and at such place as shall from time to time be determined by the Board.

Section 5.    Special meetings of the Board may be called by the president on one day’s notice to each Director, either personally or by mail or by telegram; special meetings shall be called by the president or

Exhibit B - 2

secretary in like manner and on like notice on the written request of two Directors unless the Board consists of fewer than three Directors; in which case special meetings shall be called by the president or secretary in like manner and on like notice on the written request of any Director.

Section 6.    At all meetings of the Board a majority of the Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors then in office shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the certificate of incorporation. If a quorum shall not be present at any meeting of the Board of Directors the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 7.    Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

Section 8.    Unless otherwise restricted by the certificate of incorporation or these by-laws, members of the Board of Directors may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 9.    The Board of Directors may by resolution designate one or more committees, each committee to consist of one or more of the Directors of the corporation. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.

Section 10.    Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

Section 11.    There may be a chairman of the Board of Directors elected by the Directors from their number at any meeting of the Board of Directors. The chairman shall preside at all meetings of the Board of Directors and perform such other duties as may be directed by the Board of Directors.

Section 12.    Unless otherwise restricted by the certificate of incorporation or these by-laws, the Board of Directors shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV.

NOTICES

Section 1.    Whenever, under the provisions of the statutes or of the certificate of incorporation or of these by-laws, notice is required to be given to any Director or stockholder, it shall not be construed to mean personal notice, but such notice may be given in writing, by mail, addressed to such Director or stockholder, at his or her address as it appears on the records of the corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Notice to Directors may also be given by facsimile, electronic transmission or private carrier.

Section 2.    Whenever any notice is required to be given under the provisions of the statutes or of the certificate of incorporation or of these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

Exhibit B - 3

ARTICLE V.

OFFICERS

Section 1.    The officers of the corporation shall be chosen by the Board of Directors and may include a president, a vice-president, a secretary and a treasurer. The Board of Directors may also choose additional vice-presidents, and one or more assistant secretaries and assistant treasurers. Any number of offices may be held by the same person, unless the certificate of incorporation or these by-laws otherwise provide.

Section 2.    The Board of Directors may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

Section 3.    The salaries of all officers and agents of the corporation shall be fixed by the Board of Directors.

Section 4.    The officers of the corporation shall hold office until their successors are chosen and qualify. Any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the Board of Directors. Any vacancy occurring in any office of the corporation shall be filled by the Board of Directors.

Section 5.    The president shall be the chief executive officer of the corporation, shall preside at all meetings of the stockholders, shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

Section 6.    The president shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the corporation.

Section 7.    In the absence of the president or in the event of the president’s inability or refusal to act, the vice-president (or in the event there be more than one vice-president, the vice-presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election) shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all the restrictions upon the president. The vice-presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 8.    The secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the corporation and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and all meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or president, under whose supervision he shall be. The secretary shall have custody of the corporate seal of the corporation and the secretary, or an assistant secretary, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the secretary’s signature or by the signature of such assistant secretary. The Board of Directors may give general authority to any other officer to affix the seal of the corporation.

Section 9.    The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 10.    The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

Exhibit B - 4

Section 11.    The treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all transactions effected by, and of the financial condition of, the corporation.

Section 12.    If required by the Board of Directors, the treasurer shall give the corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of treasurer and for the restoration to the corporation, in case of the treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the corporation.

Section 13.    The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

ARTICLE VI.

CERTIFICATES FOR SHARES

Section 1.    The shares of the corporation shall be represented by a certificate, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the chairperson of the Board of Directors, the president, any vice president, the treasurer, any assistant treasurer, the secretary and any assistant secretary shall be an authorized officer for such purpose), certifying the number of shares owned by such holder in the corporation.

Section 2.    Any of or all the signatures on a certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 3.    The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or such owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the corporation an indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

Section 4.    Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares such uncertificated shares shall be canceled and issuance of new equivalent uncertificated shares or certificated shares shall be made to the person entitled thereto and the transaction shall be recorded upon the books of the corporation.

Section 5.    In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing

Exhibit B - 5

without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.    The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VII.

GENERAL PROVISIONS

Section 1.    Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

Section 2.    Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Directors shall think conducive to the interest of the corporation, and the Directors may modify or abolish any such reserve in the manner in which it was created.

Section 3.    All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

Section 4.    The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

Section 5.    The corporate seal shall have inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE VIII.

FORUM SELECTION

Section 1.    Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the corporation, (2) any action asserting a claim of breach of fiduciary duty owed by any current or former director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, or a claim for aiding and abetting any such breach, (3) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or these by-laws or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim governed by the internal affairs doctrine. If the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the State of Delaware shall be the sole and exclusive forum for the matters described in clauses (1) through (4) of this Section 1 of Article VIII. Any person or entity purchasing or otherwise acquiring or holding any interest in shares

Exhibit B - 6

of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 1 of Article VIII and waived any argument relating to the inconvenience of the forums referenced above in connection with any matter described in clauses (1) through (4) of this Section 1 of Article VIII.

If any provision or provisions of this Section 1 of Article VIII shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of this Section 1 of Article VIII (including, without limitation, each portion of any sentence of this Section 1 of Article VIII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.

ARTICLE IX

AMENDMENTS

Section 1.    These by-laws may be altered, amended or repealed or new by-laws may be adopted by the stockholders or by the Board of Directors.

Exhibit B - 7

Annex B

800 Nicollet Mall, Minneapolis, MN 55402
Tel: 612-303-6000	Tel: 800-333-6000	Fax: 612-303-1036
Piper Jaffray & Co. Since 1895. Member SIPC and NYSE.

August 5, 2017

Board of Directors

NxStage Medical, Inc.

350 Merrimack St.

Lawrence, MA 01843

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.001 per share (“Company Common Stock”), of NxStage Medical, Inc. (the “Company”), of the Merger Consideration (as defined below), pursuant to a draft dated August 5, 2017 of the Agreement and Plan of Merger (the “Agreement”), to be entered into among the Company, Fresenius Medical Care Holdings, Inc. (the “Acquiror”) and Broadway Renal Services, Inc. (the “Merger Sub”), a newly formed wholly-owned subsidiary of the Acquiror. The Agreement provides for, among other things, the merger (the “Merger”) of the Merger Sub with and into the Company, pursuant to which each outstanding share of Company Common Stock, other than shares of Company Common Stock (i) held in treasury or owned by the Acquiror, (ii) held by Acquiror, Merger Sub or any wholly owned subsidiary of Acquiror, or (iii) Dissenting Shares (as such term is defined in the Agreement), will be converted into the right to receive $30.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In arriving at our opinion, we have:    (i) reviewed and analyzed the financial terms of a draft dated August 5, 2017 of the Agreement; (ii) reviewed and analyzed certain financial and other data with respect to the Company which was publicly available, (iii) reviewed and analyzed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company that were publicly available, as well as those that were furnished to us by the Company; (iv) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (ii) and (iii) above, as well as its business and prospects before and after giving effect to the Merger; (v) reviewed the current and historical reported prices and trading activity of Company Common Stock and similar information for certain other companies deemed by us to be comparable to the Company; (vi) compared the financial performance of the Company with that of certain other publicly-traded companies that we deemed relevant; (vii) reviewed the financial terms, to the extent publicly available, of certain business combination transactions that we deemed relevant; and (viii) conducted a discounted cash flow analysis on the Company based on projections that were prepared by Company management. In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of the Company that the financial information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to the

NxStage Medical, Inc.

August 5, 2017

Company, and on the assumptions of the management of the Company, as to all accounting, legal, tax and financial reporting matters with respect to the Company and the Agreement.

In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and (iv) all conditions to the consummation of the Merger will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or the contemplated benefits of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that neither the Company nor the Acquiror is party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture or spin-off, other than the Merger.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company Common Stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

We have not been requested to, and did not, solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction.

We have been engaged by the Company to act as its financial advisor and we will receive a fee from the Company for providing our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion. Our opinion fee is not contingent upon the consummation of the Merger or the conclusions reached in our opinion. The Company has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company and the Acquiror for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We may also, in the future, provide investment banking and financial advisory services to the Company, the Acquiror or entities that are affiliated with the Company or the Acquiror, for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, Piper Jaffray has adopted policies and procedures to establish and maintain the independence of Piper Jaffray’s Research Department and personnel. As a result, Piper Jaffray’s research analysts may hold opinions, make statements or recommendations, and/or publish research reports with respect to the Company and the Merger and other participants in the Merger that differ from the views of Piper Jaffray’s investment banking personnel.

NxStage Medical, Inc.

August 5, 2017

This opinion is provided to the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should act or vote with respect to the Merger or any other matter. Except with respect to the use of this opinion in connection with any communication with the stockholders of the Company relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Piper Jaffray Opinion Committee.

This opinion addresses solely the fairness, from a financial point of view, to holders of Company Common Stock of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, the merits of the Merger relative to any alternative transaction or business strategy that may be available to the Company, Acquiror’s ability to fund the merger consideration, any other terms contemplated by the Agreement or the fairness of the Merger to any other class of securities, creditor or other constituency of the Company. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Merger, or any class of such persons, relative to the compensation to be received by holders of Company Common Stock in the Merger or with respect to the fairness of any such compensation.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than (i) any wholly owned Subsidiary of the Company, or (ii) the Acquiror, the Merger Sub and their respective affiliates, if any) as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex C

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l ) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Proxy Submission Instructions

You can submit a proxy by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two proxy submission methods outlined below to submit your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by
11:59 p.m., Eastern Time, on October 26.

Submit a proxy by Internet
•	Log on to the Internet and go to www.investorvote.com/NXTM
•	Follow the steps outlined on the secured website.

Submit a proxy by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

+

A	Proposals — The Board of Directors recommends a vote FOR all the proposals.

	For	Against	Abstain	For	Against	Abstain

1. To adopt the Agreement and Plan of Merger, dated August 7, 2017, as it may be amended from time to time, by and among NxStage, Fresenius Medical Care Holdings, Inc., a New York corporation, which we refer to as Fresenius, and Broadway Renal Services, Inc., a Delaware corporation and wholly-owned subsidiary of Fresenius, which we refer to as Merger Sub, pursuant to which Merger Sub would merge with and into NxStage;

	☐	☐	☐

2. To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to NxStage’s named executive officers in connection with the merger, as described in the accompanying proxy statement; and

				☐	☐	☐

3. To approve an adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are insufficient votes to approve Proposal 1 at the special meeting.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Special Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

             02ODNA

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. PROXY STATEMENT AT:

http://ir.nxstage.com/special-proxy.cfm

▼  IF YOU HAVE NOT SUBMITTED A PROXY VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NxStage Medical, Inc. SPECIAL MEETING OF STOCKHOLDERS	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Matthew W. Towse and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2017 Special Meeting of Stockholders of NxStage Medical, Inc. to be held on Friday, October 27 at 10:00 a.m., Eastern Time, at the offices of Ropes & Gray LLP at 800 Boylston Street, Boston, Massachusetts, 02199, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Special Meeting, and, in their discretion, upon any other matters which may properly come before the Special Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

UNLESS YOU INTEND TO SUBMIT A PROXY FOR YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET PROXY SUBMISSION INSTRUCTIONS.

If you submit a proxy by telephone or the Internet, please DO NOT mail back this proxy card.

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

⬛	IF SUBMITTING A PROXY BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+